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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
WATER PIK TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Water Pik Technologies, Inc. common stock, $0.01 par value.
	(2)	Aggregate number of securities to which transaction applies: Common stock: (including restricted stock units): 12,444,428 Options to purchase common stock: 1,755,542
(3)	Per unit price or other underlying value of transaction computed under Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of
(1) 12,444,428 shares of Company common stock (including 153,690 restricted stock units that will vest in the merger) multiplied by $27.75 per share,
(2) 1,712,542 options held by Company employees and 43,000 options held by Company directors to purchase shares of Company common stock with the exercise prices less than $27.75 per share, multiplied by $18.27 per share and $20.29 per share, respectively (which is the difference between $27.75 and the weighted average exercise prices per share of such options), and
(3) $3,622,790, representing the estimated payout in connection with the merger for outstanding performance share awards. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.000107 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $381,116,280
	(5)	Total Fee Paid: $40,780
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PROPOSED CASH MERGER—YOUR VOTE IS VERY IMPORTANT

        February 21, 2006

Dear Fellow Stockholder:

        The Board of Directors of Water Pik Technologies, Inc. ("Water Pik" or the "Company") has unanimously approved a merger providing for the acquisition of the Company by Coast Acquisition Corporation, an entity currently owned by affiliates of The Carlyle Group and Zodiac S.A. If the merger is completed, you will be entitled to receive $27.75 in cash, without interest, for each share of the Company's common stock you own.

        You will be asked, at a special meeting of the Company's stockholders, to adopt the merger agreement, among other matters. The Board of Directors of Water Pik has unanimously approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement and has unanimously declared that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company's stockholders. The Board of Directors unanimously recommends that the Company's stockholders vote "FOR" the adoption of the merger agreement.

        The special meeting to consider and vote upon the adoption of the merger agreement will be held on April 5, 2006, beginning at 9:00 a.m., Pacific Daylight Time, at Gateway Plaza, 170 Newport Center Drive, Suite 100, Newport Beach, California 92660.

        The proxy statement provides information about the merger agreement, the merger and the related transactions, and the special meeting. We urge you to read the entire proxy statement carefully, including the appendices and materials incorporated by reference, as it sets forth the details of the merger agreement and other important information related to the merger, including the factors considered by our Board of Directors. You may also obtain additional information from documents filed by Water Pik with the Securities and Exchange Commission.

        Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Water Pik common stock entitled to vote. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement. Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or submit a proxy through the internet or by telephone as described on the enclosed proxy card. This action will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

        Thank you for your cooperation and continued support.

Sincerely,

Michael P. Hoopis President and Chief Executive Officer	Robert P. Bozzone Chairman of the Board

        This proxy statement is dated February 21, 2006 and is first being mailed to stockholders of Water Pik on or about February 24, 2006.

WATER PIK TECHNOLOGIES, INC.
23 Corporate Plaza, Suite 246
Newport Beach, California 92660

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Meeting Date:	April 5, 2006
Time:	9:00 a.m., Pacific Daylight Time
Place:	Gateway Plaza 170 Newport Center Drive, Suite 100 Newport Beach, California 92660
Record Date:	February 17, 2006

Agenda

  (1)
  To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 6, 2006, among Water Pik Technologies, Inc. ("Water Pik"), Coast Acquisition Corporation ("Parent") and Coast Merger Corporation ("Merger Co"), as it may be amended from time to time, pursuant to which Merger Co will be merged with and into Water Pik, with Water Pik surviving as a wholly-owned subsidiary of Parent;

  (2)
  To consider and vote upon a proposal to adjourn the special meeting to a later date (a) to solicit additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes for adoption of the merger agreement at the special meeting or (b) that Water Pik believes is reasonably likely to be closer in time to the likely closing date of the merger; and

  (3)
  To consider such other business properly brought before the special meeting or any adjournments or postponements of the special meeting.

Adjournments and Postponements

        Any action on the items of business described above may be considered at the special meeting at the time and on the date specified above or at any time and date to which the special meeting may be properly adjourned or postponed.

Stockholder List

        A list of stockholders entitled to vote will be available at the special meeting and during ordinary business hours for ten days prior to the meeting at our corporate offices, 23 Corporate Plaza, Suite 246, Newport Beach, California 92660, for examination by any stockholder for any legally valid purpose related to the meeting.

Admission to the Meeting

        Stockholders who owned shares of our common stock at the close of business on Friday, February 17, 2006, or their authorized representatives by proxy, are entitled to attend and vote at the special meeting. If your shares are held through an intermediary such as a broker or a bank, you should present proof of your ownership as of the record date, such as a recent account statement reflecting your holdings as of February 17, 2006, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

                      By order of the Board of Directors,

                      Richard D. Tipton
                       Secretary

Dated: February 21, 2006

i

Conditions to the Merger	64
Termination of the Merger Agreement	66
Notice of Termination; Effect of Termination	67
Termination Fees and Expenses	67
Amendment	68
Waiver	68
Assignment	68
Specific Performance	68
APPRAISAL RIGHTS	69
MARKET PRICE OF THE COMPANY'S COMMON STOCK	73
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	74
ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)	77
FUTURE STOCKHOLDER PROPOSALS	77
OTHER MATTERS	77
Other Business at the Special Meeting	77
Delivery of this Proxy Statement	78
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION	78

ANNEX A	Agreement and Plan of Merger, dated as of January 6, 2006, among Water Pik Technologies, Inc., Coast Acquisition Corporation and Coast Merger Corporation
ANNEX B	Opinion of J.P. Morgan Securities, Inc.
ANNEX C	Opinion of Houlihan Lokey Howard & Zukin
ANNEX D	Section 262 of the General Corporation Law of the State of Delaware

ii

SUMMARY TERM SHEET

        This summary provides a brief description of the material terms of the merger agreement, the merger and certain related agreements. This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the information incorporated by reference and the information in the appendices. Each item in this summary includes a page reference directing you to a more complete description of that item.

        References in this proxy statement, unless the context requires otherwise, to "Water Pik," the "Company," "we," "our," "ours," and "us" refer to Water Pik Technologies, Inc. and our consolidated subsidiaries. The term "Parent" refers to Coast Acquisition Corporation. The term "Zodiac" refers to Zodiac S.A. The term "Merger Co" refers to Coast Merger Corporation. The term "Carlyle Fund" refers collectively to Carlyle Europe Partners II, L.P. and CEP Participations SARL, affiliates of The Carlyle Group.

•
Parties to the Merger.    Water Pik is a leader in designing, manufacturing and marketing a broad range of well-recognized swimming pool and personal health care products. Water Pik operates in two business segments — the Pool Products segment and the Personal Health Care segment. Coast Acquisition Corporation is a Delaware corporation that was formed by the Carlyle Fund on December 29, 2005 and at the effective time of the merger is expected to be owned 80 percent by the Carlyle Fund and 20 percent by Zodiac, an industrial company listed on the Paris Stock Exchange. Coast Acquisition Corporation was formed for the sole purpose of acquiring all of the fully-diluted capital stock of Water Pik through the merger of its wholly-owned subsidiary, Coast Merger Corporation, with Water Pik, and obtaining the related financing. Coast Merger Corporation is a Delaware corporation formed on December 29, 2005. See "The Parties to the Merger" on page 11.

•
The Merger.    You are being asked to vote to adopt a merger agreement providing for the acquisition of Water Pik by Parent. Pursuant to the merger agreement, Merger Co will merge with and into Water Pik (the "merger"). Water Pik will be the surviving corporation in the merger and a wholly-owned subsidiary of Parent. See "The Merger Agreement — Structure of the Merger" on page 52.

•
Board Recommendation.    The Company's Board of Directors unanimously recommends that Water Pik's stockholders vote "FOR" the adoption of the merger agreement. See "The Merger — Recommendation of the Company's Board of Directors and Reasons for the Merger" beginning on page 20.

•
Merger Consideration.    If the merger is completed, you will be entitled to receive $27.75 in cash, without interest, for each share of our common stock that you own. See "The Merger Agreement — Consideration to be Received in the Merger" on page 53.

•
Treatment of Outstanding Options.    Immediately before the effective time of the merger, all outstanding options to acquire Water Pik common stock will become fully vested and immediately exercisable. Unless otherwise agreed between a holder and Parent, all options not exercised before the merger will be cancelled and converted into a right to receive an amount of cash equal to the amount by which $27.75 exceeds the exercise price of each share of Water Pik common stock underlying the options multiplied by each share of stock subject to the option, which payment shall be subject to applicable withholding taxes. See "The Merger Agreement — Consideration to be Received in the Merger — Stock Options, Restricted Stock and Deferred Stock Units" on page 53.

•
Treatment of Other Equity Awards.    At the effective time of the merger, all restricted stock and deferred stock units then outstanding will become immediately vested and be converted into the right to receive cash equal to $27.75 per share subject to the award. Each performance share that Water Pik has, subject to certain specified criteria being satisfied, agreed to issue but not yet issued immediately before the effective time will be converted into the right to receive cash equal to $27.75 per share. See

  "The Merger Agreement — Consideration to be Received in the Merger — Stock Options, Restricted Stock and Deferred Stock Units" on page 53.

•
Procedure for Receiving Merger Consideration.    As soon as practicable after the effective time of the merger, an exchange agent appointed by Parent will mail a letter of transmittal and instructions to all Water Pik stockholders. The letter of transmittal and instructions will tell you how to surrender your Water Pik common stock certificates in exchange for the merger consideration, without interest. You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal. See "The Merger Agreement — Payment Procedures" beginning on page 53.

•
No Solicitation of Transactions; Superior Proposal.    The Company is prohibited from soliciting, initiating or knowingly encouraging a competing transaction and from having negotiations with respect to a competing transaction or agreeing to or endorsing any competing transaction. However, before the merger agreement is adopted by stockholders, the Company is permitted to respond to a bona fide, written acquisition proposal from a third party made after the date of the merger agreement, if the Board of Directors determines in good faith after consulting with its financial and legal advisors, that the proposal constitutes or is reasonably likely to result in a superior proposal and that the failure to pursue the proposal is reasonably likely to result in a breach of its fiduciary obligations under applicable law. See "The Merger Agreement — Acquisition Proposals" beginning on page 59.

•
Conditions to Closing.    Before we can complete the merger, a number of conditions must be satisfied or waived (to the extent permitted by law), including receipt of Company stockholder approval and regulatory (including antitrust) approvals, and the absence of any law prohibiting the transaction. The obligation of Parent and Merger Co to effect the merger is additionally subject to the Company's representations and warranties in the merger agreement being true and correct as of the effective time of the merger (except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company); the Company's performance of its obligations under the merger agreement; the absence of any material adverse change with respect to the Company or its business; and the stockholders of the Company not exercising statutory appraisal rights with respect to more than 10 percent of the Company's outstanding shares. The Company's obligation to effect the merger is additionally conditioned on the representations of Parent and Merger Co being true and correct as of the effective time of the merger (except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent); the performance by Parent and the Merger Co of their obligations under the merger agreement; and the receipt by the Company's Board of Directors of a solvency opinion from an appraisal firm engaged by Parent and reasonably acceptable to the Company on which the Company's Board is entitled to rely. See "The Merger Agreement — Conditions to the Merger" beginning on page 64.

•
Termination of the Merger Agreement.    Water Pik and Parent may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Water Pik have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

•
By either Parent or the Company if the merger is not consummated by June 30, 2006 (September 30, 2006 if the reason the merger has not been effected is that antitrust regulatory clearance has not been achieved by June 30, 2006) (the "end date");

•
By either Parent or the Company if a court or other governmental entity has issued a final order prohibiting the merger;

  •
  By Parent before adoption of the merger agreement by the Company's stockholders if the Company's Board of Directors fails to recommend adoption of the merger agreement to the Company's stockholders or withdraws or modifies that recommendation;

  •
  By either Parent or the Company if the other party has breached its representations or warranties or agreements and the breach is not curable by the end date;

  •
  By the Company before adoption of the merger agreement by the Company's stockholders if the Company's Board of Directors determines to pursue a superior proposal from a third party, after the Company has provided Parent three business days to revise the terms of the merger agreement and negotiate in good faith with the Company with respect thereto; and

  •
  By either Parent or the Company if the Company's stockholders fail to adopt the merger agreement.

          See "The Merger Agreement — Termination of the Merger Agreement" beginning on page 66.

•
Termination Fees and Expenses.

•
Company Termination Fee. The Company will be required to pay Parent a fee of $10 million if the merger agreement is terminated:

(1)
because the merger has not been consummated by the end date and (a) the Company stockholder meeting has not occurred (other than due to a breach by Parent of the merger agreement); (b) before such termination, a competing transaction proposal has been made or announced and not withdrawn; and (c) within 12 months after such termination the Company enters into a definitive agreement with respect to any competing transaction proposal;

2)
following the failure of the Company's stockholders to adopt the merger agreement and (a) prior to such termination, a competing transaction proposal has been made or announced and not withdrawn and (b) within 12 months after such termination the Company enters into a definitive agreement with respect to any competing transaction proposal;

(3)
because the Company's Board of Directors fails to recommend adoption of the merger agreement to the Company's stockholders or withdraws or modifies that recommendation; or

(4)
by the Company to pursue a superior proposal.

•
Parent Termination Fee.    In addition, upon termination of the merger agreement by the Company under specified circumstances, Parent will be required to pay the Company a termination fee (the "Parent Termination Fee") of (A) $5 million if at the time of termination all of the mutual conditions to closing and Parent and Merger Co's conditions to closing have been satisfied or validly waived or (B) $10 million if at the time of termination all of the mutual conditions to closing and Parent and Merger Co's conditions to closing have been satisfied or validly waived and Parent or Merger Co have received the debt financing or the lenders have made such financing available, conditioned solely upon consummation of the Merger and receipt of up to $157 million of equity financing. The payment of the Parent Termination Fee and any fees, expenses or interest provided in the guarantees described below would be the sole remedy of the Company against Parent, Merger Co, the guarantors or any of their respective stockholders, partners, members, affiliates, directors, officers or agents for losses suffered as a result of the breach of the merger agreement by Parent or Merger Co or the failure of the merger to be consummated, upon termination of the merger agreement.

  •
  Expenses.    If the merger agreement is terminated following the failure of the Company's stockholders to adopt the merger agreement, the Company has agreed to pay Parent $2 million of Parent's expenses, which will be credited toward termination fees the Company may become obligated to pay under certain circumstances.

          See "The Merger Agreement — Termination Fees and Expenses" beginning on page 67.

•
Guarantees.    Concurrently with the execution of the merger agreement, Carlyle Europe Partners II, L.P. and Zodiac each provided the Company with a guaranty. Under the terms of the Carlyle guaranty, Carlyle Europe Partners II, L.P. guaranteed the payment and performance of 80 percent of Parent's obligation to the Company to pay the Parent Termination Fee, if any up to a maximum of $8 million (plus interest, fees and expenses) and under the terms of the Zodiac guaranty, Zodiac guaranteed the payment and performance of 20 percent of Parent's obligation to the Company to pay the Parent Termination Fee, if any up to a maximum of $2 million (plus interest, fees and expenses). See "The Merger — Guarantees; Remedies" on page 48.

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Regulatory Approvals.    The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules (the "HSR Act") provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On February 13, 2006, the Company and Carlyle Europe Partners II, L.P. made the required filings with the Antitrust Division and the Federal Trade Commission. The applicable waiting period will expire on March 15, 2006, unless early termination is granted with respect to the required filings, or the waiting period is extended by additional request for documentation or information. In addition, the Carlyle Group made the required antitrust filings under German law and Austrian law on February 17, 2006. Except as noted above with respect to the required filings under the HSR Act and the antitrust laws of Germany and Austria and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger. See "The Merger — Regulatory Matters" beginning on page 49.

•
Financing.    Although not a condition to the closing of the merger, Zodiac and the Carlyle Fund anticipate financing a portion of the merger consideration with debt and equity.

•
Parent and Merger Co have received a debt commitment letter from ING Capital LLC, which we refer to as ING, pursuant to which ING has committed to provide up to $290 million in debt financing through term loans and a revolving credit facility for the purpose of financing a portion of the merger consideration, satisfying the transaction costs, fees, charges and expenses related to the merger, repaying certain outstanding indebtedness and providing Water Pik with additional working capital. Parent and Merger Co have also received an equity commitment letter from Zodiac and the Carlyle Fund pursuant to which such parties have committed to provide up to $157 million in equity financing for the purpose of providing a portion of the merger consideration. Funding of the debt and equity financing is subject to the satisfaction of the conditions set forth in the merger agreement and in the commitment letters pursuant to which the financing will be provided. See "The Merger — Financing of the Merger" beginning on page 45.

•
Parent has agreed to use its commercially reasonable efforts to arrange the financings reflected in the debt and equity commitment letters and to satisfy on a timely basis all conditions applicable to Parent and Merger Co to obtain the financings. See "The Merger Agreement — Financing" beginning on page 63.

•
Opinion of J.P. Morgan Securities Inc. In connection with the merger, the Company retained J.P. Morgan Securities, Inc., which we refer to as JPMorgan, as its financial advisor. In deciding to approve the merger agreement, the Company's Board of Directors considered the oral opinion of

  JPMorgan provided to the Company's Board of Directors on January 6, 2006, subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of the Company's common stock in the merger was fair, from a financial point of view, to such holders. The full text of the written opinion of JPMorgan, dated January 6, 2006, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by JPMorgan in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference into this proxy statement. We encourage you to read this opinion carefully in its entirety. JPMorgan provided its opinion for the information and assistance of the Company's Board of Directors in connection with its consideration of the transaction contemplated by the merger agreement. The opinion of JPMorgan does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Pursuant to the terms of its engagement letter with JPMorgan, the Company agreed to pay a fee payable upon consummation of the transaction contemplated by the merger agreement. See "The Merger — Opinion of J.P. Morgan Securities, Inc." beginning on page 23.

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Opinion of Houlihan Lokey Howard & Zukin.    In deciding to approve the merger agreement, the Company's Board of Directors also considered the oral opinion of Houlihan Lokey Howard & Zukin, which we refer to as Houlihan Lokey, provided to the Company's Board of Directors on January 6, 2006, subsequently confirmed in writing, that, based upon and subject to the factors and assumptions set forth in its opinion, and in reliance thereon, as of the date of the opinion, the consideration to be received by the common stockholders of the Company in the merger was fair to them from a financial point of view. The full text of the written opinion of Houlihan Lokey, dated January 6, 2006, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Houlihan Lokey in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated by reference into this proxy statement. We encourage you to read this opinion carefully in its entirety. Houlihan Lokey provided its opinion for the information and assistance of the Company's Board of Directors in connection with its consideration of the transaction contemplated by the merger agreement. The opinion of Houlihan Lokey does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Pursuant to the terms of its engagement letter with Houlihan, the Company agreed to pay a fee, a portion of which was payable upon execution of the engagement letter, and the remainder of which was payable upon delivery of a written opinion by Houlihan. No portion of the fee payable by the Company to Houlihan was conditioned upon consummation of the transaction contemplated by the merger agreement. See "The Merger — Opinion of Houlihan Lokey Howard & Zukin" beginning on page 29.

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Record Date and Voting.    You are entitled to vote at the special meeting if you owned shares of Water Pik common stock at the close of business on Friday, February 17, 2006, the record date for the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were 12,315,184 shares of common stock of Water Pik entitled to be voted. See "The Special Meeting — Record Date and Quorum" on page 13.

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Stockholder Vote Required to Adopt the Merger Agreement.    For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote "FOR" the adoption of the merger agreement. See "The Special Meeting — Vote Required" on page 13.

•
Share Ownership of Directors and Executive Officers.    As of February 17, 2006, the record date, the directors and executive officers of Water Pik held and are entitled to vote, in the aggregate, 998,194 shares of our common stock, representing approximately 8.1 percent of the outstanding shares of our common stock (or 2,516,837 shares, representing approximately 18.2 percent of the outstanding shares, including shares underlying options and stock units exercisable or convertible, respectively, within 60 days of the record date). The directors and executive officers have informed

  Water Pik that they intend to vote all of their shares of our common stock "FOR" the adoption of the merger agreement. Like all our other stockholders, our directors and executive officers will be entitled to receive $27.75 per share in cash for each of their shares of Water Pik common stock, and all of their outstanding stock options will become fully vested and exercisable unless otherwise agreed between the holder of any such option and Parent. See "The Special Meeting — Vote Required" on page 13 and "The Merger— Interests of Certain Persons in the Merger" beginning on page 39.

•
Tax Consequences.    The merger will be a taxable transaction to you if you are a U.S. person. For U.S. federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of appraisal rights) in exchange for your shares of Water Pik common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Water Pik common stock. Under U.S. federal income tax law, you may be subject to information reporting on cash received pursuant to the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28 percent) with respect to the amount of cash received pursuant to the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state and local and/or non-U.S. taxes. See "The Merger — Material U.S. Federal Income Tax Consequences" beginning on page 50.

•
Appraisal Rights.    Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Any holder of our common stock intending to exercise their appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement, must not vote or otherwise submit a proxy in favor of adoption of the merger agreement and must continue to hold the shares of record through the effective time of the merger. A holder's failure to follow exactly the procedures specified under Delaware law will result in the loss of that holder's appraisal rights. See "Appraisal Rights" beginning on page 69 and Annex D — Section 262 of the General Corporation Law of the State of Delaware.

•
Market Price of Water Pik Common Stock.    Our common stock is listed on the New York Stock Exchange under the trading symbol "PIK." On January 6, 2006, which was the last trading day before the announcement of the execution of the merger agreement, the Company's common stock closed at $21.62 per share. On February 17, 2006, which was the last trading day before the date of this proxy statement, the Company's common stock closed at $27.43 per share.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following section provides brief answers to some of the questions that may be raised by the merger agreement and the merger. This section is not intended to contain all of the information that is important to you. You are urged to read the entire proxy statement carefully, including the information in the appendices.

Q:
What is the proposed transaction?

A:
The proposed transaction is the acquisition of the Company by Parent, which is currently owned indirectly by the Carlyle Fund and at the effective time of the merger is expected to be owned 80 percent by the Carlyle Fund and 20 percent by Zodiac, pursuant to the Agreement and Plan of Merger, dated as of January 6, 2006, among Water Pik, Merger Co and Parent, as it may be amended from time to time. Once the merger agreement has been adopted by the Company's stockholders at the special meeting and the other closing conditions under the merger agreement have been satisfied or waived, Merger Co will be merged with and into Water Pik, with Water Pik surviving as the wholly-owned subsidiary of Parent.

Q:
What will I be entitled to receive pursuant to the merger?

A:
Upon completion of the merger, holders of our common stock, other than any holders that choose to exercise and perfect their appraisal rights under Delaware law, will be entitled to receive $27.75 in cash, without interest and less any required withholding taxes, for each share of our common stock held by them. In addition, each outstanding option to purchase Water Pik common stock, except as provided in an applicable agreement with the optionee, will be canceled in exchange for (1) the excess of $27.75 (without interest and less any required withholding taxes) over the per share exercise price of the option multiplied by (2) the number of shares of common stock subject to the option, less applicable withholding taxes. All restricted stock and deferred stock units will become immediately vested and be converted into the right to receive cash equal to $27.75 per share subject to the award. In addition, each performance share that Water Pik has, subject to certain specified criteria being satisfied, agreed to issue but not yet issued immediately before the effective time will be converted into the right to receive cash equal to $27.75 per share.

Q:
What other proposals are being voted on at the special meeting?

A:
In addition to the proposal to adopt the merger agreement, stockholders will vote at the special meeting on a proposal to approve the adjournment of the meeting to a later date (a) to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement or (b) that the Company believes is reasonably likely to be closer in time to the likely closing date of the merger.

Q:
What vote of stockholders is required to approve the proposals?

A:
The merger agreement must be adopted by the affirmative vote of holders of a majority of the shares of Water Pik common stock outstanding on the record date. The proposal to adjourn the meeting requires the affirmative vote of a majority of the shares present and entitled to vote thereon at the special meeting.

Q:
How does the Company's Board of Directors recommend that I vote?

A:
Our Board of Directors recommends that you vote "FOR" the proposal to adopt the merger agreement and "FOR" the adjournment proposal. Before voting, you should read "The Merger — Recommendation of the Company's Board of Directors and Reasons for the Merger" for a discussion of the factors that our Board of Directors considered in deciding to recommend the adoption of the merger agreement.

Q:
Who may vote at the special meeting?

A:
If you were a stockholder of the Company at the close of business on February 17, 2006, the record date, you may vote at the special meeting.

Q:
How many shares are entitled to vote at the special meeting?

A:
Each share of our common stock is entitled to one vote. On the record date, there were 12,315,184 shares of our common stock outstanding.

Q:
What does it mean if I get more than one proxy card?

A:
If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:
How do I vote?

A:
In order to vote, you must either designate a proxy to vote on your behalf or attend the special meeting and vote your shares in person. Our Board of Directors requests your proxy, even if you plan to attend the special meeting, so your shares will be counted toward a quorum and be voted at the meeting even if you later decide not to attend.

Q:
How can I vote in person at the special meeting?

A:
If you hold shares in your name as the stockholder of record, you may vote those shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring identification with you to the special meeting. Even if you plan to attend the meeting, we recommend that you submit a proxy for your shares in advance as described above, so your vote will be counted even if you later decide not to attend. If you hold shares in "street name" (that is, through a broker, bank or other nominee), you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your broker, bank or other nominee.

Q:
How can I vote without attending the special meeting?

A:
If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. In that event, you may complete, sign, date and return your proxy card in the postage-paid envelope provided, or you may submit a proxy by telephone, or electronically through the internet, by following the instructions included with your proxy card. The deadline for submitting a proxy by telephone or electronically is 11:59 p.m. Eastern Time on April 4, 2006. If your shares are held in street name, please follow the instructions on your proxy card to instruct your broker or other nominee to vote your shares. Without those instructions, your shares will not be voted.

Participants who hold our common stock in one of our retirement or stock ownership plans may tell the plan trustee how to vote the shares of our common stock allocated to their accounts. You may sign and return the voting instruction card provided by the plan. If you do not transmit instructions, your shares will be voted as the plan administrator directs or as otherwise provided in the plan. For shares held in the Company's retirement or stock ownership plans, your voting instructions must be received by 11:59 p.m. Eastern Time on Friday, March 31, 2006 in order for the trustee to vote your shares in accordance with your instructions.

Q:
How can I revoke my proxy?

A:
If you are a registered owner, you may change your mind and revoke your proxy at any time before it is voted at the meeting by:

•
sending a written notice to revoke your proxy to the Corporate Secretary of the Company, which must be received by the Company before the special meeting commences;

•
transmitting a proxy by mail at a later date than your prior proxy, which must be received by the Company before the special meeting commences;

•
submitting a proxy again by internet or telephone; or

•
attending the special meeting and voting in person or by proxy (except for shares held in the employee benefit plans). Please note that attendance at the special meeting will not by itself constitute revocation of a proxy.

If you hold your shares in street name or through a Company benefit plan, you should contact your broker, bank or other nominee, or the plan trustee, as applicable, if you wish to revoke your proxy.

Q:
What is a quorum?

A:
A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:
How are votes counted?

A:
You may vote "FOR," "AGAINST" or "ABSTAIN" on the proposal to adopt the merger agreement. Abstentions will count for the purpose of determining whether a quorum is present, but will not count as votes cast on the proposal. If you "ABSTAIN," it has the same effect as if you vote "AGAINST" the adoption of the merger agreement and the adjournment proposal.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal. A broker non-vote will have the same effect as a vote "AGAINST" the adoption of the merger agreement, but will have no effect on the outcome of the adjournment proposal.

A properly executed proxy card received by the Corporate Secretary before the meeting or submitted electronically, and not revoked, will be voted as directed by you. If you properly execute and deliver your proxy card without indicating your vote, your shares will be voted "FOR" the adoption of the merger agreement and "FOR" the adjournment proposal and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the meeting for a vote.

Q:
Who will bear the cost of this solicitation?

A:
We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials and special reports to the beneficial owners of the shares they hold of record.

Q:
When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in late April 2006. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law). See "The Merger Agreement — Conditions to the Merger" and "The Merger Agreement — Effective Time."

Q:
Should I send in my stock certificates now?

A:
No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the exchange agent in order to receive the merger consideration, without interest. You should use the letter of transmittal to exchange your Water Pik stock certificates for the merger consideration to which you are entitled as a result of the merger. If your shares are held in street name by your broker, you will receive instructions from your broker as to how to effect the surrender of your shares and receive cash for those shares. Do not send any stock certificates with your proxy.

Q:
Who can help answer my other questions?

A:
If you have more questions about the special meeting or the merger, you should contact Investor Relations at Water Pik Technologies, Inc., 23 Corporate Plaza, Suite 246 Newport Beach, CA 92660, telephone: (949) 719-3700, email: corpinfo@waterpik.com.

THE PARTIES TO THE MERGER

Water Pik Technologies, Inc.
23 Corporate Plaza, Suite 246
Newport Beach, CA 92660
(949) 719-3700

        Water Pik Technologies, Inc., a Delaware corporation, is a leader in designing, manufacturing and marketing a broad range of well-recognized swimming pool and personal health care products. Water Pik operates in two business segments—the Pool Products segment and the Personal Health Care segment. Water Pik's common stock is listed on the New York Stock Exchange. If the merger agreement is adopted by the Water Pik stockholders at the special meeting and the merger is completed as contemplated, Water Pik will continue its operations following the merger as a private company and a wholly-owned subsidiary of Coast Acquisition Corporation.

Coast Acquisition Corporation
c/o Carlyle Europe Partners II, L.P.
112, avenue Kléber
75016 Paris
France
(33) 1 53 70 35 20

        Coast Acquisition Corporation, a Delaware corporation, was formed on December 29, 2005 for the sole purpose of completing the merger with Water Pik and obtaining the related financing to fund the transaction. Coast Acquisition Corporation is the sole stockholder of Coast Merger Corporation, is currently owned by Carlyle Europe Partners II, L.P. and CEP Participations SARL, which we refer to collectively as the Carlyle Fund, and at the effective time of the merger is expected to be owned 80 percent by the Carlyle Fund and 20 percent by Zodiac.

        The Carlyle Fund is an investment fund affiliated with and organized by The Carlyle Group, which is one of the world's largest private equity firms, with more than $30.9 billion under management. The Carlyle Group has 32 funds, including Carlyle Europe Partners II, L.P., operates across four investment disciplines (management-led buyouts, real estate, leveraged finance and venture capital), employs nearly 300 investment professionals and has offices in 14 countries.

        Zodiac is an industrial company listed on the Paris Stock Exchange since 1983 with a market capitalization of approximately $3.7 billion and sales of $2.2 billion for its fiscal year ended August 31, 2005, and is planning significant growth of sales for fiscal year 2006. Widely known for its inflatable boats, Zodiac is organized around five business segments: Aerosafety Systems, Aircraft Systems, Cabin Interiors, Technology and Marine. Zodiac's Airline equipment business, which produces a variety of products from aircraft seats to fuel tanks for both civilian and military applications, represents 64 percent of sales. Zodiac's Marine segment (25 percent of sales) includes its boat, marine equipment, pool and pool care activities. It is a leading player in the pool equipment industry worldwide following the acquisitions of Baracuda, Clearwater, Nature2, PSA and Polaris. It has strong local presence in the four key regions in the pool industry: North America, Europe, Australia and South Africa. Zodiac employs more than 15,000 people on all continents.

Coast Merger Corporation
c/o Carlyle Europe Partners II, L.P.
112, avenue Kléber
75016 Paris
France
(33) 1 53 70 35 20

        Coast Merger Corporation, a Delaware corporation, was formed on December 29, 2005 for the sole purpose of completing the merger with Water Pik and obtaining the related financing. Coast Merger Corporation is a wholly-owned subsidiary of Coast Acquisition Corporation.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the ability of Water Pik to successfully complete the merger. These statements relate to expectations concerning matters that are not historical facts. Words such as "projects," "believes," "anticipates," "will," "estimates," "plans," "expects," "intends," and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements are based on the current expectations, assumptions, estimates and projections about the Company and the pool and personal health care product industries. These forward-looking statements involve known and unknown risks that may cause Water Pik's actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this discussion, the inclusion of such information should not be regarded as a representation by the Company or any other person that Water Pik's objectives or plans will be achieved. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by the Company, including our periodic filings on Forms 10-K, 10-Q and 8-K and the following:

  •
  risks associated with the closing of the merger, including the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions in the merger agreement;

  •
  the inability of Coast Acquisition Corporation and Coast Merger Corporation to obtain the financing necessary to complete the merger;

  •
  the failure of Water Pik to obtain required stockholder approvals;

  •
  the inability of the parties to secure required governmental or third party consents to and authorizations for the merger;

  •
  the occurrence of events that would have a material adverse effect on the Company as described in the merger agreement; and

  •
  the effect of the announcement of the merger on our customer and supplier relationships, operating results and business generally, including our ability to retain key employees.

        You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

        This proxy statement is being furnished to Water Pik's stockholders as part of the solicitation of proxies by Water Pik's Board of Directors for use at the special meeting be held at Gateway Plaza, 170 Newport Center Drive, Suite 100, Newport Beach, California 92660, on April 5, 2006, at 9:00 a.m., Pacific Daylight Time. The purpose of the special meeting is to consider and vote upon proposals to adopt the merger agreement, which will constitute approval of the merger and the other transactions contemplated by the merger agreement, and to approve the adjournment of the meeting to a later date (a) to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement or (b) that Water Pik believes is reasonably likely to be closer in time to the likely closing date of the merger. Our stockholders must adopt the merger agreement for the merger to occur. A copy of the merger agreement is attached to this proxy statement as Annex A.

        Our Board of Directors has, by unanimous vote, determined that the merger agreement and the merger are advisable and in the best interests of Water Pik and its stockholders, and has approved the merger agreement and the merger. Our Board of Directors unanimously recommends that our stockholders vote "FOR" adoption of the merger agreement.

Record Date and Quorum

        The holders of record of our common stock as of the close of business on February 17, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 12,315,184 shares of Water Pik common stock outstanding.

        The holders of a majority of the outstanding shares of our common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of common stock held in treasury by the Company or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. If a quorum is not present, the special meeting may be adjourned from time to time without further notice, if the time and place of the adjourned meeting are announced at the meeting, until a quorum is obtained.

Vote Required

        Adoption of the merger agreement requires the affirmative vote of the holders of a majority of our common stock outstanding on the record date and entitled to vote at the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote at the special meeting.

        Approval of the proposal to adjourn the special meeting requires the affirmative vote of a majority of the shares present and entitled to vote thereon at the special meeting.

        As of the record date, the directors and executive officers of the Company owned, in the aggregate, 998,194 shares, or approximately 8.1 percent, of the outstanding Water Pik common stock (or 2,516,837 shares, representing approximately 18.2 percent of the outstanding shares, including shares underlying options and stock units exercisable or convertible, respectively, within 60 days of the record date) entitled to vote on the adoption of the merger agreement. The Company expects that all of these shares will be voted in favor of the proposal to adopt the merger agreement.

Proxies; Revocation

        If you are a stockholder of record and submit a proxy by telephone or the internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If no instructions are indicated on your proxy card, your shares of the Company's common stock will be voted "FOR" the adoption of the merger agreement and "FOR" the adjournment proposal.

        If your shares are held in street name by your broker, bank or other nominee, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee for directions on how to vote your shares. Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the adoption of the merger agreement. Such shares will constitute "broker non-votes." Shares of common stock held by persons attending the special meeting but not voting, or shares for which the Company has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, but will have the same effect as a vote "AGAINST" adoption of the merger agreement.

        If you hold stock in one of our retirement or stock ownership plans you may tell the plan trustee how to vote the shares of our common stock allocated to your account or accounts. You may sign and return the voting instruction card provided by the plan. If you do not transmit instructions, your shares will be voted as the plan administrator directs or as otherwise provided in the plan.

        You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Corporate Secretary in writing, submit a proxy by telephone, the internet or mail dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

        Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change these instructions.

        Water Pik does not expect that any matter other than the adoption of the merger agreement and the adjournment proposal will be brought before the special meeting. If, however, any other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have authority to vote the shares represented by duly executed proxies in accordance with their discretion.

Solicitation of Proxies

        The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Water Pik may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. The Company will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

THE MERGER

Background of the Merger

        From time to time, the Company's Board of Directors and management team have reviewed the Company's strategic focus in light of conditions in the industries in which Water Pik operates and the long-term interests of the Company and its stockholders. During 2004, after reviewing the Company's historical and current business operations and financial performance, prospects for future growth and competitive position, the Board of Directors determined that the Company should undertake a more formal analysis of Water Pik's strategic alternatives, including both possible strategic transactions as well as measures the Company could take to continue its growth and increase its profitability as an independent public company. At a regular meeting of the Board of Directors on July 21, 2004, the Board authorized Company management and F. Peter Cuneo, one of the Company's directors, to begin interviewing investment banking firms for the purpose of selecting a firm to advise the Board of Directors regarding strategic alternatives.

        In the following months, Company management contacted and interviewed a number of investment banks to discuss strategic alternatives. On September 13, 2004, representatives of JPMorgan met with the Company's President and Chief Executive Officer, Michael Hoopis, and Chief Financial Officer, Victor Streufert. After finishing its interviews with various other investment banks, in mid-October 2004 Company management invited JPMorgan to make a presentation to the Company's Board of Directors at its October 2004 meeting.

        On October 27, 2004, representatives of JPMorgan made a presentation to the Company's Board of Directors regarding strategic alternatives for the Company. JPMorgan reviewed for the Board the market environment for mergers and acquisitions and potential values for the Company based on various valuation methods. JPMorgan also reviewed a variety of strategic alternatives for Water Pik, including maintaining the Company in its present form, and discussed with the Board positive and negative considerations for each alternative. The Board of Directors then determined that the Company should retain JPMorgan to continue advising the Board on strategic alternatives. In November and December of 2004, Company management and JPMorgan cooperated to finalize the terms of JPMorgan's engagement, prepare a descriptive memorandum of the Company for distribution to potential bidders, and prepare an electronic data room. At its meeting on December 16, 2004, the Board of Directors approved the engagement letter for JPMorgan. On January 4, 2005, the Company publicly announced its decision to explore strategic alternatives.

        In late January of 2005, JPMorgan began contacting potentially interested parties to discuss a possible business combination with the Company or the sale of all or individual parts of the Company. During the succeeding weeks, JPMorgan contacted 99 parties, including 43 potential strategic parties and 56 financial sponsors including each of Zodiac and The Carlyle Group, separately. By mid-February 2005, JPMorgan had, after entering into confidentiality agreements with interested parties, distributed 74 descriptive memoranda, of which 28 were sent to potential strategic parties and 46 to financial sponsors, with requests to submit preliminary indications of interest for the entire Company or its constituent businesses by February 17, 2005.

        On January 24, 2005, JPMorgan made an initial call to Jean-Marc Daillance of Zodiac regarding Water Pik, and sent him a form of confidentiality agreement. Zodiac and its counsel shortly thereafter began to negotiate the confidentiality agreement with O'Melveny & Myers LLP, Water Pik's special counsel in connection with the strategic process. On January 31, 2005, JPMorgan held a follow-up telephone call with Mr. Daillance, during which Mr. Daillance confirmed Zodiac's interest in discussing potential opportunities with Water Pik. A final confidentiality agreement was executed on February 18, 2005 and copies of the descriptive memorandum were sent to Zodiac on February 21, 2005.

        Carlyle and O'Melveny & Myers began negotiating a confidentiality agreement on January 31, 2005, and a final agreement was executed on February 3, 2005.

        On February 23, 2005, the Board of Directors held a telephonic meeting, at which all of the Board members were present and representatives of Company management and JPMorgan also participated. JPMorgan summarized the preliminary indications of interest received to that point for the Board of Directors. JPMorgan informed the Board that 25 preliminary indications of interest, which did not include indications of interest from either Zodiac or Carlyle, had been received from 22 entities, and that JPMorgan expected to receive several additional indications of interest from other entities, including Zodiac, in the near future. Nine of the indications of interest were for the entire Company. In addition, a large number of indications of interest were submitted for individual businesses or parts thereof, including stand-alone indications of interest for the pool products, heating systems, and personal health care businesses, and the shower products, oral health care and professional oral health divisions of the personal health care business. The Board of Directors determined to continue discussions concerning potential business combinations involving the entire Company or sales of constituent businesses with those parties that had submitted attractive indications of interest. On March 8, 2005, JPMorgan opened the electronic data room to, and the Company began holding management presentations and facility tours for, the parties designated by the Board of Directors.

        In early March of 2005, Zodiac contacted JPMorgan by telephone and received consent to approach Carlyle and several other financial sponsors about their potential interest in submitting a joint indication of interest to acquire the Company, and terms of such a joint indication of interest.

        On March 18, 2005, Zodiac and Carlyle together submitted a preliminary indication of interest for the pool products business. Zodiac and Carlyle's letter indicated that the proposed acquisition would be accomplished through a newly formed entity 20 percent owned by Zodiac and 80 percent owned by Carlyle.

        On March 24, 2005, members of Water Pik management conducted a management presentation in JPMorgan's New York offices for combined representatives of Zodiac and Carlyle. On March 24, 2005, Carlyle, Zodiac and their representatives received access to the electronic data room and began their due diligence review regarding the Company's pool products business. Between April 4, 2005 and April 25, 2005, the Company responded to numerous requests of Zodiac for additional information, providing written documentation and participating in due diligence conference calls and a face-to-face meeting between Zodiac and the managers of the pool products business.

        On April 8, 2005, JPMorgan distributed a second-round indication of interest instruction letter and a draft form of merger agreement to selected parties, including Zodiac and Carlyle, with a request to submit revised indications of interest by April 27, 2005.

        On May 4, 2005, the Board of Directors held a telephonic special meeting to review the strategic process. All of the members of the Board were present and representatives of Company management, JPMorgan, O'Melveny & Myers and Richards, Layton & Finger, P.A., the Company's special Delaware counsel, also participated. JPMorgan informed the Board of Directors that to date a total of 27 preliminary indications of interest had been received from 24 entities, 13 management presentations had been conducted, and after extensive due diligence nine final indications of interest had been submitted, consisting of four indications of interest for the entire Company (excluding, in each case, certain of the Company's businesses that would need to be divested) and five indications of interest for various constituent businesses of the Company, including a preliminary indication of interest submitted by Carlyle and Zodiac on April 27, 2005 for the acquisition of the pool products business through a newly formed entity 20 percent owned by Zodiac and 80 percent owned by Carlyle, which was contingent upon completion of due diligence and satisfactory negotiation of definitive documentation. JPMorgan advised the Board that, in light of the potentially interested parties' positions with respect to divestiture of certain of the Company's businesses, it might be possible to maximize stockholder value by selling off these business units separately prior to the sale of the Company's core pool products business. JPMorgan noted for the Board of Directors, however, that a break-up strategy of this type involved considerable risks, including the potential inability to coordinate and complete the various sales effectively, the distraction of management due to negotiations with multiple parties, and extensive disruption to the normal business of the Company. The Board of Directors at this time authorized management and JPMorgan to continue the process of exploring strategic alternatives.

        Beginning in May 2005, the Company primarily pursued the sale of its businesses other than the pool products business. During May and June of 2005, the Company negotiated the sale of its heating systems business to Bradford White Corporation, which sale closed on June 30, 2005. JPMorgan and the Company also engaged in negotiations with a number of potentially interested parties for, at various times and among other transaction structures that were discussed, (i) the coordinated sale of the showerhead business and the remainder of the Company to two parties, (ii) the coordinated sale of the oral healthcare business and the showerhead business to two parties, and (iii) the stand-alone sale of the personal health care business as a whole. None of these negotiations, however, led to the signing of a definitive sale agreement. The only contacts made between JPMorgan and the Company on the one hand and Carlyle and Zodiac on the other hand between May and November of 2005 were a telephone call from JPMorgan to Zodiac and Carlyle on July 22, 2005 providing a status update on the strategic process, and a discussion on September 7, 2005, between JPMorgan and representatives of Zodiac and Carlyle, in which Zodiac and Carlyle expressed a possible interest in pursuing a purchase of the entire Company.

        On November 2, 2005, Carlyle sent an e-mail to JPMorgan inquiring about the status of the strategic process. JPMorgan indicated in its response to Carlyle that the Company might in the near future resume exploring a business combination transaction involving the entire Company, in which event an updated presentation would be sent to potentially interested parties.

        On November 10, 2005, the Board of Directors met in a special telephonic meeting to discuss the status of the strategic process. Representatives of JPMorgan and O'Melveny & Myers also attended the meeting. JPMorgan advised the Board of Directors that, in light of the inability of the Company to reach an agreement for the sale of Water Pik's individual businesses and in light of the long-term disruptions this process had created among management and the Company as a whole, the Board of Directors should again explore the possibility of a business combination involving the Company as a whole. JPMorgan noted that a number of potentially interested parties, including Zodiac and Carlyle, had indicated some interest in purchasing the entire Company, inclusive of the personal health care business. The Board of Directors authorized JPMorgan to approach the primary potentially interested parties that had previously indicated a willingness to consider purchasing the entire Company with the opportunity to perform additional due diligence and submit an offer for the entire Company.

        On November 18, 2005, Zodiac and Carlyle sent a follow-up e-mail to JPMorgan expressing continued interest in a potential purchase of Water Pik and providing a potential timeline for a sale transaction.

        On November 19, 2005, an updated management presentation was sent to the selected potentially interested parties, including Zodiac and Carlyle, together with a process letter and a draft form of merger agreement.

        On November 29, 2005, representatives of Carlyle and Zodiac met with the Water Pik management team in Newport Beach, and conducted due diligence on the pool products and personal health care businesses at the Company's facilities during the following two days. On December 9, 2005, Carlyle and Zodiac submitted an indication of interest for the purchase of the entire Company at a price of $29.60 per share. The indication of interest indicated that the transaction would be financed through a combination of debt and equity. The proposal was contingent upon the granting of an exclusivity period for the negotiation of definitive documentation, Zodiac and Carlyle's completion of confirmatory due diligence, and the execution of fully-committed debt financing documentation. Accompanying the letter was a revised version of the form of merger agreement reflecting Zodiac and Carlyle's revisions to the form, which included, among other revisions, the addition of Zodiac and Carlyle's receipt of financing as a closing condition.

        The Company's Board of Directors held a special telephonic meeting on December 12, 2005, at which all of the Board members were present and representatives of Company management, JPMorgan, O'Melveny & Myers and Richards, Layton & Finger also participated. After reviewing the then current expressions of interest with JPMorgan, the Board of Directors authorized the Company's representatives to negotiate an exclusivity agreement with Zodiac and Carlyle.

        At various times from December 12, 2005 through December 15, 2005, representatives of O'Melveny & Myers and JPMorgan negotiated the terms and conditions of the exclusivity agreement with Latham & Watkins LLP, Parent's legal advisors. On December 15, 2005, the parties executed the exclusivity agreement, providing for an exclusivity period ending at 5:00 p.m., New York City time, on January 3, 2006. The exclusivity agreement also required Zodiac and Carlyle to provide to the Company, on or prior to December 23, 2005, an update on the status of their due diligence efforts and any open issues that had been identified as of such date, and to confirm that Zodiac and Carlyle (as of such time) continued to be prepared to proceed with the transaction on substantially the same terms as set forth in the December 9 letter.

        Beginning on December 15, 2005, Zodiac and Carlyle and their representatives, including Latham & Watkins LLP and PricewaterhouseCoopers LLP, conducted confirmatory due diligence.

        On December 16, 2005, O'Melveny & Myers distributed to Latham & Watkins a revised version of the form merger agreement. At various times from December 9, 2005 through December 30, 2005, representatives of O'Melveny & Myers and JPMorgan negotiated the terms and conditions of the merger agreement and related agreements and documents with Latham & Watkins and Carlyle and Zodiac's financial advisors, Lazard Frères & Co. LLC, which we refer to as Lazard, and exchanged drafts thereof.

        On December 23, 2005, Zodiac and Carlyle delivered the letter required by the exclusivity agreement, setting forth the status of their due diligence efforts and confirming that they continued to be prepared to proceed with the proposed transaction on substantially the same terms as set forth in their December 9, 2005 letter, subject to completion of continued due diligence.

        On December 30, 2005, representatives of Carlyle and Zodiac called JPMorgan and indicated that based on their review following December 23, 2005 of certain items disclosed during the course of Carlyle and Zodiac's financial due diligence on the Company and in an effort to resolve all outstanding issues in the negotiations regarding the merger agreement they were making a revised proposal. As part of such proposal, Carlyle and Zodiac indicated that they were, among other matters, substituting an offer of $27.00 in cash per share for their initial indication of interest of $29.60 in cash per share, willing to waive the financing condition in the merger agreement, and proposed a reverse termination fee payable to the Company upon termination of the merger agreement by the Company under certain circumstances. Later that afternoon, Latham & Watkins distributed a revised draft of the merger agreement, reflecting those terms.

        On January 2, 2006, Company management, JPMorgan, O'Melveny & Myers and Richards, Layton & Finger held a conference call to discuss Carlyle's December 30, 2005 proposal and the revised draft of the merger agreement distributed by Latham & Watkins.

        On January 3, 2006, Carlyle and Zodiac delivered a letter to the Company indicating that they had completed their confirmatory diligence and based on the negotiations to date, they were willing to make a best and final offer including the following terms: merger consideration equal to $27.75 in cash per share, no financing condition, a reverse termination fee of $5 million (provided that the merger agreement closing conditions are satisfied and certain conditions in the debt commitment letter are satisfied), and an April 26 closing date.

        During the period from January 3, 2006 through January 6, 2006, the parties and their respective advisors finalized the terms of the merger agreement, including, among others, establishing a reverse termination fee if the Company terminates the merger agreement (1) because of a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Co set forth in the merger agreement or if any such representations or warranties become untrue or inaccurate and such untruth, inaccuracy or breach (a) is not curable before the end date through the exercise of commercially reasonable efforts by Parent and Merger Co and (b) would give rise to the failure of the closing conditions established for the benefit of the Company, and (2) at the time of termination the mutual closing conditions and the closing conditions for the benefit of Parent and Merger Co are satisfied or waived. The parties agreed that the reverse termination fee would be $5 million if the Company terminates the merger agreement under the circumstances set forth in the preceding sentence; provided that if the Company terminates the merger agreement under the circumstances set forth in the preceding sentence and at the time of such termination Parent's and Merger Co's debt financing has been fully funded or made fully available, then the reverse termination fee would be $10 million. They also finalized the terms of separate guaranty agreements to be entered into by Carlyle and Zodiac under which such the obligors thereunder would guarantee their respective portions of the reverse termination fee payment obligations of Parent and Merger Co under the merger agreement, plus any related fees, expenses and interest.

        The Company's Board held a special telephonic meeting on January 5, 2006, at which all of the Board members were present and representatives of Company management, JPMorgan, Houlihan Lokey Howard & Zukin, O'Melveny & Myers and Richards, Layton & Finger also participated. During this meeting, JPMorgan began its review with the Board of its financial analysis of the merger consideration. In this regard, JPMorgan discussed the history of the Company's efforts since engaging JPMorgan to assist the Company in exploring its strategic alternatives and the auction that resulted in Carlyle and Zodiac obtaining an exclusive right to negotiate with the Company. JPMorgan then discussed with the Board the negotiations with Carlyle and Zodiac surrounding the merger consideration, the premium that the final proposed merger consideration yielded as compared to the Company's most recent trading price and the price at which the Company's common stock was trading when it first announced that it was exploring strategic alternatives and the implied firm value of the merger consideration over the Company's last twelve months EBITDA. JPMorgan then began to discuss the key conditions to closing and termination fees. Before JPMorgan completed its presentation, however, the Board of Directors began a lengthy discussion of certain financial terms and conditions of the merger agreement. In particular, the Board considered and discussed with its financial and legal advisors and Company management the nature and effect of a reverse termination fee. In considering the nature and effect of the reverse termination fee, the Board of Directors requested information about the status and nature of the debt and equity financing commitment letters. After a discussion of their fiduciary duties with Richards, Layton & Finger, the Board then determined to adjourn the meeting without further action until January 6, 2006 so that they could receive and review the debt and equity commitment letters. By unanimous action, the Board agreed to adjourn the meeting and reconvene on January 6, 2006.

        On the evening of January 5, 2005, Company management, Zodiac and Carlyle, O'Melveny & Myers and Latham & Watkins negotiated the remaining terms of the merger agreement, and Latham & Watkins distributed a substantially final draft debt financing commitment letter to O'Melveny & Myers.

        The Company's Board held another special telephonic meeting on January 6, 2006, at which all of the members of the Board were present and representatives of Company management, JPMorgan, Houlihan Lokey Howard & Zukin, O'Melveny & Myers and Richards, Layton & Finger also participated. O'Melveny & Myers reviewed with the Board the principal final terms of the merger agreement and the debt and equity financing commitment letters, which had been submitted to the Board on January 5, 2006 following the prior Board meeting. Richards, Layton & Finger then reviewed with the Board its fiduciary duties in connection with the proposed transaction and the terms of the proposed amendment to the Company's rights agreement. Also at this meeting, JPMorgan reviewed with the Board its financial analysis of the merger consideration. This financial analysis included (1) a summary of the key terms of the proposed merger, including the financing terms; (2) information with respect to implied multiples for the Company based on the $27.75 offer price; (3) the substantial premium of the offer price compared to (a) the highest price at which the Company's common stock has traded, (b) the highest trading price in the last 30 days and (c) the price at which the Company's common stock was trading following the issuance of the January 4, 2005 press release indicating that the Company was exploring strategic alternatives; (4) information with respect to market trading and transaction comparables; and (5) information with respect to a discounted cash flow analysis, leveraged buy-out analysis and a valuation analysis if the Company were to break up its segments and sell them separately. JPMorgan also commented that it believed this transaction represented the most favorable terms available to the Company with this or any other bidder and in considering this transaction as compared to not doing a transaction at all, it was JPMorgan's belief that given the substantial premium and uncertainty of attaining such a valuation by running the business as a continued stand-alone operation, consummating the transaction was more attractive than not doing the transaction at all. JPMorgan also noted that it may be involved in the debt financing of the merger consideration, but that its role in the financing, if any, had not yet been determined. JPMorgan also rendered to the Board an oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of the Company's common stock. Houlihan Lokey then delivered its financial analyses in connection with the proposed transaction. This financial analysis included information with respect to (1) the premium of the $27.75 offer price compared to (a) the highest price at which the Company's common stock has traded, (b) the closing market price on January 4, 2006 and (c) the price at which the Company's common stock was trading the day before the issuance of the January 4, 2005 press release indicating that the Company was exploring strategic alternatives and (2) the value of the offer price, (x) on both a segment and consolidated basis, based on (i) market trading and transaction comparables and (ii) a discounted cash flow analysis and (y) based on a public market approach. At the end of its presentation, Houlihan Lokey rendered to the Board an oral opinion, which opinion was subsequently confirmed in writing, to the effect that, based upon and subject to the factors and assumptions set forth in its opinion, and in reliance thereon, as of the date of the opinion, the consideration to be received by the common stockholders of the Company in the merger was fair to them from a financial point of view. During the course of the meeting, Richards, Layton & Finger also discussed with the Company's Board, and provided advice to the Company's Board with respect to, the interests that the Company's directors and executive officers have in the merger that may be different from, or in addition to, the interests of the Company's stockholders generally. Following discussions and questions by the Board members to the Company's financial and legal advisors and Company management, the Company's Board, by unanimous action, approved and declared advisable the merger agreement and the merger and resolved to recommend that the Company's stockholders adopt the merger agreement.

        Immediately following the adjournment of the Board meeting on January 6, 2006, the Company entered into an amendment of the rights agreement with Mellon Investor Services LLC and later that evening the Company, Parent and Merger Co executed the merger agreement and issued a press release announcing the merger.

Recommendation of the Company's Board of Directors and Reasons for the Merger

        The Board of Directors of Water Pik, by unanimous vote, determined that the terms of the merger agreement, including the merger consideration of $27.75 in cash per share of common stock, and the merger are advisable and fair to, and in the best interests of, the stockholders of the Company. The Board of Directors recommends that stockholders vote "FOR" the adoption of the merger agreement.

        In the course of reaching its decision to approve the merger agreement, the Company's Board of Directors consulted with the Company's financial and legal advisors, reviewed a significant amount of information and considered the following material factors:

  •
  the Board's belief that the merger was more favorable to the stockholders than any other alternative reasonably available to the Company and its stockholders based on the fact that the $27.75 to be paid for each share of the Company's common stock represents a substantial premium over the current and historical market prices of the Company's common stock, and because of the uncertain returns to the stockholders in light of the Company's business, operations, financial condition, strategy and prospects;

  •
  the Board's belief that the sale contemplated by the merger agreement offered better potential value to the Company's stockholders than the other alternatives available to Water Pik, including the alternatives of remaining a stand-alone, independent company, or of selling the component parts of the Company's business to multiple bidders, particularly in light of the completion risks and extended time periods that such a "break-up" sale strategy would entail;

  •
  the fact that the Company and JPMorgan conducted an extensive process for the acquisition of the Company and its component businesses involving over 100 parties and sent confidential information to 82 parties that resulted in 5 definitive proposals to acquire the entire Company and 5 definitive proposals to acquire component businesses of the Company;

  •
  the fact that the price proposed by Parent represented was greater than the highest price that the Company had received for the acquisition of the Company from any other party and the Board's belief that no superior offer for the purchase of Water Pik would be forthcoming, based on the extensive marketing efforts and negotiations with potential purchasers undertaken by the Company and JPMorgan over a period of almost 12 months;

  •
  the current and historical market prices of the Company's common stock, including the fact that the cash merger price of $27.75 per share represented a premium of approximately 56 percent to the closing price on January 3, 2005, the last trading day before the Company announced that it was considering strategic alternatives, a premium of approximately 30 percent to the average closing price of the Company's common stock for the 30 trading days through January 6, 2006, and a substantial premium to the trading price of the Company's common stock during the period between the public announcement of the Company's consideration of strategic alternatives and January 6, 2006;

  •
  the financial presentation of JPMorgan, including its opinion as to the fairness, from a financial point of view, to the holders of the Company's common stock of the merger consideration to be received by such holders in the merger (see "The Merger — Opinion of J.P. Morgan Securities, Inc.");

  •
  the financial presentation of Houlihan Lokey Howard & Zukin, including its opinion as to the fairness as of the date thereof, from a financial point of view, of the consideration to be received by the common stockholders of the Company in the merger (see "The Merger — Opinion of Houlihan Lokey Howard & Zukin");

  •
  the efforts made by the Company and its advisors to negotiate and execute a merger agreement favorable to the Company;

  •
  the financial and other terms and conditions of the merger agreement as reviewed by our Board of Directors (see "The Merger Agreement") and the fact that they were the product of arm's-length negotiations between the parties;

  •
  the debt commitment letters obtained by Parent indicated a strong commitment on the part of the lenders with few conditions that would permit the lenders to terminate their commitment;

  •
  the fact that the Company will receive a solvency opinion from an independent third party with respect to the solvency of the surviving corporation;

  •
  the fact that the merger consideration is all cash, so that the transaction allows the Company's stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

  •
  the fact that, subject to compliance with the terms and conditions of the merger agreement, the Company is permitted to terminate the merger agreement, before the completion of the merger, in order to approve an alternative transaction proposed by a third party that is a "superior proposal" as defined in the merger agreement, upon the payment to Parent of a $10 million termination fee (representing approximately 2.6 percent of the total equity value of the transaction) (see "The Merger Agreement — Termination Fees and Expenses"); and

  •
  the fact that the Company would not have to establish damages in the event of a termination of the merger agreement by the Company resulting from a breach by Parent or Merger Co of the merger agreement in light of the Parent termination fee described below under the heading "The Merger Agreement — Termination Fees and Expenses."

        The Company's Board of Directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

  •
  the fact that an all cash transaction would be taxable to the Company's stockholders for U.S. federal income tax purposes;

  •
  the risk that the merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if the financing contemplated by the debt commitment letters is not obtained;

  •
  the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

  •
  the fact that the Company's stockholders will not participate in any future earnings or growth of Water Pik and will not benefit from any appreciation in value of Water Pik;

  •
  the restrictions on the conduct of the Company's business prior to the completion of the merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger; and

  •
  the fact that the Company is entering into a merger agreement with a newly formed corporation with essentially no assets or operations of its own and, accordingly, that its sole remedy against Parent, Merger Co, the guarantors or any of their respective stockholders, partners, members, affiliates, directors, officers or agents for losses suffered as a result of the breach of the merger agreement by Parent or Merger Co or the failure of the merger to be consummated upon termination of the merger agreement is limited to $10 million (plus fees, expenses and interest), if at the time of termination Parent or Merger Co has received the funds available under the Senior Secured Facilities (described below) or the lenders have made such financing available to Parent or Merger Co, and only $5 million (plus fees, expenses and interest), if at the time of such termination such funds are not available to Parent or Merger Co.

        After considering these factors, the Board of Directors concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by our Board of Directors, our Board of Directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our Board of Directors may have assigned different weights to various factors. Our Board of Directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

        After consideration, the Company's Board of Directors, by unanimous vote:

  •
  has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders;

  •
  has approved the merger, the merger agreement and the transactions contemplated by the merger agreement; and

  •
  recommends that the Company's stockholders vote "FOR" the adoption of the merger agreement.

Opinion of J.P. Morgan Securities, Inc.

        Pursuant to an engagement letter dated December 14, 2004, the Company retained JPMorgan as its financial advisor in connection with the merger. At the meeting of the Company's Board of Directors on January 6, 2006, JPMorgan rendered its oral opinion, subsequently confirmed in writing, to the Company's Board of Directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to holders of the Company's common stock in the merger was fair, from a financial point of view, to such holders.

        The full text of the written opinion of JPMorgan, dated January 6, 2006, which sets forth the assumptions made, matters considered and limits on the review undertaken by JPMorgan in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference into this proxy statement. The Company's stockholders are urged to read the opinion carefully in its entirety. JPMorgan's opinion is addressed to the Company's Board of Directors, in connection with and for the purposes of its evaluation of the merger, and is directed only the fairness, from a financial point of view, of the consideration to be received by the holders of the Company's common stock in the merger and does not constitute a recommendation to any of the Company's stockholders as to how such stockholder should vote at the Special Meeting. The summary of the opinion of JPMorgan set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

        In arriving at its opinion, JPMorgan, among other things:

  •
  reviewed the merger agreement;

  •
  reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

  •
  compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

  •
  compared the financial and operating performance of the Company with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of the Company's common stock and certain publicly traded securities of those other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by the managements of the Company relating to its businesses;

  •
  performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purpose of its opinion; and

  •
  contacted a number of third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties.

        JPMorgan also held discussions with certain members of the management of the Company and Parent with respect to certain aspects of the merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters JPMorgan believed necessary or appropriate for its inquiry.

        In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness, in all material respects, of all information that was publicly available or was furnished to or discussed with JPMorgan by the Company or Parent or was otherwise reviewed by or for JPMorgan. JPMorgan did not conduct, and was not provided with, any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the merger and the other transactions contemplated by the merger agreement would be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respect from the draft provided to JPMorgan. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on the Company.

        JPMorgan's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of the opinion. Subsequent developments may affect JPMorgan's opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm its opinion. JPMorgan's opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company's common stock in the merger, and JPMorgan has expressed no opinion as to the fairness of the merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or the underlying decision of the Company to engage in the merger.

        The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by JPMorgan more fully, you should read the tables together with the text of each summary. The tables do not constitute a complete description of JPMorgan's financial analyses. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the table without considering the narrative description of the financial analyses, including the methodologies and assumption underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Historical Stock Price Analyses.

        JPMorgan reviewed the historical trading prices of the Company's common stock for 52-week period ending January 4, 2006. The high and low trading prices of the Company's common stock for such 52 weeks ending January 4, 2006 were $21.93 and $17.72, respectively. JPMorgan noted that the $27.75 per share price in the proposed transaction represented a 28 percent premium to the Company's closing stock price on January 6, 2006 and a 54 percent premium to the Company's trading price on January 4, 2005, the date the Company publicly announced that it was exploring "strategic alternatives" with respect to the business.

Comparable Trading Multiples.

        Using publicly available information, including filings with the Securities and Exchange Commission and Tradeline, as well as published Wall Street equity research estimates, JPMorgan compared selected financial data of the Company with similar data for selected publicly traded companies which JPMorgan judged to be engaged in similar consumer products or pool products lines of business as the Company. These companies were selected, among other reasons, because of their operational and overall business similarities with the Company's business, although none of these companies were engaged in both lines of business in which the Company is engaged. The companies reviewed in connection with this analysis were:

Large Cap Consumer Products	Mid cap/Small Cap Consumer Products	Pool Products
• Fortune Brands Inc.	• Tupperware Brands Corp.(2)	• Zodiac S.A.
• Masco Corporation	• Dorel Industries Inc.	• Pentair Inc.
• Whirlpool Corp.(1)	• Blyth Inc.	• SCP Pool Corp.
• Newell Rubbermaid Inc.	• De Longhi SPA
• Black & Decker Corp.	• Helen of Troy Limited
• Energizer Holdings Inc.	• Lifetime Brands, Inc.
• The Stanley Works	• Young Innovations, Inc.
• Spectrum Brands, Inc.

(1)
Pro forma for acquisition of Maytag

(2)
Pro forma for acquisition of Sara Lee's Direct Selling business

        JPMorgan analyzed the multiples represented by the firm value, which consists of the market value of the particular company's equity, referred to as equity value, plus the particular company's net debt, of these companies compared to their estimated 2006 EBITDA and other financial measures based on filings with the Securities and Exchange Commission and Tradeline and publicly available equity research.

        Based on this analysis, JPMorgan selected a range of firm value over estimated 2006 EBITDA multiples of 7.0 to 8.5x for the Company, which implied a range of equity value per share of the Company's common stock of $23.25 to $27.75, based on the Company's management estimate of 2006 EBITDA for the Company.

Comparable Transaction Analysis.

        JPMorgan reviewed certain publicly-available financial information relating to the multiples implied by certain financial data of acquired companies that JPMorgan judged to be engaged in similar consumer products or pool products lines of business as the Companies. Those companies were acquired in the following transactions:

TRANSACTION COMPARABLES: POOL BUSINESS
Date	Acquirer	Target	Firm Value/ EBITDA
12/04	Zodiac S.A.	Polaris Pool Systems	10.0	x
06/04	Hayward Pool Products, Inc.	Goldline Controls, Inc.	NA
02/04	Pentair Inc.	WICOR Industries	9.0	(1)
11/03	Pentair Inc.	Everpure	NA
05/03	Polyair Inter Pack Inc.	Assets of Jacuzzi Inc.	NA
03/03	Bain Capital	Hayward Pool Products	7.6
09/02	Pentair Inc.	Plymouth Products, Inc.	NA
08/02	SCP Pool Corporation	Fort Wayne Pools	6.6
12/01	A.O. Smith Corporation	State Industries, Inc.	9.8
12/00	Grupo Industrial Saltillo	Calorex (American Standard)	NA
10/00	United Technologies Corp.	Specialty Equipment Companies	9.1
05/00	Ingersoll Rand Co.	Hussmann International, Inc.	11.4
01/00	Paribas Principal Partners	Polaris Pool Systems	8.8
11/99	United Technologies Corp.	Electrolux Commercial	NA
10/99	Lennox International	Service Experts Inc.	8.7
04/99	Pentair Inc.	Essef Corporation	9.7
Mean			9.1	x
Median			9.1	x

(1)
Based on Pentair Inc.'s management discussion in earnings conference call

TRANSACTION COMPARABLES: PERSONAL HEALTHCARE BUSINESS
HOUSEHOLD AND PERSONAL CARE
01/05	The Procter & Gamble Company	The Gillette Company	19.4	x
07/05	Investor Group	Del Laboratories, Inc.	11.3
02/04	GTCR Golder Rauner, LLC	Prestige Brands Holdings, Inc.	8.3
01/04	GTCR Golder Rauner, LLC	Medtech Inc.	8.0
12/03	The Henkel Group	Dial Corporation	10.6
09/03	Church & Dwight Co., Inc.	Unilever Oral Care	5.7
09/03	AEA Investors	Burt's Bees Inc.	9.0
01/03	Energizer Holdings, Inc.	Schick (Pfizer, Inc.)	8.9
12/02	Prestige Brands Holdings, Inc.	Clear Eyes/Murine Tears	5.8
03/02	Chattem Inc.	Selsun Blue (Abbott Laboratories)	5.6
12/01	Tyco, Inc.	Paragon Trade Brands	6.9
11/01	Johnson Wax Professional	DiverseyLever (Unilever)	8.4
05/01	Armkel Inc.	Carter-Wallace, Inc's healthcare	6.9
12/00	Ecolab Inc.	Henkel-Ecolab Ltd (50%)(1)	7.7
10/00	SmithKline Beecham (SB)	Block Drug Company, Inc.	12.0
03/00	Prestige Brands Holdings, Inc.	Prell/Chloraseptic Throat Sprays	5.9
07/99	Reckitt & Colman plc	Benckiser N.V.	11.1
05/99	Seton Scholl	London International Group (LIG)	11.1
02/99	JW Childs Associates LP	American Safety Razor Co.	7.1
07/98	The Henkel Group	DEP Corporation/USA	6.9
12/96	The Clorox Company	Armor All	14.0
09/96	The Gillette Company	Duracell International Inc.	14.1
Mean			9.3	x
Median			8.4	x
DURABLES
08/05	Whirlpool Corporation	Maytag Corporation	9.2	x
01/05	Rayovac Corp.	United Industries Corporation	8.6
03/04	Kohlberg Kravis Roberts & Co.	Sealy Corporation	9.3
11/03	Thomas H Lee Partners	Simmons Company	9.2
08/03	Rayovac Corp.	Remington Products Company	6.9
08/02	Rayovac Corp.	Varta AG's battery business	6.9
09/00	JG Durand Industries	Mikasa, Inc.	6.5
05/00	Oneida Ltd.	Sakura, Inc.	6.7
08/99	Corning Inc.	Ekco Group, Inc.	8.0
06/99	Waterford Wedwood Plc	All-Clad, Inc.	9.0
04/99	Libby Inc. (withdrawn)	Oneida Ltd.	9.3
10/98	Newell, Inc.	Rubbermaid Incorporated	17.0
Mean			8.9	x
Median			8.8	x

(1)
Ecolab acquired the 50% stake in the Henkel-Ecolab joint venture that it did not already own

        Based on this analysis, JPMorgan selected a range of firm value over estimated LTM (Last twelve months as of December 31, 2005) EBITDA multiples of 8.0 to 9.0x for the Company, which implied a range of equity value per share of the Company's common stock of $24.75 to $27.50, based on the Company's management estimate of LTM EBITDA for the Company.

        It should be noted that none of the companies or the selected transactions used in the above analysis is identical to the Company as a whole or its businesses individually, and that none of the transactions considered was identical to the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and the selected transactions and other factors that may have affected the selected transactions and/or affect the merger.

Discounted Cash Flow Analysis.

        Using management projections, JPMorgan conducted discounted cash flow analyses for the Company for the purpose of estimating the equity value per share of the Company's common stock. JPMorgan calculated the unlevered free cash flows that the Company is expected to generate during fiscal years 2006 through 2016 based on projections prepared by the Company's management. JPMorgan then calculated the firm value and the equity per share value using a range of discount rates of 9.0 percent to 10.0 percent and expected terminal growth rates of 2.5 percent to 3.0 percent. JPMorgan chose these discount rate ranges based upon an analysis of the Company's weighted average costs of capital. Using the methodology and assumptions described above, the discounted cash flow analysis indicated an implied equity value of between $27.65 per share and $33.30 per share.

        JPMorgan also performed a sensitivity analysis on management's projections to illustrate the effect of increases or decreases in sales growth, EBITDA and EBIT margin. This discounted cash flow sensitivity analysis indicated an implied equity value of between $25.03 per share and $30.11 per share.

Leveraged Buyout Analysis.

        Using management projections, JPMorgan calculated potential returns to equity investors in connection with a hypothetical leveraged acquisition of the Company. For purposes of this analysis, JPMorgan assumed (i) the transaction would be completed on December 31, 2005, (ii) the Company could support maximum total debt of 5.25x LTM EBITDA, and (iii) the exit multiple of firm value over estimated 2010 EBITDA would range from 6.5x to 7.5x. Based on this analysis, JPMorgan established a reference range of $22.80 per share to $26.22 per share.

        JPMorgan also performed a sensitivity analysis on management's projections to illustrate the effect of increases or decreases in sales growth, EBITDA and EBIT margin. This leveraged buyout sensitivity analysis indicated an implied equity value of between $21.49 per share to $24.43 per share.

Breakup Analysis.

        JPMorgan calculated a low and high per share value of the Company based on estimated LTM EBITDA of its component assets and liabilities. To derive a per share value, JPMorgan calculated the net proceeds which the Company would be able to receive for each of the pool products and personal healthcare business in a breakup transaction. This analysis indicated an aggregate imputed range of values per share of the Company's common stock of $24.41 to $27.23.

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary set forth above and its analyses must be considered as a whole and that selecting portions of it, without considering all of its analyses, could create an incomplete view of the processes underlying the analyses and its opinion. No single factor or analysis was determinative of JPMorgan's fairness determination. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analysis have been described under the description of each analysis in the foregoing summary. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

        As part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to deliver an opinion to the Company's Board of Directors with respect to the merger on the basis of such experience and its familiarity with the Company.

        Pursuant to its engagement letter, JPMorgan has acted as financial advisor to the Company with respect to the proposed merger, and agreed to render an opinion to the Company as to the fairness, from a financial point of view, of the consideration to be paid to holders of the Company's common stock, and will receive a fee of approximately $7.9 million from the Company for its services if the merger is consummated. In addition, regardless of whether the transaction is consummated, Water Pik agreed to indemnify JPMorgan and related persons against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of JPMorgan, and to reimburse JPMorgan for its reasonable expenses. JPMorgan and certain of its affiliates and each of their respective employees and certain private investment funds affiliated or associated with JPMorgan have invested in private equity funds managed or advised by the private investment firms whose affiliates are stockholders of the Purchaser. In the ordinary course of JPMorgan's businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of the Company for JPMorgan's own account or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

Opinion of Houlihan Lokey Howard & Zukin

        Pursuant to engagement letter dated December 14, 2005, the Board of Directors requested that Houlihan Lokey render to it a written opinion (the "Houlihan Lokey opinion") as to whether the consideration to be received by the common stockholders of Water Pik in the transaction is fair to them from a financial point of view.

        The Board of Directors retained Houlihan Lokey based upon its experience in the valuation of businesses and their securities in connection with mergers, acquisitions, recapitalizations and similar transactions. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, business valuations and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

        At the meeting of the Company's Board of Directors on January 6, 2006, Houlihan Lokey made a presentation to the Board in which it outlined its analysis of the proposed transaction. During this meeting, Houlihan Lokey reviewed with the Board of Directors certain financial analyses summarized below, and rendered its oral opinion (which was followed by the rendering of a written opinion later that day) to the Board of Directors that, on the basis of its analysis summarized below and subject to the limitations described below, and in reliance thereon, as of January 6, 2006, the consideration to be received by the common stockholders of Water Pik in the transaction is fair to them from a financial point of view. We refer to the opinion issued by Houlihan Lokey on January 6, 2006 as the "Houlihan Lokey opinion" in this proxy statement.

        The full text of the Houlihan Lokey opinion, which describes, among other things, the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Houlihan Lokey in rendering the Houlihan Lokey opinion is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the Houlihan Lokey opinion in this statement is qualified in its entirety by reference to the full text of the Houlihan Lokey opinion. Water Pik stockholders are urged to read the Houlihan Lokey opinion in its entirety.

        The terms of the transaction, including the type and amount of the consideration, were determined through negotiations between Water Pik and Parent and Merger Co and were approved by the Board of Directors of each corporation. The decision to enter into the transaction was solely that of the Board of Directors and Houlihan Lokey has not expressed an opinion as to the merits of the decision by Water Pik to engage in the transaction. The Houlihan Lokey opinion and the presentation of Houlihan Lokey to the Board of Directors were only one of a number of factors taken into consideration by the Board of Directors in making its determination to approve the transaction. The Houlihan Lokey opinion is not intended to be, and does not constitute, a recommendation to any Water Pik stockholder as to whether or not to support the merger and does not constitute a recommendation to any Water Pik stockholder as to how to vote on any matter relating to the transaction. The Houlihan Lokey opinion was furnished for the benefit of the Board of Directors in evaluating the transaction.

        As compensation to Houlihan Lokey for its services in connection with the rendering of the Houlihan Lokey opinion, Water Pik agreed to pay Houlihan Lokey a fee of $350,000 for its services. No portion of the Houlihan Lokey fee was contingent upon the conclusions reached in the Houlihan Lokey opinion or is contingent upon the consummation of the transaction. In addition, regardless of whether the transaction is consummated, Water Pik agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey, and to reimburse Houlihan Lokey for its reasonable expenses.

        In connection with the Houlihan Lokey opinion, Houlihan Lokey made such reviews, analyses and inquiries as Houlihan Lokey deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

  1.
  spoke with certain members of the senior management of Water Pik regarding the operations, financial condition, future prospects and projected operations and performance of Water Pik and regarding the transaction, and spoke with representatives of Water Pik's investment bankers regarding Water Pik, the transaction, and related matters;

  2.
  visited Water Pik's headquarters located in Newport Beach, California;

  3.
  reviewed Water Pik's SEC filings on Form 10-K for the fiscal years ended December 31, 2003 and September 30, 2005, and on Forms 10-K and 10-K/A (Transition Reports) for the transition period from January 1, 2004 to September 30, 2004;

  4.
  reviewed internally prepared financial statements for the two months ended November 30, 2005, which Water Pik's management identified as being the most current financial statements available, for each of Water Pik's individual segments;

  5.
  reviewed forecasts and projections prepared by Water Pik's management with respect to Water Pik and its individual segments, for the fiscal years ending September 30, 2006 through 2010;

  6.
  reviewed a draft dated January 5, 2006 of the Agreement and Plan of Merger;

  7.
  reviewed the Confidential Descriptive Memorandum prepared by JP Morgan;

  8.
  reviewed the Management Presentation dated March 2005 and Business Performance Update dated November 2005, both prepared by Water Pik's management, and certain other financial schedules prepared by Water Pik's management;

  9.
  reviewed the historical market prices and trading volume for Water Pik's publicly traded securities and those of certain publicly traded companies which Houlihan Lokey deemed relevant;

  10.
  reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed relevant and publicly available transaction prices and premiums paid in change of control transactions that Houlihan Lokey deemed relevant; and

  11.
  conducted such other financial studies, analyses and inquiries as Houlihan Lokey have deemed appropriate.

        For purposes of the Houlihan Lokey opinion, Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness, in all material respects, of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and does not assume any responsibility with respect to such data, material and other information. For purposes of the Houlihan Lokey opinion, Houlihan Lokey relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Water Pik since the date of the most recent financial statements provided to Houlihan Lokey, and that there is no information or facts that would make the information reviewed by Houlihan Lokey materially incomplete or misleading. For purposes of the Houlihan Lokey opinion, Houlihan Lokey also assumed that Water Pik is not party to any material pending transaction (other than the transaction), including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off.

        In connection with its review, Houlihan Lokey considered financial forecasts and projections prepared by the management of Water Pik. For purposes of the Houlihan Lokey opinion, Houlihan Lokey relied upon and assumed, without independent verification, that the financial forecasts and projections were prepared on bases reflecting Water Pik's good faith estimates and judgments of the future financial results and condition of Water Pik, and Houlihan Lokey expressed no opinion with respect to such forecasts and projections or the assumptions on which they are based. The financial forecasts and projections were prepared under market conditions as they existed as of the latter part of December 2005 and Water Pik's management does not intend to provide Houlihan Lokey with any updated or revised financial forecasts or projections. The financial forecasts and projections do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of Water Pik, may cause the financial forecasts or projections or the assumptions underlying such forecasts or projections to be inaccurate. As a result, the financial forecasts and projections may not be relied upon as necessarily indicative of future results. For purposes of the Houlihan Lokey opinion, Houlihan Lokey assumed that Water Pik would perform, in all material respects, in accordance with such forecasts and projections for all periods specified therein. Changes to such forecasts or projections could affect the Houlihan Lokey opinion.

        For purposes of the Houlihan Lokey opinion, Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the January 5, 2006 draft of the Agreement and Plan of Merger identified in item 6 above and all other related documents and instruments that are referred to therein are true and correct (subject to the qualifications stated therein), (b) each party to all such agreements would perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the transaction would be satisfied without waiver thereof and (d) the transaction would be consummated in accordance with the terms described in the agreements provided to Houlihan Lokey, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). For purposes of the Houlihan Lokey opinion,

Houlihan Lokey also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed that would result in the disposition of any material portion of the assets of Water Pik, or otherwise have an adverse effect on Water Pik or the expected benefits of the transaction and that the transaction would be consummated in a manner that complies in all respects with the applicable federal, state and local statutes, rules and regulations.

        Furthermore, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (whether contingent, derivative, off-balance-sheet or otherwise) of Water Pik, nor was Houlihan Lokey provided with any such appraisal or evaluation. Furthermore, Houlihan Lokey was not engaged to prepare, and did not prepare, a valuation of Water Pik and the Houlihan Lokey opinion should not be construed as such. Furthermore, Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Water Pik is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Water Pik is a party or may be subject. The Houlihan Lokey opinion made no assumption concerning, and therefore did not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters.

        Houlihan Lokey was not requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the transaction or any alternatives to the transaction, (b) negotiate the terms of the transaction, or (c) advise the Board of Directors with respect to alternatives to the transaction. The Houlihan Lokey opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw the Houlihan Lokey opinion, or otherwise comment on or consider events occurring after the date of the Houlihan Lokey opinion.

        In connection with rendering the Houlihan Lokey opinion, Houlihan Lokey performed certain financial, comparative and other analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. Such an opinion is not, therefore, readily susceptible to summary description. Furthermore, in arriving at the Houlihan Lokey opinion, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that consideration of any portion of such analyses and factors, without consideration of all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying the Houlihan Lokey opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Water Pik. None of Water Pik, Houlihan Lokey or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

        The following is a summary of the material financial analyses used by Houlihan Lokey in connection with the delivery of the Houlihan Lokey opinion to the Board of Directors. The financial analyses summarized below were based upon market prices as of January 4, 2006 unless otherwise noted. The financial analyses summarized below include information presented in tabular format. In order fully to understand the financial analyses used by Houlihan Lokey, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Consideration of any portion of such analyses and the factors considered, without consideration of all analyses and factors, could create a misleading or incomplete view of the process underlying the Houlihan Lokey opinion.

  Water Pik Valuation

        In its January 6, 2006 oral presentation, Houlihan Lokey separately evaluated Water Pik's Pool Products segment ("Pool Products") and its Personal Health Care Products segment ("PHC"), with the evaluation of Water Pik as a whole derived by adding together the results of the segment evaluations. This approach was taken as Houlihan Lokey considered the individual segments to be two distinct businesses from a valuation perspective and adding the results derived from evaluating the individual segments provided a more appropriate valuation methodology than evaluating Water Pik as a whole. Houlihan Lokey also utilized a public stock pricing approach to value Water Pik.

  Public Stock Pricing

        Houlihan Lokey reviewed the historical market prices and trading volume for Water Pik's publicly held shares and reviewed publicly available SEC filings, news articles, and press releases relating to Water Pik. Houlihan Lokey observed that following Water Pik's announcement on January 4, 2005 regarding its intention to pursue strategic alternatives to enhance stockholder value and the engagement of JP Morgan Securities (the "Strategic Alternatives Announcement"), the Water Pik common stock traded as a 'deal stock' indicating the market anticipated a transaction involving Water Pik. Therefore, in order to analyze the historical trading performance of Water Pik common stock, Houlihan Lokey reviewed the trading performance of Water Pik for the period prior to January 4, 2005 as well as for the period ending on January 4, 2006.

        During the 52-week period ending January 4, 2006, the stock price of Water Pik ranged from $17.62 to $21.93 per share. Houlihan Lokey noted that the closing stock price of Water Pik on January 3, 2005 (the day prior to the Strategic Alternatives Announcement) was $17.81. Houlihan Lokey also noted that the closing stock price of Water Pik on January 4, 2006 (two days prior to the Board of Directors' consideration of Carlyle/Zodiac's offer of $27.75) was $21.30.

        This methodology yielded an enterprise value from operations of $293.0 million for Water Pik.

  Comparable Company Analysis

        Houlihan Lokey calculated certain financial ratios of the comparable companies based on the most recent publicly available information, including multiples of: (i) enterprise value to latest twelve months earnings before interest, taxes, depreciation and amortization (which we refer to as "EBITDA" in this proxy statement) and enterprise value to next fiscal year projected EBITDA, and (ii) enterprise value to latest twelve months earnings before interest and taxes (which we refer to as "EBIT" in this proxy statement) and enterprise value to next fiscal year projected EBIT. Enterprise value is calculated by adding an entity's book value of existing net debt and preferred stock to its market value of equity.

  Pool Products

        In order to assess how the public market valued shares of similar publicly traded companies, Houlihan Lokey reviewed certain financial data of the following comparable companies in the pool industry selected solely by Houlihan Lokey to be reasonably similar to Pool Products on the basis of operational and economic comparability: Jacuzzi Brands Inc., Pentair Inc., Polyair Inter Pak Inc. and SCP Pool Corporation.

        The analyses showed that the multiples exhibited by the comparable companies in the Pool Products segment as of January 3, 2006 were as follows:

Pool Products Comparable Companies' Multiples	Enterprise Value /EBITDA Latest Twelve Months		Enterprise Value /EBIT Latest Twelve Months
Low	7.4	x	9.3	x
Median	10.4	x	12.8	x
Mean	10.7	x	12.4	x
High	14.3	x	15.3	x
	Next Fiscal Year		Next Fiscal Year
Low	8.0	x	9.0	x
Median	8.5	x	10.3	x
Mean	9.6	x	10.9	x
High	12.5	x	13.5	x

        Houlihan Lokey derived enterprise value indications for Pool Products by applying a range of EBITDA multiples of 8.0x to 9.0x and a range of EBIT multiples of 8.5x to 9.5x to latest twelve months operating results and a range of EBITDA multiples of 6.5x to 7.5x and a range of EBIT multiples of 7.0x to 8.0x to projected next fiscal year operating results. Due to the inherent differences between the business, operations and prospects of Pool Products and the businesses, operations and prospects of each of the companies included in the comparable company analysis, Houlihan Lokey believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and, accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Pool Products and the companies included in the comparable company analysis that would affect the public trading values of each.

  PHC

        In order to assess how the public market valued shares of similar publicly traded companies, Houlihan Lokey reviewed certain financial data of the following consumer products companies selected by Houlihan Lokey based solely on Houlihan Lokey's view that they were reasonably similar to PHC on the basis of operational and economic comparability: Fortune Brands Inc., Helen of Troy Corporation, Ltd., Black & Decker Corporation, Newell Rubbermaid Inc., Jarden Corporation, Lifetime Brands Inc., Masco Corporation, Energizer Holdings Inc. and Spectrum Brands Inc.

        The analyses showed that the multiples exhibited by the comparable companies in the PHC segment as of January 3, 2006 were as follows:

PHC Comparable Companies' Multiples	Enterprise Value /EBITDA Latest Twelve Months		Enterprise Value /EBIT Latest Twelve Months
Low	7.8	x	8.7	x
Median	9.6	x	11.7	x
Mean	9.5	x	11.7	x
High	12.2	x	14.4	x
	Next Fiscal Year		Next Fiscal Year
Low	7.7	x	8.9	x
Median	8.1	x	10.0	x
Mean	8.4	x	10.1	x
High	10.1	x	11.5	x

        Houlihan Lokey derived enterprise value indications for PHC by applying a range of EBITDA multiples of 5.0x to 5.5x and a range of EBIT multiples of 9.0x to 10.0x to latest twelve months operating results and a range of EBITDA multiples of 4.5x to 5.0x and a range of EBIT multiples of 8.0x to 9.0x to projected next fiscal year operating results.

        Due to the inherent differences between the business, operations and prospects of PHC and the businesses, operations and prospects of each of the companies included in the comparable company analysis, Houlihan Lokey believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and, accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of PHC and the companies included in the comparable company analysis that would affect the public trading values of each.

  Overall Results of Comparable Company Analysis

        By adding together the derived enterprise value indications for Pool Products and PHC, Houlihan Lokey derived a range of enterprise value from operations of $269.7 to $305.6 million for Water Pik's operations.

  Discounted Cash Flow Analysis

        Houlihan Lokey performed separate discounted cash flow analyses on the projected financial information of Pool Products and PHC based upon the projections provided by Water Pik for fiscal years 2006 through 2010. Houlihan Lokey discounted to present value the projected stream of net debt-free cash flow, defined as EBIT less taxes as adjusted for certain projected non-cash items (such as depreciation and amortization), projected capital expenditures and projected working capital adjustments. To estimate the residual value of each of the segments at the end of the forecast periods, or terminal value, Houlihan Lokey utilized the "Exit Multiple" method.

  Pool Products

        For Pool Products, Houlihan Lokey applied a range of EBITDA exit multiples of 8.0x to 9.0x to projected 2010 EBITDA based on the following selected change of control transactions in the pool products industry:

COMPARABLE TRANSACTIONS: POOL PRODUCTS
Date	Acquirer	Target
01/2005	Zodiac SA	Polaris Holding Corp.
03/2004	Glencoe Capital LLC	Consolidated Mercantile Inc.
08/2004	Pentair, Inc.	WICOR, Inc.
01/2004	Water Pik Technologies, Inc.	Huron Tech Systems
07/2003	European Corner SA	Certikin International Ltd
05/2003	Consolidated Mercantile Inc	Pool Businesses of Jacuzzi Inc.

        The discount rates used in the discounted cash flow analysis were calculated based on Water Pik's weighted average cost of capital, which represents the blended, after-tax costs of debt and equity. Houlihan Lokey applied discount rates of 13.0 percent to 15.0 percent.

  PHC

        For PHC, Houlihan Lokey applied a range of EBITDA exit multiples of 5.0x to 6.0x to projected 2010 EBITDA, based on the following selected change of control transactions in the consumer products industry:

COMPARABLE TRANSACTIONS: PHC
Date	Acquirer	Target
09/2005	Amalgamated Appliances Holdings	Salton, Inc. — Amalgamated Appliances Holdings
09/2005	Controladora Mabe SA de CV	Camco, Inc.
01/2005	Enterprise Investors	Zelmer SA
06/2005	Jardin International Holding BV	Newell Rubbermaid, Inc. — Curver
10/2004	JRT Acquisition, Inc.	Home Products International, Inc.
09/2003	Rayovac Corp	Remington Products Co. LLC
09/2003	The Black & Decker Corp.	Hardware & Weiser Lock Businesses of Masco Corp
05/2003	Salton, Inc.	Amalgamated Appliances Holdings

        The discount rates used in the discounted cash flow analysis were calculated based on Water Pik's weighted average cost of capital, which represents the blended, after-tax costs of debt and equity. Houlihan Lokey applied discount rates of 13.0 percent to 15.0 percent.

  Overall Results of Discounted Cash Flow Analysis

        Overall, this methodology yielded a range of enterprise value from operations of $344.9 to $410.6 million for Water Pik's operations.

  Comparable Transaction Analysis

  Pool Products

        Houlihan Lokey reviewed the consideration paid in the above noted change of control acquisitions. The analysis showed that the multiples exhibited in the change of control transactions were as follows:

Pool Products Comparable Companies' Multiples	Enterprise Value /EBITDA Latest Twelve Months
Low	6.7	x
Median	9.0	x
Mean	8.8	x
High	10.6	x

        In performing its analysis under this approach, Houlihan Lokey considered that the merger and acquisition transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations. No company or transaction used in the analysis described above was directly comparable to Pool Products. However, Houlihan Lokey reviewed the foregoing transactions to understand the range of multiples of EBITDA for companies in the pool industry.

        Houlihan Lokey derived enterprise value indications of Pool Products by applying selected EBITDA multiples to latest twelve months operating results.

  PHC

        Houlihan Lokey reviewed the consideration paid in the above noted change of control acquisitions. The analysis showed that the multiples exhibited in the change of control transactions were as follows:

PHC Comparable Companies' Multiples	Enterprise Value /EBITDA Latest Twelve Months
Low	3.8	x
Median	5.8	x
Mean	6.1	x
High	9.9	x

        In performing its analysis under this approach, Houlihan Lokey considered that the merger and acquisition transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations. No company or transaction used in the analysis described above was directly comparable to PHC. However, Houlihan Lokey reviewed the foregoing transactions to understand the range of multiples of EBITDA for companies in the consumer products industry.

        Houlihan Lokey derived enterprise value indications of PHC by applying selected EBITDA multiples to latest twelve months operating results.

  Overall Results of Comparable Transaction Analysis

        Overall, this methodology yielded a range of enterprise value from operations of $312.7 to $332.1 million for Water Pik's operations.

  Houlihan Lokey's Conclusion

        Based on the aforementioned public market, market multiple, comparable transaction and discounted cash flow methodologies, together with adjustments that Houlihan Lokey felt were appropriate in its analysis, Houlihan Lokey's analysis yielded indications of the market value of equity of Water Pik of $315 million to $382 million, or $23.35 per share to $28.07 per share.

  Determination of Fairness

        After determining the equity value of Water Pik, Houlihan Lokey noted that the consideration of $27.75 per share as provided for in the transaction is within the range of the indications of value resulting from Houlihan Lokey's analyses described above. Accordingly, Houlihan Lokey determined that, based upon and subject to the factors and assumptions set forth in the Houlihan Lokey opinion, and in reliance thereon, as of the date of the Houlihan Lokey opinion, the consideration to be received by the common stockholders of the Company in the merger was fair to them from a financial point of view.

Purpose and Structure of the Merger

        The purpose of the merger is to allow the Company's stockholders to immediately realize the value of their investment in Water Pik in cash and to enable Parent to acquire the Company. The Company's Board of Directors believes, based upon the reasons discussed under "— Recommendation of the Board of Directors and Reasons for the Merger" above, that the merger agreement and merger are advisable and fair to, and in the best interests of, the Water Pik stockholders.

        The transaction has been structured as a cash merger in order to provide the Company's stockholders with cash for all of their shares and stock options and to provide a prompt and orderly transfer of ownership of Water Pik with reduced transaction costs.

Certain Effects of the Merger

        If the merger agreement is adopted by the Company's stockholders, and certain other conditions to the closing of the merger are either satisfied or waived, Merger Co will be merged with and into Water Pik, with Water Pik being the surviving corporation.

        Following the merger, all of the equity in Water Pik will ultimately be owned by Parent. If the merger is completed, Water Pik's stockholders will have no further interest in Water Pik's net book value or net earnings. Following the merger, the entire interest in Water Pik's net book value and net earnings will be held through Parent by the stockholders of Parent.

        When the merger is completed, each share of Water Pik common stock issued and outstanding immediately before the effective time of the merger (other than shares held in the treasury of the Company, owned by Parent, Merger Co or any direct or indirect wholly-owned subsidiary of Parent or the Company or held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $27.75 in cash. The merger agreement provides that immediately before the effective time of the merger, all outstanding options to acquire Water Pik common stock will become fully vested and immediately exercisable unless otherwise agreed between the holder of any such options and Parent. All options not exercised before the merger will be cancelled and converted into a right to receive an amount in cash (without interest), equal to the product of (1) the total number of shares of Water Pik common stock subject to the option multiplied by (2) the excess of $27.75 over the exercise price per share of Water Pik common stock under such option, less any applicable withholding taxes.

        At the effective time of the merger, the Company's current stockholders will cease to have ownership interests in Water Pik or rights as Water Pik stockholders. Therefore, such current stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.

        The Company's common stock is currently registered under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and is quoted on the New York Stock Exchange ("NYSE") under the symbol "PIK." As a result of the merger, Water Pik will be a privately held corporation, and there will be no public market for its common stock. After the merger, the common stock will cease to be quoted on the NYSE, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will render certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable to Water Pik. After the effective time of the merger, Water Pik will also no longer be required to file periodic reports with the SEC on account of its common stock.

        At the effective time of the merger, the directors of Merger Co will become the directors of the surviving corporation and the officers of the surviving corporation will be the current officers of Water Pik. The certificate of incorporation of Water Pik will be amended to read in its entirety as set forth in Exhibit A to Annex A of this proxy statement. The bylaws of the Company in effect immediately prior to the effective time of the merger will be amended in their entirety as set forth as an exhibit to the merger agreement.

        The benefit of the merger to Parent and its stockholders is that Water Pik's future earnings and growth will be solely for their benefit and not for the benefit of its current stockholders. The detriments of the merger to Parent and its stockholders are the lack of liquidity for the Water Pik capital stock, the risk that Water Pik will decrease in value following the merger, the incurrence by Water Pik of new long term debt and the payment by Water Pik or Parent of approximately $11.5 million in estimated fees and expenses incurred by Water Pik in connection with the merger. See "— Financing of the Merger" and "— Fees and Expenses of the Merger."

        The benefit of the merger to the Company's stockholders is the right to receive $27.75 in cash per share for their shares of Water Pik common stock. The detriments are that the Company's stockholders will cease to participate in the Company's future earnings and growth, if any, and the receipt of the payment for the shares will be a taxable transaction for federal income tax purposes. See "The Merger — Material U.S. Federal Income Tax Consequences."

Interests of Certain Persons in the Merger

        In considering the recommendation of the Company's Board of Directors with respect to the merger, you should be aware that some of the Company's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company's stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Company's Board of Directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

  Treatment of Stock Options

        As of February 17, 2006, there were approximately 1,364,953 shares of the Company's common stock subject to stock options granted under the Company's equity incentive plans to our current executive officers and directors. Unless otherwise agreed between the holder of a Company stock option and Parent, each outstanding stock option that remains unexercised as of the completion of the merger, whether or not the option is vested or exercisable, will be cancelled, and the holder of such stock option that has an exercise price of less than $27.75 will be entitled to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of:

  •
  the number of shares of the Company's common stock subject to the option as of the effective time of the merger, multiplied by

  •
  the excess, if any, of $27.75 over the exercise price per share of common stock subject to such option.

        Notwithstanding the foregoing, Parent may permit holders of certain Company stock options to elect before the effective time of the merger to exchange their outstanding Company stock options and receive substituted stock options to purchase an adjusted number of shares of common stock of Parent based on the merger consideration.

        The following table summarizes the vested and unvested Company stock options with exercise prices of less than $27.75 held by our effective officers and directors as of February 17, 2006 and the approximate consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options, based on the weighted average exercise price of the options, assuming that the options are not exercised before the effective time of the merger, and assuming Parent does not permit the executive officers and directors to exchange their Company options for options to purchase Parent common stock:

	Number of Shares Underlying Options	Weighted Average Exercise Price of Options	Estimated Consideration (Before Withholding)
Non-Employee Directors:
Robert P. Bozzone	9,000	$7.32	$183,905.00
W. Craig McClelland	9,000	$7.32	$183,905.00
William G. Ouchi	9,000	$7.32	$183,905.00
Charles J. Queenan, Jr.	9,000	$7.32	$183,905.00
F. Peter Cuneo	7,000	$8.22	$136,720.00
Executive Officers:
Michael P. Hoopis	577,313	$8.89	$10,888,539.68
Robert A. Shortt	114,453	$9.58	$2,079,899.60
Victor C. Streufert	156,657	$9.00	$2,937,252.40
Richard P. Bisson	125,463	$8.93	$2,361,281.60
Robert J. Rasp	145,427	$9.77	$2,615,364.32
Theresa Hope-Reese	97,371	$9.28	$1,798,237.20
Richard D. Tipton	105,269	$8.79	$1,995,935.80

  Treatment of Restricted Stock, Deferred Stock Unit and Performance Share Awards

        As of February 17, 2006, there were approximately 526,675 shares of the Company's common stock represented by restricted stock, deferred stock unit and performance share awards held by the Company's directors and executive officers. At the effective time of the merger, all such equity awards shall become immediately vested and shall be converted into the right to receive cash equal to $27.75 per share subject to the award. Notwithstanding the foregoing, if the holder of any such equity award had made a deferred payment election with respect to an award prior to the date of the merger agreement, the payment with respect to that award shall be made in accordance with the terms of the deferred payment election.

        The following table summarizes the restricted stock, deferred stock unit and performance share awards held by the Company's directors and executive officers as of February 17, 2006 and the approximate consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of such awards, assuming no deferred payment election has been made with respect to the awards:

	Number of Shares of Restricted Stock(1)	Number of Deferred Stock Units	Number of Performance Shares(2)	Estimated Consideration (Before Withholding)(2)
Non-Employee Directors:
Robert P. Bozzone	9,000	0	0	$249,750.00
W. Craig McClelland	9,000	0	0	$249,750.00
William G. Ouchi	9,000	0	0	$249,750.00
Charles J. Queenan, Jr.	9,000	0	0	$249,750.00
F. Peter Cuneo	9,000	0	0	$249,750.00
Babette E. Heimbuch	9,000	0	0	$249,750.00
Executive Officers:
Michael P. Hoopis	67,544	54,054	25,229	$4,074,449.25
Robert A. Shortt	36,358	33,108	11,318	$2,241,756.00
Victor C. Streufert	45,523	30,405	10,698	$2,403,871.50
Richard P. Bisson	19,737	0	9,205	$803,140.50
Robert J. Rasp	29,182	23,650	9,498	$1,729,657.50
Theresa Hope-Reese	19,402	12,473	8,219	$1,112,608.50
Richard D. Tipton	19,068	0	8,004	$751,248.00

(1)
The number of shares of restricted stock reflected in the table above does not include shares of stock owned by the director or executive officer that are not subject to vesting conditions.

(2)
Performance share awards are payable based on the achievement of certain performance measurements for the three-year period ending September 30, 2006. The number of performance shares reflected in the table assumes a payout at the anticipated performance objective achievement level as of April 30, 2006 and a pro-ration of the number of shares subject to the award to reflect the short performance period ending as of April 30, 2006.

  Employment Agreements

        The following executive officers of the Company have entered into employment agreements (collectively, the "employment agreements") with the Company which provide that they may be entitled to certain payments as a result of a change in control:

  •
  Michael P. Hoopis, the Company's President and Chief Executive Officer;

  •
  Robert A. Shortt, the Company's Executive Vice President — Sales, Marketing and Business Development;

  •
  Victor C. Streufert, the Company's Vice President — Finance and Chief Financial Officer;

  •
  Richard P. Bisson, the Company's Vice President — Operations;

  •
  Robert J. Rasp, the Company's Vice President and General Manger, Jandy Pool Products;

  •
  Theresa Hope-Reese, the Company's Vice President — Human Resources; and

  •
  Richard D. Tipton, the Company's Vice President, General Counsel and Secretary.

        A change in control for purposes of the employment agreements is defined to include the approval by the Company's stockholders of an agreement to merge with or into one or more entities as a result of which 50 percent or less of the outstanding voting securities of the surviving entity will be owned, directly or indirectly, by the Company's stockholders immediately prior to the transaction. The merger would thus constitute a change in control within the meaning of the employment agreements.

        If an executive is terminated without "cause" or terminates employment for "good reason" in anticipation of, or within two years following, a change in control, the executive will be entitled to:

  •
  a cash payment equal to two times (in the case of Mr. Hoopis, three times) the executive's current base salary;

  •
  a cash payment equal to two times (in the case of Mr. Hoopis, three times) the amount of the full target bonus opportunity payable to the executive under the Company's executive bonus plan for the year in which the termination occurs or the previous year, whichever is higher, calculated as if all performance objectives subject to the award have been achieved;

  •
  a cash payment equal to the amount of the full target bonus opportunity payable to the executive under the Company's executive bonus plan for the year in which the termination occurs, pro-rated based on the number of full months of employment completed by the executive in the year in which the termination occurs and calculated as if 120 percent of all performance objectives subject to the award have been achieved;

  •
  a cash payment equal to the amount of the cash portion of the award payable to the executive under the Company's performance share plan for the year in which the termination occurs, pro-rated based on the number of full months of employment completed by the executive in the year in which the termination occurs and calculated as if 120 percent of all performance objectives subject to the award have been achieved;

  •
  immediate vesting of the Company's contributions to its non-qualified deferred compensation plan on behalf of the executive;

  •
  immediate vesting of all outstanding stock options and restricted stock held by the executive;

  •
  up to $25,000 toward appropriate executive-level outplacement or job search assistance; and

  •
  continued provision of benefits under the Company's benefit plans until the earlier of the executive's receipt of benefits substantially similar in scope and nature from another employer or three years after the termination of employment.

        In connection with the severance payments and benefits described above, the executives are also entitled to an additional payment (a "gross-up payment") in the event that any payment or benefit provided to them would trigger excise taxes under Section 4999 of the Internal Revenue Code. The gross-up payment would be intended to put the executive in the same after-tax position as had the excise taxes under Section 4999 of the Internal Revenue Code not been triggered.

        For purposes of the employment agreements, "cause" is defined as executive's:

  •
  conviction of a felony;

  •
  personal dishonesty directly affecting the Company;

  •
  willful misconduct or gross negligence (which is not cured after prior written notice to the executive from the Company's Board of Directors, unless the conduct is not curable or is injurious to the Company);

  •
  breach of a fiduciary duty involving personal profit to the executive; or

  •
  intentional failure to substantially perform duties after written notice to the executive from the Company's Board of Directors that, in the reasonable judgment of the Company's Board of Directors, the executive has failed to perform specific duties.

        For purposes of the employment agreements, "good reason" is defined as any of the following:

  •
  the assignment to the executive of any duties inconsistent in any material respect with the executive's position, authority, duties or responsibilities, or any other action by the Company which results in the material diminution of such position, authority, duties or responsibilities, excluding an insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receiving notice;

  •
  any failure by the Company to pay compensation owed to the executive, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receiving notice;

  •
  a change in the executive's office location to an office that is greater than thirty-five miles from the executive's office as of the date of the employment agreement, provided the new office is also more than thirty-five miles from the executive's home; or

  •
  a termination by the Company without cause, or by the executive under any other part of the good reason definition, in anticipation of, or within two years following, a change in control.

        The following table sets forth an estimate of the potential cash severance payments and the value of continued benefits that could be payable to the Company's executive officers as described above assuming, for illustrative purposes only, the executive officer's employment terminates without "cause" or for "good reason" on April 30, 2006:(1)

	Estimated Amount of Potential Cash Severance Payments(2)	Estimated Value of Benefits(2),(3)	Estimated Gross-up Payment(2),(4)	Total Estimated Consideration(2)
Michael P. Hoopis	$4,240,531	$93,961	$1,774,753	$6,109,245
Robert A. Shortt	$1,341,859	$91,587	$0	$1,433,446
Victor C. Streufert	$1,347,999	$88,464	$636,143	$2,072,606
Richard P. Bisson	$1,173,306	$73,918	$0	$1,247,224
Robert J. Rasp	$1,208,085	$87,054	$504,574	$1,799,713
Theresa Hope-Reese	$1,059,812	$68,778	$473,881	$1,602,471
Richard D. Tipton	$1,096,296	$89,319	$425,335	$1,610,950

(1)
The termination date of April 30, 2006 used to calculate the estimates set forth in the table is assumed for disclosure purposes only. The closing of the merger may occur before or after such date. In addition, as explained below in this section, some or all of the Company's executive officers may remain employed with the surviving corporation after the merger in which case severance benefits would not be payable on such date (if at all).

(2)
Estimates are subject to change based on the date of completion of the merger, date of termination of the executive officer, interest rates then in effect and certain other assumptions used in the calculation.

(3)
Represents the estimated value of outplacement benefits and continuation of certain health and welfare benefit plan coverage.

(4)
Includes the estimated gross-up payment due with respect to the accelerated vesting of certain restricted stock, deferred stock units and performance share awards as described in this section, as well as the estimated gross-up payment due with respect to severance benefits.

  Possible Continued Employment of Certain Executive Officers

        Employees of the Company, including executive officers, will remain employed by the surviving corporation following the merger unless their employment is terminated or they resign. As of the date of this proxy statement, none of the Company's executive officers has entered into any agreements with Parent or its affiliates regarding employment with the surviving corporation. Although no such agreements currently exist, the Company's executive officers who remain with the surviving corporation following the merger may, prior or after the closing of the merger, enter into new arrangements with Parent or its affiliates (which may amend their existing agreements) regarding employment with the surviving corporation. Executive officers who continue working for the surviving corporation or its affiliates, or who resign voluntarily without good reason, might not qualify to receive some of the benefits described above.

  Deferred Compensation Plans

        The Company's executive officers are eligible to participate in deferred compensation plans maintained by the Company. The merger agreement provides that Parent will use commercially reasonable efforts to, and will use commercially reasonable efforts to cause the surviving corporation and each of its subsidiaries to, not terminate any deferred compensation plan earlier than December 31, 2010 and not terminate or withdraw funds from any trust holding assets relating to any such plan until all benefits under the plan have been satisfied. Notwithstanding the foregoing, the merger agreement does not restrict the right of Parent, the surviving corporation, or any of their respective subsidiaries to cease making company contributions to a deferred compensation plan or, for periods beginning after 2006, terminate the ability of participants to make deferral contributions to a deferred compensation plan.

  Director Compensation

        Each of the Company's non-employee directors receives an annual retainer fee for service on the Board of Directors (in addition to certain fees for attending Board and committee meetings). Under the Company's non-employee director stock compensation plan, non-employee directors must receive at least 25 percent (but may elect to receive up to 100 percent) of their annual retainer in shares of the Company's common stock. Pursuant to the plan, the Company issued an aggregate of 3,764 shares of common stock to non-employee directors on January 3, 2006 in lieu of all or a portion of the directors' 2006 annual retainer.

  Indemnification and Insurance

        The merger agreement provides that Parent will, and will cause the surviving corporation to fulfill and honor in all respects all of our obligations to indemnify, advance expenses to or exculpate (including any obligations to advance funds for expenses) the current or former directors or officers of Water Pik or any of its subsidiaries (the "indemnified parties") under our Restated Certificate of Incorporation, as amended, or Bylaws and any agreement between an indemnified party and Water Pik or a subsidiary in effect as of January 6, 2006 and that is listed in the disclosure schedules to the merger agreement. The certificate of incorporation and bylaws of the surviving corporation will, for a period of six years, contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the indemnified parties as those contained in Water Pik's Restated Certificate of Incorporation, as amended, and Bylaws in effect on January 6, 2006.

        For a period of six years after the effective time, Parent will, and will cause the surviving corporation to, maintain in effect the current policies of directors' and officers' liability insurance maintained by Water Pik covering those persons (but only those persons) who are covered by such policies as of January 6, 2006; provided, however, that in no event will Parent or the surviving corporation be required to pay an annual premium on such insurance policy that is greater than 200 percent of the annual premium payable by Water Pik as of January 6, 2006 for such coverage. If such coverage is no longer available (or is only available for an amount in excess of 200 percent of the annual premium), Parent and the surviving corporation will nevertheless be obligated to provide such coverage as may be obtained for such 200 percent amount. Parent and the surviving corporation will if requested by Water Pik, concurrent with the effective time, satisfy their obligations under the first sentence of this paragraph by purchasing a "tail" policy under Water Pik's existing directors' and officers' insurance policy that (1) has an effective term of six years from the effective time, (2) covers those persons (but only those persons) who are covered by Water Pik's directors' and officers' insurance policy in effect as of January 6, 2006, and (3) contains terms and conditions (including coverage amounts) that are no less advantageous than those contained in the terms and conditions of Water Pik's directors' and officers' insurance policies in effect as of January 6, 2006.

        From the effective time through the sixth anniversary of the effective time, each of Parent and the surviving corporation will, jointly and severally, indemnify and hold harmless each indemnified party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (1) the fact that the indemnified party is or was an officer, director, employee or agent of Water Pik or any subsidiary or (2) matters existing or occurring at or before the effective time (including the merger agreement and the transactions and actions contemplated by it), whether asserted or claimed before, at or after the effective time, to the fullest extent permitted under applicable law. Each indemnified party will be entitled to payment of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent and the surviving corporation, jointly and severally, within ten business days of receipt by the surviving corporation from the indemnified party of a request for payment; provided that any person to whom expenses are paid provides an undertaking, to the extent required by Delaware Law, to repay such amounts if it is ultimately determined that such person is not entitled to indemnification.

        These provisions are intended to be for the benefit of, and are enforceable by, the indemnified parties and their heirs and personal representatives and will be binding on Parent and the surviving corporation and its successors and assigns.

Interests of Certain Other Employees

        Certain other employees of the Company, in addition to the Company's directors and executive officers, have interests in the merger that may be different from, or in addition to, the interests of the Company's stockholders generally, including certain rights to severance benefits, transaction bonus payments and accelerated vesting of equity awards. Such other employees will only receive severance benefits in the event the employee is terminated without "cause" within one year following a change of control.

Financing of the Merger

  Equity Financing

        Parent has received an equity commitment letter dated January 6, 2006 from the Carlyle Fund and Zodiac, pursuant to which such parties have agreed to capitalize Parent with an aggregate equity contribution of up to $157 million.

        The commitment to make the equity contribution is subject to (1) Parent having received (simultaneously with the closing of the merger) the proceeds of $240 million of term loan facilities and a $50 million revolving credit facility, up to $30 million of which may be drawn on the closing date of the merger on the terms and conditions set forth in the commitment letter of ING, dated as of January 6, 2006 and described below and (2) the satisfaction in full (or waiver by the Parent and Merger Co) of the mutual closing conditions and the closing conditions for the benefit of Parent and Merger Co, each as set forth in the merger agreement.

  Debt Financing

        Parent and Merger Co have received a debt commitment letter, dated as of January 6, 2006, from ING, which provides the following, subject to the conditions described below:

  •
  a $165 million senior secured first lien term loan credit facility (the "First Lien Term Loan Facility") for the purpose of financing a portion of the merger consideration, repaying certain existing indebtedness of Water Pik and paying related fees and expenses incurred in connection with the merger and the equity and debt financing;

  •
  a $75 million senior secured second lien term loan credit facility (the "Second Lien Term Loan Facility") for the purpose of financing a portion of the merger consideration, repaying certain existing indebtedness of Water Pik and paying related fees and expenses incurred in connection with the merger and the equity and debt financing; and

  •
  a $50 million senior secured first lien revolving credit facility (the "Revolving Credit Facility" and together with the First Lien Term Loan Facility, the "First Lien Facilities" and together with the First Lien Term Loan Facility and the Second Lien Term Loan Facility, the "Senior Credit Facilities"), up to $30 million of which may be drawn on the closing date of the merger, for the purpose of financing a portion of the merger consideration, paying related fees and expenses incurred in connection with the merger and the equity and debt financing and providing ongoing working capital and financing for other general corporate purposes, including permitted acquisitions and investments (subject to certain limitations) of the surviving corporation and its subsidiaries.

        The debt commitment letter expires on the earlier of June 30, 2006 and the completion of the documentation governing the Senior Credit Facilities. The documentation governing the Senior Credit Facilities has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement. Except as described herein, there is no current plan or arrangement to finance or repay the debt financing arrangements.

  Conditions Precedent to the Debt Financing

        The availability of the Senior Credit Facilities is subject to, among other things, the following conditions precedent:

  •
  the satisfaction of conditions corresponding to the "material adverse effect" condition in the merger agreement;

  •
  the consummation of the merger in accordance with the merger agreement (and no provision thereof being waived or amended in a manner material and adverse to the lenders without the consent of ING);

  •
  the refinancing of certain existing indebtedness of Water Pik and its subsidiaries concurrently with the funding of the Senior Credit Facilities on terms and conditions reasonably satisfactory to ING;

  •
  the borrower having received cash from the common equity investments of the Carlyle Fund and Zodiac, which comprises not less than 30 percent of the pro forma capitalization of the borrower following the merger;

  •
  the delivery to ING of copies of certain audited and unaudited financial statements, including pro forma financial statements;

  •
  the receipt and effectiveness of all material governmental consents and approvals necessary to consummate the merger and the expiration of applicable regulatory appeals and waiting periods;

  •
  the receipt of a satisfactory solvency opinion from a third party appraiser, which opinion may be the same opinion provided for in the merger agreement;

  •
  the payment of required fees and expenses;

  •
  the negotiation, execution and delivery of satisfactory definitive credit and security documentation and the delivery of certain other customary certificates and documents; and

  •
  the debt to normalized consolidated EBITDA ratio of the borrower not exceeding 5.5 to 1, after giving effect to the maximum amount of borrowings under the Revolving Credit Facility forecasted for 2006, not to exceed $30 million.

  Senior Credit Facilities

        General.    The borrower under the Senior Credit Facilities will be the surviving corporation. The Senior Credit Facilities will consist of a $50 million first lien revolving credit facility with a term of six years, a $165 million first lien term loan facility with a term of seven years and a $75 million second lien term loan with a term of seven and a half years. Up to $10 million of the revolving credit facility will be available to a Canadian subsidiary of the borrower in both U.S. and Canadian dollars, with any borrowings by the Canadian borrower to be guaranteed by the surviving corporation. In addition, following the closing date of the merger, the borrower will be entitled to incur additional term loans under a new term loan facility, which may be included in the First Lien Facilities, in an aggregate principal amount of up to $80 million, subject to certain conditions, including that no default or event of default shall exist immediately before or after giving effect to such incurrence and that no lender under the Senior Credit Facilities will be required to provide such additional term loans. No alternative financing arrangements or alternative financing plans have been made to provide financing in lieu of the Senior Credit Facilities in the event that the Senior Credit Facilities are not available as anticipated.

        ING has been appointed as lead arranger and bookrunner for the Senior Credit Facilities, and in its capacity as lead arranger will manage the syndication of the Senior Credit Facilities. Additional agents or co-agents for the Senior Credit Facilities may be appointed before completion of the merger.

        Interest Rate and Fees.    At the borrower's option, loans under the Senior Credit Facilities will bear interest based on either LIBOR (the London interbank offered rate) or ABR (a rate equal to the higher of (1) the federal funds effective rate plus 0.50 percent and (2) the rate of interest publicly announced by the Wall Street Journal as the prime rate then in effect) plus, in each case, an applicable margin. Loans under the Canadian revolving tranche that are in Canadian dollars will bear interest, at the Canadian borrower's option, equal to (1) the Canadian Dollar Prime Rate or (2) the Applicable BA Discount Rate. Upon the occurrence and during the continuance of a default, interest will accrue on overdue amounts at an annual rate of 2 percent in excess of the applicable rate plus margin. The applicable margin in respect of the loans under the First Lien Facilities is expected to be:

  •
  2.50 percent in the case of LIBOR loans and

  •
  1.50 percent in the case of ABR loans

        The applicable margin in respect of the loans under the Second Lien Term Loan Facility is expected to be:

  •
  7.00 percent in the case of LIBOR loans and

  •
  6.00 percent in the case of ABR loans

        After the surviving corporation's delivery of financial statements for the first full fiscal quarter ending after the effective date of the merger, the applicable margins will be subject to decrease pursuant to a leverage-based pricing grid.

        In addition, the borrower will pay customary commitment fees (subject to decreases based on leverage), letter of credit fees and agency fees under the Senior Credit Facilities. Upon the initial funding of the Senior Credit Facilities, Parent and Merger Co have also agreed to pay an underwriting fee to ING.

        Prepayments and Amortization.    The borrower will be permitted to make voluntary prepayments at any time, without premium or penalty, and will be required to make mandatory prepayments with (1) net cash proceeds of non-ordinary course asset sales (subject to reinvestment rights and other exceptions), (2) issuances of debt (other than permitted debt and other exceptions), and (3) a percentage of the surviving corporation's excess cash flow (with step-downs based on leverage ratios). The First Lien Term Loan Facility is expected to be repaid in equal quarterly installments, in an aggregate annual amount equal to 1 percent of the original principal amount, with the balance payable on the final maturity date of the term loan. The Second Lien Term Loan Facility will not be amortized.

        Guarantors.    All obligations under the Senior Credit Facilities will be guaranteed by Parent and each of the existing and future direct and indirect, wholly-owned domestic subsidiaries of the surviving corporation as well as certain foreign subsidiaries.

        Security.    The obligations of the borrower and the guarantors under the Senior Credit Facilities will be secured, subject to permitted liens and other agreed upon exceptions, by (1) all the capital stock of the surviving corporation and its domestic subsidiaries, (2) 65 percent of the capital stock of all of the direct "first-tier" foreign subsidiaries of the surviving corporation and the guarantors and (3) substantially all present and future assets of Parent, the surviving corporation and each other guarantor except, in the case of any foreign subsidiary, to the extent such pledge or security interest would be prohibited by applicable law, would result in materially adverse tax consequences, or the associated costs of which are excessive in relation to the benefit of such pledge or security interest. The security required to be provided prior to the initial funding of the Senior Credit Facilities will be subject to customary exceptions for completion following the closing date of steps not practicable to be completed prior to such time.

        Other Terms.    The Senior Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, capital expenditures, liens and dividends and other distributions and a minimum interest coverage ratio and a maximum total leverage ratio. The Senior Credit Facilities will also include customary events of defaults, including a change of control to be defined.

Guarantees; Remedies

        In connection with the merger agreement, Zodiac and Carlyle Europe Partners II, L.P. have agreed to guarantee the due and punctual observance, performance and discharge of certain of the payment obligations of Parent under the merger agreement. Under the Carlyle Guaranty, Carlyle guaranteed 80 percent of Parent's obligation to pay the Parent Termination Fee, if any, to the Company arising under the merger agreement, up to a maximum of $8 million (plus interest, fees and expenses). Under the Zodiac Guaranty, Zodiac guaranteed 20 percent of Parent's obligation to pay the Parent Termination Fee, if any, to the Company arising under the merger agreement, up to a maximum of $2 million (plus interest, fees and expenses). Each guarantee will remain in full force and effect until the earlier of (1) the effective time of the merger, (2) the termination of the merger agreement (unless the merger is terminated by Water Pik under certain circumstances) or (3) the first anniversary of the date of such guarantee (unless Water Pik has commenced an action against the guarantor under the guarantee before the first anniversary).

        We have agreed in the merger agreement that, the payment of the Parent Termination Fee and certain fees, expenses and interest, as provided in the Carlyle Guaranty and the Zodiac Guaranty are our exclusive remedy against Parent, Merger Co, the Carlyle Fund, Zodiac, or any of their respective stockholders, partners, members, affiliates, directors, officers or agents for loss suffered as a result of the breach of the merger agreement by Parent or Merger Co. or the failure of the merger to be consummated upon termination of the merger agreement.

Amendment to the Company's Rights Agreement

        On November 12, 1999, Water Pik entered into a rights agreement with Mellon Investor Services LLC, as rights agent, in order to ensure that any strategic transaction undertaken by Water Pik would be one in which all stockholders can receive fair and equal treatment and to guard against coercive or other abusive takeover tactics that might result in unequal treatment of Water Pik's stockholders. In general, the rights agreement imposes a significant penalty upon any person or group that acquires 15 percent or more of Water Pik's outstanding common stock without the approval of our Board of Directors (an "Acquiring Person"). The rights agreement was amended on December 28, 2000 to exempt certain purchasers from the definition of an "Acquiring Person" and again on June 11, 2004 to provide that the rights agreement would not apply to certain "Qualified Offers."

        On January 6, 2006, immediately before the execution of the merger agreement, the Company and the rights agent entered into an amendment to the rights agreement that provides that neither (x) the approval, execution or delivery of the merger agreement or any amendments, or (y) the commencement or, prior to termination of the merger agreement, the consummation of any of the transactions contemplated by the merger agreement, including the merger will entitle any holder of rights under the rights agreement to exercise such rights.

        In addition, the amendment to the rights agreement provides that none of Parent, Merger Co nor any of their affiliates will be deemed to be an "Acquiring Person", and none of a "Distribution Date" (which occurs when the rights detach from the common stock), a "Shares Acquisition Date" (which is the first date of public announcement by the company or an "Acquiring Person" that an "Acquiring Person" has become such), an event described in Section 13 of the rights agreement (which occurs when the rights held by persons other than the "Acquiring Person" become exercisable to purchase common stock of the acquiring company), or an event described in Section 11(a)(ii) of the rights agreement (which occurs when the rights held by persons other than an "Acquiring Person" become exercisable to purchase common stock of the company at a discount) will be deemed to have occurred in each case as a result of either (x) or (y) above.

        The amendment to the rights agreement also provides that the rights will expire immediately before the merger becomes effective.

Regulatory Matters

        The HSR Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On February 13, 2006, the Company and Carlyle Europe Partners II, L.P. made the required filings with the Antitrust Division and the Federal Trade Commission. The applicable waiting period will expire on March 15, 2006, unless early termination is granted with respect to the required filings, or the waiting period is extended by additional requests for documents or information. In addition, The Carlyle Group made the required antitrust filings under German law and Austrian law on February 17, 2006.

        At any time before or after consummation of the merger, the Antitrust Division or the Department of Justice or the Federal Trade Commission may, however, challenge the merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, the Company, Parent and Merger Co will prevail.

        Under the merger agreement, the Company, Parent and Merger Co have agreed to use their commercially reasonable efforts to obtain all required governmental clearances in connection with the execution of the merger agreement and completion of the merger. In addition, the Company, Parent and Merger Co have agreed to take commercially reasonable efforts to resolve any objections asserted on antitrust grounds with respect to the merger.

        Except as noted above with respect to the required filings under the HSR Act and the antitrust laws of Germany and Austria, and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Material U.S. Federal Income Tax Consequences

        The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to United States holders (as defined below) of Water Pik common stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code" in this proxy statement, existing and proposed Treasury Regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address state, local or foreign tax consequences that may be applicable to the parties specified in the first sentence of this paragraph, and such parties should consult their own tax advisors with respect to such consequences.

        The following discussion applies only to United States holders (as defined below) of Water Pik common stock who hold such shares as capital assets and may not apply to shares of Water Pik common stock acquired pursuant to the exercise of employee stock options or other compensation arrangements (and does not, except as specifically set forth below, apply to the exchange or cancellation of employee stock options, including the receipt of cash therefor), and this discussion does not address tax issues relevant to certain classes of taxpayers who may be subject to special treatment under the Code, such as banks and other financial institutions, insurance companies, tax-exempt investors, regulated investment companies, real estate investment trusts, persons subject to the alternative minimum tax, persons who hold their Water Pik common stock as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction, persons who are deemed to sell their Water Pik common stock under the constructive sale provisions of the Code, stockholders that elect to use a mark-to-market method of accounting for their securities holdings, persons that have a functional currency other than the U.S. dollar, expatriates, S corporations, entities classified as partnerships for U.S. federal income tax purposes or stockholders who hold Water Pik common shares as dealers. All such United States holders should consult their own tax advisors concerning the U.S. federal income tax consequences of the merger to their particular situations.

        Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger.

        If a partnership holds Water Pik common stock, the tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner of a partnership holding Water Pik common stock should consult his, her or its tax advisors.

        For purposes of this discussion, a "United States holder" means a holder that is (1) a citizen or resident of the United States for federal income tax purposes, (2) a corporation (or other entity treated as an association taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

  United States Holders

        In general, United States holders of Water Pik stock who receive cash in exchange for their shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between their adjusted tax basis in their shares and the amount of cash received. If a stockholder holds Water Pik common stock as a capital asset, the gain or loss should generally be a capital gain or loss. If the stockholder has held the shares for more than one year, the gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations.

        In general, stockholders who receive cash in connection with the exercise of their appraisal rights will recognize gain or loss. Any stockholder considering exercising statutory appraisal rights should consult with his or her own tax advisor.

        United States holders of Water Pik common stock may be subject to backup withholding at a rate of 28 percent on cash payments received in exchange for shares in the merger or received upon the exercise of appraisal rights. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and requirements. Corporations generally are exempt from backup withholding. United States holders should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent following the completion of the merger to provide the information and certification necessary to avoid backup withholding.

Fees and Expenses of the Merger

        We estimate that we will incur, in connection with the entire strategic review process and the sale of the Company (including the heating systems business) as described above in "The Merger — Background of the Merger," transaction-related fees and expenses totaling approximately $11.5 million. This amount consists of the following estimated fees and expenses:

Financial Advisor Fees and Expenses	$8,500,000
Legal, Accounting and Other Professional Fees	$2,800,000
Printing, Proxy Solicitation and Mailing Costs	$100,000
Filing Fees	$50,000
Miscellaneous	$10,000

TOTAL	$11,460,000

        None of these costs and expenses will reduce the $27.75 per share merger consideration payable to holders of Water Pik common stock or the amount payable to stock option holders.

        In addition, if the merger agreement is terminated under certain circumstances, Water Pik will be obligated to pay a termination fee of $10 million as directed by Parent. See "The Merger Agreement — Termination Fees and Expenses."

THE MERGER AGREEMENT

        This section of the proxy statement describes the material provisions of the merger agreement, but does not purport to describe all the provisions of the merger agreement. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement attached as Annex A and incorporated by reference into this document has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

Form of the Merger

        If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Co, a wholly-owned subsidiary of Parent created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into Water Pik. The separate corporate existence of Merger Co will cease, and Water Pik will survive the merger and will become a wholly-owned subsidiary of Parent. We sometimes refer to Water Pik after the merger as the surviving corporation.

Structure of the Merger

        At the effective time of the merger, Merger Co will merge with and into Water Pik. Upon completion of the merger, Merger Co will cease to exist as a separate entity and Water Pik will continue as the surviving corporation. All of Water Pik's and Merger Co's properties, assets, rights, privileges, immunities, powers and purposes, and all of their liabilities, obligations and penalties, will become those of the surviving corporation. Following the completion of the merger, Water Pik's common stock will be delisted from the NYSE, deregistered under the Exchange Act and no longer publicly traded.

Effective Time

        The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger) on the closing date of the merger. The closing date will occur no later than the later of (1) the second business day following the satisfaction or waiver of the conditions set forth in the merger agreement and (2) April 26, 2006, unless the parties to the merger agreement agree to a different time. Water Pik intends to complete the merger as promptly as practicable, subject to receipt of stockholder approval and all requisite regulatory approvals. We refer to the time at which the merger is completed as the effective time. Although Water Pik expects to complete the merger in late April, we cannot specify when, or assure you that, Water Pik and Parent will satisfy or waive all conditions to the merger.

Certificate of Incorporation and Bylaws

        The certificate of incorporation and the bylaws of the surviving corporation will be amended as of the effective time of the merger in the forms attached as exhibits to the merger agreement.

Board of Directors and Officers of the Surviving Corporation

        The initial directors of the surviving corporation will be the directors of Merger Co immediately following the merger. Water Pik's officers will continue to be the officers of the surviving corporation following the merger.

Consideration to be Received in the Merger

Outstanding Shares of Common Stock

        At the effective time of the merger, each share of our common stock issued and outstanding immediately before the effective time of the merger will automatically be cancelled and converted into the right to receive $27.75 in cash, other than shares of common stock:

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  owned by us as treasury stock immediately before the effective time of the merger, all of which will be cancelled without any payment;

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  owned by Parent or Merger Co or any other wholly-owned subsidiary of Parent or Merger Co immediately before the effective time of the merger, all of which will be cancelled without any payment;

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  owned by any of our wholly-owned subsidiaries immediately before the effective time of the merger, all of which will be cancelled without any payment; and

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  held by a stockholder who is entitled to demand and has made a demand for appraisal of such shares in accordance with the General Corporation Law of the State of Delaware and has not voted in favor of adoption of the merger agreement, until such time as such holder withdraws, fails to perfect or otherwise loses such holder's appraisal rights under the General Corporation Law of the State of Delaware.

Stock Options, Restricted Stock and Deferred Stock Units

        The merger agreement provides that at the effective time of the merger:

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  Unless otherwise agreed between the holder of a Company stock option and Parent, each stock option that is outstanding before the effective time under any of the Company's Broad-Based Stock Option Plan, the Company's 1999 Incentive Plan, and the Company's 1999 Non-Employee Director Stock Compensation Plan will be cancelled and converted into the right to receive cash (subject to applicable withholding taxes) equal to (1) the excess, if any, of $27.75 per share over the per share exercise or purchase price of such outstanding stock option, multiplied by (2) the number of shares underlying such option. Notwithstanding the foregoing, Parent may permit holders of certain Company stock options to elect before the effective date of the merger to exchange their outstanding Company stock options and receive substituted options to purchase common stock of Parent;

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  Each deferred stock unit outstanding immediately before the effective time of the merger, will be converted into the right to receive cash equal to $27.75 per share;

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  Each performance share that Water Pik has, subject to certain specified criteria being satisfied, agreed to issue but not yet issued immediately before the effective time will be converted into the right to receive cash equal to $27.75 per share; and

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  Each share of Water Pik common stock that is subject to restrictions on ownership or transferability will vest in full and be converted into the right to receive cash equal to $27.75 per share.

Payment Procedures

        Before the effective time of the merger, Parent will appoint an exchange agent that will pay the merger consideration in exchange for certificates representing shares of the Company's common stock. At the effective time of the merger, Parent will, or will cause the surviving corporation to, deposit a sufficient amount of cash with the exchange agent in order to permit the payment of the aggregate merger consideration. The exchange agent will pay the per share merger consideration, less any applicable withholding taxes, to Water Pik's stockholders promptly following the exchange agent's receipt of the stock certificates and a properly completed letter of transmittal. No interest will be paid or accrued on the cash payable upon the surrender or any such stock certificate. Any funds that have not been distributed within one year after the effective time of the merger will be distributed to the surviving corporation and stockholders who have not complied with the instructions to exchange their certificates will be entitled to look only to the surviving corporation for payment of the applicable per share merger consideration, without interest.

        You should not return your stock certificates with the enclosed proxy card, and you should not return your stock certificates to the exchange agent without a letter of transmittal.

        The exchange agent and the surviving corporation will be entitled to deduct and withhold from the consideration otherwise payable to any holder of the Company's common stock any applicable withholding taxes that it is required to deduct and withhold with respect to making such payment under the Code, or any other applicable state, local or foreign tax law. Water Pik stockholders are entitled to assert appraisal rights instead of receiving the merger consideration. For a description of these appraisal rights, see "Appraisal Rights" below beginning on page 69.

Representations and Warranties

        The merger agreement contains representations and warranties made by Water Pik to Parent and Merger Co and representations and warranties made by Parent and Merger Co to Water Pik, subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection therewith. None of the representations and warranties in the merger agreement will survive after the effective time of the merger.

        The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations. For example, many of Water Pik's representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, a "material adverse effect" means, with respect to any entity, any event, circumstance, development, change or effect that has had a material adverse effect on the business, condition (financial or otherwise) or results of operations of such entity and its subsidiaries, taken as a whole; provided that none of the following constitute or may be considered in determining whether a material adverse effect has occurred: (1) the announcement of the execution of the merger agreement, or the pendency of the consummation of the merger (including, without limitation, changes as a result of such announcement resulting from (x) actions by customers or competitors, (y) loss of personnel or customers, or (z) delay or cancellation of orders for services or products); (2) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which Water Pik and its subsidiaries conduct their business (other than changes resulting from acts of terrorism or war), so long as such conditions do not adversely affect Water Pik or its subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate; (3) any change in any applicable law or GAAP; (4) any failure by Water Pik to meet any published or internally prepared estimates of revenues or earnings (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise included in clauses (1)-(3) of this definition); (5) a decline in the price of Water Pik's common stock on the NYSE (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise included in clauses (1)-(3) of this definition); or (6) the execution and performance of or compliance with the merger agreement.

        The representations and warranties Water Pik made to Parent in the merger agreement relate to, among others things:

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  corporate matters, including due organization, power and qualification;

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  Water Pik's certificate of incorporation and bylaws;

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  Water Pik's subsidiaries;

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  Water Pik's capitalization;

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  authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

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  absence of conflicts with, or violations of, organizational documents or other obligations as a result of the consummation of the transactions contemplated by the merger agreement;

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  identification of required governmental filings and consents;

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  accuracy of information contained in registration statements, reports and other documents that Water Pik files with the SEC, the compliance of Water Pik's filings with the regulations promulgated by the SEC and with applicable federal securities law requirements and, with respect to financial statements included in such filings, generally accepted accounting principles;

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  establishment and maintenance of disclosure controls and procedures required under applicable federal securities laws and the filing of all certifications required by applicable provisions of the Sarbanes-Oxley Act of 2002;

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  absence of certain material liabilities;

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  absence of any "off-balance sheet arrangements" or any commitment to become a party to any such arrangements;

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  absence of a material adverse effect on Water Pik;

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  conduct of Water Pik's business in the ordinary course;

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  tax matters;

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  intellectual property matters;

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  possession of permits and compliance with law;

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  litigation matters;

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  brokers' and finders' fees;

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  employee benefit plans;

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  environmental matters;

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  Water Pik's material contracts and key customer relationships;

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  Water Pik's proxy statement being free of material misstatements or omissions;

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  Board approval and requisite stockholder vote;

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  receipt of a fairness opinions from Water Pik's financial advisors;

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  amendment of Water Pik's rights agreement;

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  owned and leased property;

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  absence of transactions with affiliates;

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  labor and employment matters;

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  insurance matters;

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  sufficiency of assets; and

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  disclaimer of other representations and warranties not included in the merger agreement.

        In addition, each of Parent and Merger Co made representations and warranties to Water Pik regarding, among others:

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  corporate matters, including due organization, power and qualification;

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  certificate of incorporation and bylaws;

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  authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

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  absence of conflicts with, or violations of, organizational documents or other obligations as a result of the transactions contemplated by the merger agreement;

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  brokers' and finders' fees;

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  the information to be provided by Parent and Merger Co for inclusion in Water Pik's special meeting proxy statement being free from material misstatements and omissions;

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  Board approval;

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  the debt and equity commitment letters received by Parent and Merger Co, including that the commitment letters are in full force and effect and that Merger Co has no reason to believe that it will be unable to timely satisfy any of the terms or conditions for closing such financings;

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  Section 203 of the General Corporation Law of the State of Delaware;

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  delivery of the guarantees by Carlyle Europe Partners II, L.P. and Zodiac, S.A.; and

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  no reliance on representations and warranties not included in the merger agreement.

Covenants Relating to the Conduct of Water Pik's Business

        From the date of the merger agreement through the effective time of the merger or its termination (whichever is earlier), Water Pik has agreed, and has agreed to cause its subsidiaries, to operate in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its business organizations and preserve the goodwill of its customers, suppliers, employees (taken as a whole) and other persons having business relationships with Water Pik.

        During the same period, Water Pik has also agreed that, subject to certain exceptions, it will not and will not permit its subsidiaries to take certain actions without the prior written consent of Parent, which consent will not be unreasonably withheld, delayed or conditioned. Such prohibited actions include, among others:

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  entering into any new line of business material to Water Pik or its subsidiaries taken as a whole;

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  declaring or paying any dividend or other distribution;

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  purchasing, redeeming or otherwise acquiring shares of its or its subsidiaries' capital stock;

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  issuing or otherwise disposing of or encumbering any securities, or granting any right or option to acquire any securities, other than (1) pursuant to the exercise of outstanding options in accordance with their present terms; (2) pursuant to the employee stock purchase plan in accordance with its present terms; (3) in respect of deferred stock units; or (4) in respect of outstanding performance shares, subject to certain specified criteria being satisfied;

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  amending Water Pik's certificate of incorporation or bylaws or those of its subsidiaries;

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  acquiring or agreeing to acquire any business or entity or otherwise acquire or agree to acquire any assets that are material to Water Pik's business;

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  entering into any joint ventures, strategic partnerships or alliances that are material to any of Water Pik's divisions or business units;

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  except as required by the SEC or generally accepted accounting principles, or as set forth in the merger agreement disclosure schedules, selling, leasing, licensing, mortgaging or otherwise encumbering or disposing of any properties or assets that are material to Water Pik's business, except for sales of inventory in the ordinary course of business;

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  except as required by law or applicable treasury regulations, making any loans, advances or capital contributions to, or investments in, any other person, other than: (1) loans or investments by Water Pik or a subsidiary to or in Water Pik or any of its wholly-owned subsidiaries or (2) ordinary course extensions of credit related to the sale of goods;

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  making any material change in Water Pik's methods or principles of accounting;

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  making certain changes in tax accounting methods or making, changing or rescinding any material tax election, settling or compromising any material tax liability, filing any amended tax return involving a material amount of additional taxes (except as required by law) or waiving or extending the statute of limitations in respect of taxes (other than ordinary course filing extensions), other than, in each case, in the ordinary course of business and consistent with past practice;

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  except for certain stated exceptions, adopting or amending any Company employee benefit plans, stock incentive plans or employee stock purchase plan;

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  except for certain stated exceptions, entering into or amending any employment, severance, consulting or similar contract or collective bargaining agreement (other than ordinary course "at will" employment arrangements), paying any special bonus or remuneration (cash, equity or otherwise) to any director or employee, or increasing the salaries, wages or benefits (including severance or indemnification) of Water Pik's directors, officers, employees or consultants except (1) in the ordinary course of business or (2) in amounts not to exceed the amounts set forth in disclosure schedules;

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  granting a third party any right of license to any material intellectual property owned by Water Pik or its subsidiaries;

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  incurring or guaranteeing any indebtedness for borrowed money, issuing or selling any debt securities or warrants or other rights to acquire any debt securities of Water Pik or any of its subsidiaries, except for borrowings under Water Pik's revolving credit facility in the normal course of business;

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  making any loans, advances or capital contributions to, or investments in, any other person, other than to Water Pik or any direct or indirect wholly-owned subsidiary and other than travel and entertainment advances to employees in the ordinary course of business;

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  adopting a plan of liquidation, dissolution, restructuring or reorganization;

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  engaging in any transaction with or enter into any agreement or arrangement between Water Pik or any of its subsidiaries on the one hand, and any affiliate of Water Pik on the other hand, including transactions, agreements or arrangements of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

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  modifying, amending, terminating or waiving any material rights under any material contract in any material respect other than the amendment, expiration or renewal of any such contract in the ordinary course of business;

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  entering into any material contract, other than in the ordinary course of business;

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  settling, compromising, waiving, satisfying or instituting any material litigation, suit, proceeding, arbitration or claim (other than claims for less than $50,000 individually or $250,000 in the aggregate);

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  writing up, writing down or writing off the book value of any of Water Pik's or its subsidiaries' material assets, other than (1) in the ordinary course of business and consistent with past practice or (2) as may be required by GAAP;

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  incurring, authorizing or committing to any capital expenditures or liabilities in excess of certain agreed upon amounts;

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  paying or failing to pay any material account payable or collect or settle any material account receivable other than in the ordinary course of business; or

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  agreeing in writing or otherwise to take any of the actions described above.

        Notwithstanding any of the covenants described above, Water Pik may, and it may cause each of its subsidiaries to, without the consent of Parent, amend or modify any of its "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) to the extent required or deemed advisable by Water Pik to comply with Section 409A of the Code and/or any regulations or guidance promulgated under the Code; provided that no such amendment will result in material liability beyond benefits otherwise due.

Preparation of Proxy Statement; Stockholders' Meeting and Board Recommendation

        Water Pik agreed that, promptly after the execution of the merger agreement, it would prepare and file with the SEC a preliminary proxy statement, together with a form of proxy, and use its reasonable efforts to clear the proxy statement and form of proxy with the SEC. Water Pik further agreed that promptly after the proxy statement and form of proxy were cleared with the SEC it would mail the definitive proxy statement and form of proxy to its stockholders.

        Parent has agreed to provide Water Pik with any information with respect to Parent, Merger Co, Parent's business or the equity or debt financings or any alternative financing arrangement that may be required in order to effectuate the preparation and filing of the proxy statement (or any amendment or supplement to the proxy statement). In exchange, Water Pik will provide Parent and its counsel with a reasonable opportunity to review and comment on the proxy statement (or any amendment or supplement) before its filing with the SEC and will incorporate any reasonable comments in the proxy statement.

        Water Pik will respond to, and provide Parent and its counsel with a reasonable opportunity to participate in its response to, any comments from the SEC and will notify Parent promptly upon the receipt of any comments from the SEC in connection with the filing of, or amendments or supplements to, the proxy statement. If any event occurs that is required to be set forth in an amendment or supplement to the proxy statement, Water Pik or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to its stockholders of such amendment or supplement.

        Water Pik will take all action necessary in accordance with the General Corporation Law of the State of Delaware and its Restated Certificate of Incorporation, as amended, and Bylaws to call, hold and convene a meeting of its stockholders to consider the adoption of the merger agreement as soon as practicable after the execution of the merger agreement. Except where the Board's recommendation in favor of the adoption of the merger agreement has been withdrawn in accordance with the merger agreement, Water Pik will use commercially reasonable efforts to solicit proxies in favor of the adoption of the merger agreement. The merger agreement provides that the proxy statement will include the recommendation of the Board of Directors that the stockholders adopt the merger agreement, subject to the exceptions described below under "Acquisition Proposals."

Acquisition Proposals

        The merger agreement provides that, until the effective time of the merger or the termination of the merger agreement (whichever is earlier), Water Pik will not, nor will it permit any of its subsidiaries or its or their officers, directors, employees, representatives or agents to, directly or indirectly:

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  solicit, initiate or knowingly encourage a competing transaction or inquiries relating to a competing transaction;

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  enter into, maintain or continue negotiations with any person in furtherance of such inquiries or competing transaction;

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  agree to any competing transaction;

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  endorse any competing transaction or any agreement or understanding relating to a competing transaction; or

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  take any action to exempt any person from the restrictions on business combinations contained in Section 203 of the General Corporation Law of the State of Delaware.

        However, before the adoption of the merger agreement by the Company's stockholders, Water Pik would be permitted to respond to a bona fide, written acquisition proposal that is made after the date of the merger agreement and that did not result from a breach on its part by furnishing nonpublic information to, and negotiating with, any third party making such a proposal, if Water Pik's Board of Directors determines in good faith, after consulting with its financial advisor and outside legal counsel, that the proposal is or is reasonably likely to lead to a superior proposal, and that the failure to take the following actions with respect to such acquisition proposal is reasonably likely to result in a breach of its fiduciary obligations under applicable law. Before furnishing information with respect to itself to any person making a competing transaction proposal, Water Pik must enter into a confidentiality agreement with such third party on terms no more favorable to the third party than those contained in the confidentiality agreement between Water Pik and Parent and provide Parent (within 24 hours) with a copy of the confidentiality agreement. Thereafter, Water Pik has agreed to provide or make available to Parent all such information delivered to the third party (to the extent such information has not already been provided to Parent) at such time as Water Pik makes the information available to the third party.

        Water Pik has agreed to advise Parent orally and in writing of the receipt of any competing transaction proposal or any inquiry with respect to, or that it reasonably believe could be expected to lead to, any competing transaction proposal (in each case within 24 hours of receipt), specifying the material terms and conditions of the proposal or inquiry and the identity of the party making the proposal or inquiry, and Water Pik will provide Parent (within 24 hours), with a copy of all written materials provided to Water Pik or any of its subsidiaries in connection with any such proposal or inquiry. Water Pik has also agreed that it will notify Parent (within 24 hours) orally and in writing of any material modifications to the financial or other material terms of such proposal or inquiry and will provide Parent (within 24 hours), with a copy of all written materials subsequently provided to or by Water Pik or any of its subsidiaries in connection with any such proposal or inquiry.

        Water Pik has further agreed that neither its Board of Directors nor any committee of its Board of Directors will:

  •
  withdraw (or modify in a manner adverse to Parent) its recommendation in favor of the merger agreement or the transactions contemplated by the merger agreement;

  •
  approve or recommend any competing transaction proposal; or

  •
  approve or recommend, or publicly propose to approve or recommend, or allow Water Pik or any of its subsidiaries to execute, or enter into, any (1) letter of intent, (2) memorandum of understanding, (3) agreement in principle, (4) merger agreement or (5) other business combination or acquisition agreement, joint venture agreement or other agreement constituting or relating to a competing transaction proposal (other than a confidentiality agreement).

        However, until such time as Water Pik's stockholders adopt the merger agreement, Water Pik's Board of Directors may, only in response to a bona fide written superior proposal received by Water Pik's Board of Directors, withdraw (or modify in a manner adverse to Parent) its recommendation in favor of the merger agreement or the transactions contemplated by the merger agreement or approve or recommend a competing transaction proposal (such action, an "adverse recommendation"), but only if:

  •
  the superior proposal did not result from a breach by Water Pik of the no solicitation provisions of the merger agreement described above;

  •
  Water Pik's Board of Directors determines in good faith (after consulting with its outside legal counsel) that the failure of the Board of Directors to effect an adverse recommendation is reasonably likely to result in a breach of its fiduciary obligations to Water Pik's stockholders under applicable law; and

  •
  Water Pik has given Parent at least three business days prior written notice stating (1) that its Board of Directors has determined that such competing transaction proposal constitutes a superior proposal and that it intends to make an adverse recommendation and (2) the terms and conditions of any offer or proposal in respect to the superior proposal.

        In addition, until such time as stockholders adopt the merger agreement, the Board of Directors may, but only in response to a competing transaction proposal, terminate the merger agreement to enter into an agreement with respect to such competing transaction proposal, but only if:

  •
  the competing transaction proposal did not result from a breach by Water Pik of the no solicitation provisions of the merger agreement;

  •
  Water Pik's Board provides prior written notice to Parent that it is prepared to terminate the merger agreement to enter into an agreement with respect to a superior proposal, which notice attaches the most current version of any written agreement relating to the transaction that constitutes a superior proposal, the identity of the party making the proposal and any other material terms and conditions of such superior proposal;

  •
  Parent did not make a binding, written proposal within three business days that the Board determined in good faith, after consultation with its financial advisor, causes the competing transaction proposal that constituted a superior proposal to no longer constitute a superior proposal; and

  •
  in the event of any termination by Water Pik of the merger agreement pursuant to these terms, Water Pik pays a $10 million termination fee concurrently with and as a condition of such termination.

        Water Pik has agreed that, during the three business day period before terminating the merger agreement to enter into an agreement with respect to a superior proposal, the Board of Directors will consider and negotiate in good faith any revisions to the terms of the transaction contemplated by the merger agreement that are proposed by Parent.

        Nothing in the merger agreement prohibits Water Pik from disclosing to its stockholders a position with respect to a competing transaction proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act and the Board of Directors may withdraw, modify or amend the recommendation of the merger and the merger agreement or disclose any other information to Water Pik's stockholders at any time if, in each case, it determines, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders under applicable law.

        A "competing transaction proposal" means any proposal or offer from any person relating to any (a) direct or indirect acquisition or purchase of a business that constitutes a majority of our net revenues or assets, (b) direct or indirect acquisition or purchase of a majority of our common stock, (c) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning a majority of our common stock, or (d) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us, in each case other than the transactions contemplated by the merger agreement.

        A "superior proposal" means any unsolicited, bona fide written competing transaction proposal made by a third person on terms that the Board of Directors determines in good faith, after consultation with a nationally recognized investment bank and counsel, taking into consideration such financial, legal, regulatory and other factors as they deem relevant, to be more favorable to the stockholders than those contemplated by the merger agreement.

Confidentiality; Access to Information

        The parties to the merger agreement have agreed that the previously executed non-disclosure agreement between the Company and Parent dated February 3, 2005 will continue in full force and effect in accordance with its terms.

        Water Pik will afford Parent and Parent's accountants, counsel and other representatives reasonable access during normal business hours to all information concerning its business that is reasonably requested. Water Pik will also furnish to Parent, at the earliest time they are available, any monthly or quarterly financial statements and data as are routinely prepared by it, but in no event more than 20 days after the end of the Company's relevant fiscal period.

Public Disclosure

        The parties to the merger agreement have agreed to consult with each other before issuing, and to mutually agree upon, any press release or other public announcement pertaining to the merger and the related transactions, except as may be required by applicable law or any listing agreement with, or the policies of, a national securities exchange in which case the party proposing to issue the press release or announcement will use its reasonable efforts to consult with the other parties before any such issuance, to the extent practicable.

Regulatory Filings; Commercially Reasonable Efforts

        Each party to the merger agreement has agreed to coordinate and cooperate with each other and use commercially reasonable efforts to comply with all legal requirements by making all filings, notices, petitions, statements or submissions of information required by any governmental entity (whether domestic or foreign) in connection with the merger, including filings under the HSR Act and similar foreign filings. In addition, each party to the merger agreement has agreed to use commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the merger.

Notification of Certain Matters

        Each party to the merger agreement has agreed to give prompt notice to the other party if any representation or warranty made by it contained in the merger agreement has become untrue or inaccurate or there has been any failure by it to materially comply with or satisfy any covenant, condition or agreement if the closing conditions related to such party's representations and warranties or covenants would not be satisfied. The notice called for under this provision will not limit or otherwise affect the remedies available under the merger agreement to any of the parties sending or receiving such notice.

Indemnification

        Parent will, and will cause the surviving corporation to fulfill and honor in all respects all of our obligations to indemnify, advance expenses to or exculpate the current or former directors or officers of Water Pik or any of its subsidiaries (the "indemnified parties") under our Restated Certificate of Incorporation, as amended, or Bylaws and any agreement between an indemnified party and Water Pik or a subsidiary in effect as of January 6, 2006 and that is listed in disclosure schedules. The certificate of incorporation and bylaws of the surviving corporation will, for a period of six years, contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the indemnified parties as those contained in Water Pik's Restated Certificate of Incorporation, as amended, and Bylaws in effect on January 6, 2006.

        For a period of six years after the effective time, Parent will, and will cause the surviving corporation to, maintain in effect the current policies of directors' and officers' liability insurance maintained by Water Pik covering those persons (but only those persons) who are covered by such policies as of January 6, 2006; provided, however, that in no event will Parent or the surviving corporation be required to pay an annual premium on such insurance policy that is greater than 200 percent of the annual premium payable by Water Pik as of January 6, 2006 for such coverage. If such coverage is no longer available (or is only available for an amount in excess of 200 percent of the annual premium), Parent and the surviving corporation will nevertheless be obligated to provide such coverage as may be obtained for such 200 percent amount. Parent and the surviving corporation will if requested by Water Pik, concurrent with the effective time, satisfy their obligations under the first sentence of this paragraph by purchasing a "tail" policy under Water Pik's existing directors' and officers' insurance policy that (1) has an effective term of six years from the effective time, (2) covers those persons (but only those persons) who are covered by Water Pik's directors' and officers' insurance policy in effect as of January 6, 2006, and (3) contains terms and conditions (including coverage amounts) that are no less advantageous than those contained in the terms and conditions of Water Pik's directors' and officers' insurance policies in effect as of January 6, 2006.

        From the effective time through the sixth anniversary of effective time, each of Parent and the surviving corporation will, jointly and severally, indemnify and hold harmless each indemnified party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (1) the fact that the indemnified party is or was an officer, director, employee or agent of Water Pik or any subsidiary or (2) matters existing or occurring at or before the effective time (including the merger agreement and the transactions and actions contemplated by it), whether asserted or claimed before, at or after the effective time, to the fullest extent permitted under applicable law. Each indemnified party will be entitled to payment of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent and the surviving corporation, jointly and severally, within ten business days of receipt by the surviving corporation from the indemnified party of a request for payment; provided that any person to whom expenses are paid provides an undertaking, to the extent required by the General Corporation Law of the State of Delaware, to repay such amounts if it is ultimately determined that such person is not entitled to indemnification.

        These provisions are intended to be for the benefit of, and are enforceable by, the indemnified parties and their heirs and personal representatives and will be binding on Parent and the surviving corporation and its successors and assigns. For more information, see "The Merger—Interests of Certain Persons in the Merger—Indemnification and Insurance", beginning on page 44.

Compliance with Section 409A; Continuation of Deferred Compensation Programs

        From and after the effective time of the merger, Parent has agreed to ensure that the Company's deferred compensation plans and related rabbi trusts are amended (if necessary) and administered in accordance with their terms and in compliance with Section 409A of the Code, with the understanding that any amendment necessary to bring such plans and trusts in compliance with Section 409A will be amended in such a way as to preserve, as near as is reasonably possible within the limits of Section 409A, the original intended terms of such deferred compensation plans or related trusts and any applicable participant elections. Parent has further agreed (1) not to terminate any of the deferred compensation plans before December 31, 2010 or terminate or withdraw funds from any related rabbi trust until all of the benefits are under the related plans have been satisfied, (2) to continue offering substantially the same investment choices as exist before the merger and (3) to continue funding and investment the rabbi trust related to the Company's deferred compensation plans in substantially the same manner as before the merger.

Section 16 Matters

        Before the effective time of the merger, both Parent and Water Pik will take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of its common stock or acquisitions of Parent common stock by persons subject to the reporting requirements of Section 16(a) of the Exchange Act resulting from the transactions contemplated by the merger to be exempt under Rule 16b-3.

Financing

        Parent has agreed to use its commercially reasonable efforts to arrange the financings reflected in the debt and equity commitment letters delivered to Water Pik, to satisfy on a timely basis all conditions applicable to Parent and Merger Co to obtain the financing, to enter into definitive financing agreements on or before the effective time of the merger on the terms and conditions in the commitment letters and to consummate the financings on or before the effective time. If any of the debt financing pursuant to the debt commitment letter becomes unavailable, Parent has agreed to use commercially reasonable efforts to promptly arrange alterative debt financing in an amount sufficient to consummate the merger and on terms that are not materially less beneficial to Merger Co. At Water Pik's request, Parent will keep Water Pik reasonably informed with respect to all material activity concerning the debt financing. Parent will give Water Pik no less than two days advance notice if any financing source notifies it that it will no longer underwrite its portion of the financing or if any of the commitment letters expire or are terminated for any reason.

        Upon a reasonable request made by Parent, Water Pik will provide reasonable cooperation in connection with the arrangement and marketing by Parent of the debt financing contemplated in the debt commitment letter. Parent will reimburse Water Pik for all reasonable out-of-pocket costs incurred by Water Pik in connection with such cooperation. In addition, Parent will indemnify and hold Water Pik and its representatives harmless from and against any and all losses suffered or incurred by them in connection with the arrangement of the financing and any information utilized in connection with the financing that was not provided by Water Pik.

Merger Co Compliance

        Parent will cause Merger Co to comply with all of Merger Co's obligations under or relating to the merger agreement. Merger Co has represented to Water Pik that it has not engaged in and will not engage in any business that is not in connection with the merger or other transactions contemplated by the merger agreement or with its due organization.

Resignations

        Water Pik must use commercially reasonable efforts to deliver satisfactory evidence reasonably satisfactory to Parent of the resignation, effective as of the effective time, of those of Water Pik's directors and any of its subsidiaries designated by Parent in writing at least ten business days before the effective time.

Company Purchase Plans

        The Company has agreed that, effective upon execution of the merger agreement, it will not commence any new offering periods under the Company's employee stock purchase plan. In addition, the Company agreed (1) effective upon execution of the merger agreement, to terminate the Company's stock acquisition and retention program under the employee stock purchase plan (other than existing obligations as to the operation of such program existing before termination) and (2) upon the closing of the merger, to terminate the employee stock purchase plan (other than existing obligations as to the operation of such plan existing before termination). Any notices with respect to such terminations will be submitted to Parent for its prior review and approval.

Company Performance Share Plan

        Parent has agreed that, following the closing of the merger, it will fulfill and honor in all respects the cash payment obligations of the Company under the Company's performance share plan in accordance with the terms of the plan.

Conditions to the Merger

        Water Pik's and Parent's obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

  •
  Water Pik's stockholders must have adopted the merger agreement;

  •
  the applicable waiting periods under the HSR Act, and any applicable foreign antitrust or competition laws must have expired or been terminated;

  •
  no court or governmental agency will have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling that is in effect and that has the effect of making consummation of the merger illegal or otherwise prohibiting the merger; and

  •
  any other approval of any court or governmental agency or waiting periods under any applicable law or regulation of any court or governmental agency will have been obtained or have expired (without the imposition of any material condition) if the failure to obtain any such approval or the failure of any such waiting period to expire would constitute a material violation of law or subject any party to any material fine or other material adverse consequences.

        In addition, the obligation of Parent and Merger Co to effect the merger is subject to the satisfaction or waiver of the following conditions:

  •
  Water Pik's representations and warranties in the merger agreement must be true and correct at the effective time of the merger (ignoring any materiality or similar qualifiers) as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct (ignoring any materiality or similar qualifiers) as of such earlier date), provided, however, that this condition will be deemed to have been satisfied even if Water Pik's representations and warranties are not true and correct, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, would reasonably be expected to have, a material adverse effect on Water Pik;

  •
  Water Pik must have performed, in all material respects, all obligations required to be performed by it under the merger agreement;

  •
  Water Pik must have delivered to each of Parent and Merger Co an officer's certificate dated as of the effective date of the merger certifying as to the satisfaction of the above two conditions;

  •
  there must not be any litigation pending that is brought by a governmental entity, and no litigation may be threatened by any governmental entity, which seeks to enjoin or prohibit the consummation of the merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger may be in effect;

  •
  the holders of no more than ten percent of the shares of common stock outstanding immediately before the effective time of the merger who are entitled to appraisal of their shares have properly demanded, and not withdrawn, appraisal rights;

  •
  there must not have occurred any event, condition, change, or development, or worsening of any existing event, condition, change or development since the date of execution of the merger agreement that has had a material adverse effect on Water Pik; and

  •
  Water Pik must have delivered to Parent an executed certificate, certifying that Water Pik is not a "United States real property interest" within the meaning of Section 897(c) of the Internal Revenue Code.

        In addition, Water Pik's obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

  •
  Parent's and Merger Co's representations and warranties in the merger agreement must be true and correct at the effective time of the merger (ignoring any materiality or similar qualifiers) as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct (ignoring any materiality or similar qualifiers) as of such earlier date), provided, however, that this condition will be deemed to have been satisfied even if their representations and warranties are not true and correct, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, would reasonably be expected to have, a material adverse effect on Parent;

  •
  Parent and Merger Co must have performed, in all material respects, all obligations required to be performed by them under the merger agreement at or prior to the effective time

  •
  Parent and Merger Co have delivered to Water Pik an officer's certificate of each of Parent and Merger Co must dated as of the effective date of the merger certifying as to the satisfaction of the above two conditions; and

  •
  Water Pik has received a solvency opinion from an appraisal firm engaged by Parent and reasonably acceptable to Water Pik, on which Water Pik's Board of Directors is entitled to rely, certifying as to the solvency of the surviving corporation following the merger.

Termination of the Merger Agreement

        The merger agreement may be terminated and the merger may be abandoned at any time before the effective time by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the stockholders have adopted the merger agreement (other than termination by Water Pik in connection with a superior proposal, which such termination may only be effected before the adoption of the merger agreement by Water Pik's stockholders), as follows:

  •
  by mutual written consent of the parties;

  •
  by either Parent or the Company if:

  •
  the merger is not consummated by June 30, 2006 (which date will be extended to September 30, 2006 if all the waiting periods under the HSR Act have not expired or terminated by June 30, 2006) (we refer to such date as the "end date"), provided that no party may terminate the merger agreement pursuant to this provision if they have materially breached the merger agreement, and such breach is the principal cause of the merger not being consummated by the end date;

  •
  any court of competent jurisdiction or a governmental entity has issued a final and non-appealable order, decree or ruling prohibiting the merger; or

  •
  the Company does not obtain the requisite stockholder approval at the special meeting of stockholders; provided that the Company cannot terminate under this provision if the reason for not obtaining the stockholder approval is a result of the Company's material breach of the merger agreement.

  •
  by Parent, before the adoption of the merger agreement by the Company's stockholders, if the Company's Board of Directors withdraws, amends or modifies its recommendation for the merger, fails to include the recommendation in this proxy statement or the Board has approved or recommended a competing transaction proposal;

  •
  by the Company, provided the Company has not materially breached the merger agreement, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Co set forth in the merger agreement, if such untruth, inaccuracy or breach would give rise to the failure of a mutual closing condition or a closing condition for the benefit of the Company; provided that if such event is curable before the end date through the exercise of commercially reasonable efforts by Parent and Merger Co, then the Company may not terminate under this provision until the end date if Parent exercises commercially reasonable efforts to cure such untruthfulness, inaccuracy or breach through the end date;

  •
  by Parent, provided neither Parent nor Merger Co has materially breached the merger agreement upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in the merger agreement that is not curable before the end date through the exercise of commercially reasonable efforts by Water Pik, if such untruth, inaccuracy or breach would give rise to the failure of a mutual closing condition or a closing condition for the benefit of Parent and Merger Co; provided that if such event is curable, then Parent may not terminate under this provision until the end date if the Company exercises commercially reasonable efforts to cure such untruthfulness, inaccuracy or breach through the end date; and

  •
  by the Company, to pursue a superior proposal as described above in "The Merger — Acquisition Proposal."

Notice of Termination; Effect of Termination

        Except for a termination in connection with a superior proposal as described above in "Termination of the Merger Agreement," any termination of the merger agreement will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of the merger agreement, the merger agreement will be of no further force or effect, except that the confidentiality obligations, the provisions related to the effects of termination, the provisions related to the termination fee and certain miscellaneous provisions (such as governing law provisions) will survive the termination of the merger agreement. In addition, the termination of the merger agreement will not relieve the Company from liability for any breach of the merger agreement before its termination.

Termination Fees and Expenses

        The Company has agreed to pay Parent a $10 million termination fee if the merger agreement is terminated:

  •
  because the merger has not been consummated by the end date and (1) a vote to obtain the approval of the Company's stockholders has not been held (other than due to a breach by Parent or Merger of the merger agreement); (2) before termination, a competing transaction proposal has been made or announced and not withdrawn; and (3) within 12 months after termination the Company enters into a definitive agreement with respect to any competing transaction proposal; or

  •
  following the failure of the Company's stockholders to adopt the merger agreement and (1) prior to the stockholders meeting at which such vote was held a competing transaction proposal has been made or announced and not withdrawn and (2) within 12 months after such termination the Company enters into a definitive agreement with respect to any competing transaction proposal; or

  •
  because the Company's Board of Directors fails to recommend adoption of the merger agreement to stockholders or withdraws or modifies that recommendation or approves or recommends a competing transaction proposal; or

  •
  by the Company to pursue a superior proposal as described above in "The Merger Agreement — Acquisition Proposal."

        Additionally, if the merger agreement is terminated following the failure of the Company's stockholders to adopt the merger agreement at the special stockholder meeting, the Company has agreed to pay Parent $2 million of its expenses, which payment will be credited toward any termination fee the Company may subsequently become obligated to pay.

        Parent has agreed to pay the Company a termination fee of $5 million if (1) the Company terminates the merger agreement because of a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Co that would give rise to the failure of the condition to the Company's obligation to close related to Parent and Merger Co's representations and warranties and/or covenants and (2) at the time of termination all of the mutual closing conditions and Parent and Merger Co's closing conditions have been satisfied or validly waived.

        Parent has agreed to pay the Company a termination fee of $10 million if (1) the Company terminates the merger agreement because of a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Co that would give rise to the failure of the condition to the Company's obligation to close related to Parent's or Merger Co's representations and warranties and/or covenants and (2) at the time of termination (A) all of the mutual closing conditions and Parent and Merger Co's closing conditions have been satisfied or validly waived and (B) Parent or Merger Co has received the funds available under the Senior Secured Facilities or the lenders have made such financing available to Parent or Merger Co upon consummation of the merger and equity financing by the Carlyle Fund and Zodiac.

        The Company has agreed that the payment by Parent or its guarantors of the termination fee to the Company (plus related fees, expenses and interest) will be the exclusive remedy of the Company against Parent, Merger Co, the guarantors or any of their respective stockholders, partners, members, affiliates, directors, officers or agents for loss suffered as a result of breach of the merger agreement by Parent or Merger Co or the failure of the merger to be consummated upon termination of the merger agreement, and upon payment of such amounts none of Parent, Merger Co, the guarantors or any of their respective stockholders, partners, members, affiliates, directors, officers or agents will have any further liability or obligation relating to or arising out of the Agreement or the transactions contemplated by the Agreement.

Amendment

        The parties may amend the merger agreement at any time before the effective time of the merger, provided, however, after stockholder approval has been obtained, the parties may not amend the merger agreement in a manner that by law requires further approval by Water Pik's stockholders without obtaining such further approval.

Waiver

        At any time before the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, (1) extend the time for the performance of any obligation or other acts required by the merger agreement, (2) waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (3) waive compliance with any agreement or condition contained in the merger agreement for the benefit of such person. Any extension or waiver must be in writing. The failure or delay of any party to assert any of its rights under the merger agreement will not constitute a waiver of those rights and single or partial exercise of rights does not preclude further exercise of any right.

Assignment

        No party may assign either the merger agreement or any of its rights, interests, or obligations under the merger agreement without the prior written approval of the other parties; provided, that Parent or Merger Co may assign all or any of their rights and obligations under the merger agreement to a subsidiary corporation, or to a lender or financial institution as collateral for indebtedness; provided, however, that no such assignment will relieve the assigning party of its obligations under the merger agreement if such assignee does not perform such obligations. Any purported assignment in violation of these provisions will be void.

Specific Performance

        The parties have agreed that any breach or threatened breach of the merger agreement would cause irreparable harm for which money damages would not be adequate. Accordingly, each party is entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in any court of the United States or any state having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

APPRAISAL RIGHTS

        Delaware law entitles the holders of shares of our common stock who do not vote in favor of the adoption of the merger agreement and who otherwise follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware to have their shares appraised by the Delaware Court of Chancery, which we refer to as the Chancery Court, and to receive "fair value" of these shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as of completion of the merger in place of the merger consideration, as determined by the Chancery Court.

        In order to exercise appraisal rights, a holder of shares of common stock of Water Pik must demand and perfect such rights in accordance with Section 262. If you fail to comply with the specific requirements of Section 262, you will be entitled to receive the cash payment for your shares as provided in the merger agreement, but you will have no appraisal rights with respect to your shares.

        The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the General Corporation Law of the State of Delaware, the full text of which appears in Annex D to this proxy statement. This summary does not constitute legal advice, nor does it constitute a recommendation that you exercise your rights to appraisal under Section 262. All references in Section 262 and in this summary to a "stockholder" or a "holder of our common stock" are to the record holder of the shares of common stock of Water Pik as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock of Water Pik held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

        Section 262 requires that, where a merger agreement is to be submitted for adoption at a stockholders' meeting, as in the case of the adoption of the merger agreement by the Company's stockholders, stockholders of record entitled to appraised rights must be notified not less than 20 days before the meeting that appraisal rights will be available. A copy of Section 262 must be included with the notice. This proxy statement constitutes our notice to the holders of shares of our common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the following discussion and the text of Section 262 contained in Annex D to this proxy statement, since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

        If you elect to demand appraisal of your shares, you must:

  •
  be a holder of record of shares of our common stock on the date that the written demand for appraisal is made, and you must continue to hold the shares of record through the effective date of the merger;

  •
  deliver to us a written demand for appraisal of your shares of Water Pik common stock before the vote of stockholders with respect to the adoption of the merger agreement is taken; and

  •
  not vote in favor of the adoption of the merger agreement.

        If you vote for the adoption of the merger agreement, you will not be eligible to exercise appraisal rights in respect of the shares so voted and such a vote will nullify any demand for appraisal you may have made. Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the General Corporation Law of the State of Delaware. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, abstaining will not operate as a waiver of the stockholder's appraisal rights. A proxy which is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder's right of appraisal and nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement.

        Only a holder of record of shares of our common stock who continuously holds such shares through the date of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares of our common stock in connection with the merger. If the shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as an agent for such owner or owners. A record holder, such as a broker who holds shares of our common stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of our common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of our common stock as to which appraisal is sought, and where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock which are held in the name of the record owner. A beneficial owner who does not hold the shares of record may not make an appraisal demand but must have the record holder submit such demand.

        Stockholders who hold their shares of our common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        All demands for appraisal should be made in writing and addressed to the Corporate Secretary of Water Pik at 23 Corporate Plaza, Suite 246, Newport Beach, California 92660, before the stockholder vote on the adoption of the merger agreement is taken at the special meeting. The demand must reasonably inform us of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of common stock. If your shares of our common stock are held through a broker, bank, nominee or other third party, and you wish to demand appraisal rights, you must act promptly to instruct the applicable broker, bank, nominee or other third party to follow the steps summarized in this section.

        Within ten days after the effective date of the merger, the surviving corporation must give written notice of the date the merger became effective to each holder who has properly filed a written demand for appraisal and has not voted in favor of the adoption of the merger agreement. At any time within 60 days after the effective date of the merger, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of our common stock by delivery to the surviving corporation of a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. Within 120 days after the effective date of the merger, but not thereafter, either the surviving corporation or any holder of our common stock who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all holders entitled to appraisal. Neither Parent nor we have any intention or obligation to file such a petition. Accordingly, the failure of a holder of our common stock to file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective date of the merger could nullify the holder's previously written demand for appraisal. Within 120 days after the effective date of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights under Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within ten days after a written request for the statement has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

        If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached by the surviving corporation. After notice to dissenting holders of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct such a hearing. At the hearing, the Chancery Court will determine those holders who have complied with Section 262 and who have become entitled to appraisal rights. The Chancery Court may require the holders who have demanded an appraisal for their shares of our common stock to submit their stock certificates to the Register in Chancery of the Chancery Court for notation of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.

        After determination of the holders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the fair value is determined, the Chancery Court will direct the payment of the value, with interest accrued during the pendency of the proceeding, if determined by the Chancery Court, to the holders entitled to receive payment, upon surrender by such holders of the certificates representing the applicable shares of our common stock.

        In determining fair value and the fair rate of interest, if any, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." You should be aware that the fair value of your shares of Water Pik common stock as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

        Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting holder is responsible for his, her or its attorneys' and expert witness expenses, although, upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of our common stock entitled to appraisal.

        Any holder who has demanded appraisal rights will not, from and after the effective date of the merger, be entitled to have any rights of a stockholder of Water Pik, including to vote shares of Water Pik common stock subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distributions payable to our stockholders of record at a date prior to the effective date; however, if such holder delivers a written withdrawal of his, her or its demand for appraisal within 60 days after the effective date of the merger, then the right of that holder to appraisal will cease and that holder will be entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court will be dismissed without the approval of the Chancery Court and such approval may be subject to conditions the Chancery Court deems just. If no petition for appraisal is filed with the Chancery Court within 120 days after the effective date of the merger, such holders' rights to appraisal shall cease, and all of such holder's shares of Water Pik common stock will be entitled to receive the consideration offered pursuant to the merger agreement.

        Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder's statutory appraisal rights. In view of the complexity of Section 262, holders of shares of our common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.

MARKET PRICE OF THE COMPANY'S COMMON STOCK

        Our common stock is traded on the New York Stock Exchange under the symbol "PIK." The following table sets forth, for the periods indicated, the high and low sales prices as reported by the New York Stock Exchange.

	High	Low
2004
First quarter (ended December 31, 2003)	$9.95	$13.42
Second quarter (ended March 31, 2004)	$14.19	$11.79
Third quarter (ended June 30, 2004)	$17.44	$13.40
Fourth quarter (ended September 30, 2004)	$16.85	$11.60
2005
First quarter (ended December 31, 2004)	$18.08	$14.16
Second quarter (ended March 31, 2005)	$21.00	$17.62
Third quarter (ended June 30, 2005)	$20.16	$18.13
Fourth quarter (ended Septebmer 30, 2005)	$20.30	$17.86
2006
First quarter (ended December 31, 2005)	$21.94	$18.21
Second quarter (through February 17, 2006)	$28.30	$21.14

        On January 6, 2006, the last trading day before the public announcement of the execution of the merger agreement, the closing sale price for Water Pik common stock as reported on the New York Stock Exchange was $21.62 per share. On February 17, 2006, the last trading day before the date of this proxy statement, the closing sale price for Water Pik common stock as reported on the New York Stock Exchange was $27.43 per share. Stockholders should obtain a current market quotation for Water Pik common stock before making any decision with respect to the merger. On February 17, 2006, there were approximately 3,846 registered holders of record of Water Pik common stock.

        To date, we have paid no cash dividends to our stockholders. We have no plans to pay dividends on our common stock in the foreseeable future. In addition, the terms of our credit facility limit the amount of cash dividends of that we may pay. Under the merger agreement, we have agreed not to pay any cash dividends on our common stock before the closing of the merger or the termination of the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the number of shares of our common stock beneficially owned, directly or indirectly, by each person known to us to own beneficially more than five percent of our outstanding common stock, each director, each of our Named Executive Officers as identified in the Company's Annual Report on Form 10-K for the year ended September 30, 2005 and by our directors and executive officers as a group, in each case based upon the beneficial ownership of such persons reported to us as of February 17, 2006, including shares as to which a right to acquire ownership exists within 60 days of February 17, 2006 (for example, through the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 unless otherwise indicated. Each person has sole voting and investment power with respect to the shares listed and each person's address is the address of our corporate offices, except where otherwise noted.

Beneficial Owner	Shares Owned	Shares of Restricted Stock Owned(1)	Total Shares Beneficially Owned	Percent of Shares Outstanding As of February 17, 2006
Tennenbaum Capital Partners, LLC(2) 2951 28th Street, Suite 1000 Santa Monica, CA 90405	2,360,485	—	2,360,485	19.2%
Wells Fargo & Company(3) 420 Montgomery St. San Francisco, CA 94163	1,434,571	—	1,434,571	11.6%
Keeley Asset Management Corp.(4) 401 South LaSalle Street, Suite 1201 Chicago, IL 60605	761,085	—	761,085	6.2%
Singleton Group LLC(5) 335 North Maple Drive, Suite 177 Beverly Hills, CA 90210	699,966	—	699,966	5.7%
Richard P. Simmons(6) Birchmere, Quaker Hollow Road Sewickley, PA 15143	672,690	—	672,690	5.5%
Michael P. Hoopis(7)	684,466	67,544	752,010	5.8%
Robert P. Bozzone(8)	374,179	9,000	383,179	3.1%
Victor C. Streufert(9)	237,168	45,523	282,691	2.3%
Robert A. Shortt(10)	178,314	36,358	214,672	1.7%
Robert J. Rasp(11)	184,954	29,182	214,136	1.7%
Richard P. Bisson(12)	153,110	19,737	172,847	1.4%
William G. Ouchi(13)	66,082	9,000	75,082	*
Charles J. Queenan, Jr.(14)	51,563	9,000	60,563	*
W. Craig McClelland(15)	28,079	9,000	37,079	*
F. Peter Cuneo(16)	12,845	9,000	21,845	*
Babette E. Heimbuch	6,268	9,000	15,268	*
All directors and executive officers as a group (13 persons)(17)	2,226,023	290,814	2,516,837	18.2%

*
Less than one percent of the outstanding shares.

(1)
Subject to forfeiture if established service and other forfeiture conditions under the restricted stock plans are not met.

(2)
Based solely upon information set forth in Schedule 13D dated January 11, 2001 and filed with the SEC on January 12, 2001, as amended on November 14, 2003 (filed November 17, 2003), amended December 4, 2003 (filed December 8, 2003), amended January 27, 2004 (filed January 28, 2004), and amended April 30, 2004 (filed May 3, 2004). The number listed represents shares of our common stock beneficially owned by one or more members of a group consisting of Special Value Bond Fund, LLC, Special Value Bond Fund II, LLC, SVIM/MSM, LLC, SVIM/MSM II, LLC, Tennenbaum Capital Partners, LLC (formerly Special Value Investment Management), LLC, Tennenbaum Capital Partners, LLC and Michael E. Tennenbaum.

(3)
Based solely upon information set forth in Schedule 13G dated December 9, 2003 and filed with the SEC on December 10, 2003, as amended on January 16, 2004 (filed January 20, 2004), amended February 12, 2004 (filed February 13, 2004), amended May 26, 2004 (filed May 27, 2004), amended January 21, 2005 (filed January 21, 2005) and amended February 6, 2006 (filed February 7, 2006).

(4)
Based solely upon information set forth in Schedule 13G dated February 10, 2006 and filed with the SEC on February 14, 2006.

(5)
Based solely upon information set forth in Schedule 13G dated April 19, 2000 and filed with the SEC on April 21, 2000. The number listed represents shares of our common stock beneficially owned by one or more members of a group consisting of William W. Singleton, Caroline W. Singleton and Donald E. Rugg.

(6)
Based solely upon information set forth in Schedule 13G/A dated February 4, 2003 (filed February 4, 2003), and information set forth in Schedule 13D dated May 30, 2003 (filed May 30, 2003) as amended October 11, 2005 (filed October 11, 2005). Mr. Simmons disclaims beneficial ownership of 11,895 shares of our common stock owned by the R. P. Simmons Family Foundation, a private charitable foundation to which Mr. Simmons serves as trustee, which shares are not included in the foregoing table.

(7)
Includes 577,313 shares of our common stock to which Mr. Hoopis has or will have the right to acquire within 60 days through the exercise of stock options. Also includes 54,054 shares of our common stock to which Mr. Hoopis has or will have the right to acquire within 60 days through the conversion of stock units held under the deferred compensation feature of the Company's 1999 Incentive Plan. Under the 1999 Incentive Plan, vested stock units are distributed in the form of common stock to the participant, upon termination of employment in a lump sum or periodically as elected by the participant. Stock units, all of which would be vested either over time or through acceleration, are also automatically distributed in the form of common stock upon a change of control of the Company, regardless of whether the participant has elected lump sum or periodic distribution. The stock units held in the 1999 Incentive Plan for Mr. Hoopis are fully vested and are subject to lump sum distribution in the form of our common stock.

(8)
Includes 62,920 shares of our common stock held by The Robert P. Bozzone Grantor Retained Annuity Trust II, as to which Mr. Bozzone serves as trustee, 121 shares of our common stock held in Mr. Bozzone's account as a participant in the Teledyne, Inc. 401(k) plan, 12,000 shares owned by Mr. Bozzone's wife to which he disclaims beneficial ownership and 9,000 shares of our common stock to which Mr. Bozzone has or will have the right to acquire within 60 days through the exercise of stock options.

(9)
Includes 15,000 shares of our common stock that are held by The Streufert Family Revocable Living Trust dated May 16, 1997, as to which Mr. Streufert serves as a trustee, and 156,657 shares of our common stock to which Mr. Streufert has or will have the right to acquire within 60 days through the exercise of stock options. Also includes 30,405 shares of our common stock to which Mr. Streufert could have the right to acquire within 60 days through the conversion of stock units held under the deferred compensation feature of the Company's 1999 Incentive Plan. The stock units held in the

  1999 Incentive Plan for Mr. Streufert are fully vested and are subject to periodic distribution in the form of our common stock. See note (7) for additional information regarding the deferred compensation feature of the 1999 Incentive Plan.

(10)
Includes 114,453 shares of our common stock to which Mr. Shortt has or will have the right to acquire within 60 days through the exercise of stock options. Also includes 33,108 shares of our common stock to which Mr. Shortt could have the right to acquire within 60 days through the conversion of stock units held under the deferred compensation feature of the Company's 1999 Incentive Plan. The stock units held in the 1999 Incentive Plan for Mr. Shortt are fully vested and are subject to periodic distribution in the form of our common stock. See note (7) for additional information regarding the deferred compensation feature of the 1999 Incentive Plan.

(11)
Includes 145,427 shares of our common stock to which Mr. Rasp has or will have the right to acquire within 60 days through the exercise of stock options and 1,148 shares of our common stock held by Mr. Rasp in the Company's 401(k) plan. Also includes 23,650 shares of our common stock to which Mr. Rasp could have the right to acquire within 60 days through the conversion of stock units held under the deferred compensation feature of the Company's 1999 Incentive Plan. The stock units held in the 1999 Incentive Plan for Mr. Rasp are fully vested and are subject to periodic distribution in the form of our common stock. See note (7) for additional information regarding the deferred compensation feature of the 1999 Incentive Plan.

(12)
Includes 125,463 shares of our common stock to which Mr. Bisson has or will have the right to acquire within 60 days through the exercise of stock options.

(13)
Includes 50,000 shares of our common stock owned by the William G. Ouchi Consultants, Inc. Money Purchase Pension Plan dated November 1, 1980, as to which Mr. Ouchi serves as a trustee, and 9,000 shares of our common stock to which Mr. Ouchi has or will have the right to acquire within 60 days through the exercise of stock options.

(14)
Includes 2,705 shares of our common stock owned by Mr. Queenan's wife to which he disclaims beneficial ownership and 9,000 shares of our common stock to which Mr. Queenan has or will have the right to acquire within 60 days through the exercise of stock options.

(15)
Includes 9,000 shares of our common stock to which Mr. McClelland has or will have the right to acquire within 60 days through the exercise of stock options.

(16)
Includes 7,000 shares of our common stock to which Mr. Cuneo has or will have the right to acquire within 60 days through the exercise of stock options.

(17)
Includes all directors, Named Executive Officers and other executive officers as of February 17, 2006. Includes 202,640 shares of our common stock which two additional executive officers, combined, have or will have the right to acquire within 60 days through the exercise of stock options. Also includes 12,473 shares of our common stock to which one executive officer could have the right to acquire within 60 days through the conversion of stock units held under the deferred compensation feature of the Company's 1999 Incentive Plan, which stock units are fully vested and are subject to periodic distribution in the form of our common stock. See note (7) for additional information regarding the deferred compensation feature of the 1999 Incentive Plan. See also notes (1) and (7) through (16) above.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)

        If there are insufficient votes at the time of the special meeting to adopt the merger agreement, we intend to propose to adjourn our special meeting for a period of not more than 30 days for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement. We may also seek to adjourn the special meeting to a later date in order that the vote on adoption of the merger agreement takes place closer in time to the likely closing date of the merger. If approval of the proposal to adjourn our special meeting is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote thereon at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

        If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we expect to hold our 2006 annual meeting of stockholders. If such meeting is held, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2006 annual meeting should be sent to us at Water Pik Technologies, Inc., 23 Corporate Plaza, Suite 246, Newport Beach, California 92660, Attention: Corporate Secretary, and we must receive such proposals no later than 120 days before the first anniversary of the release of proxy materials to stockholders for the 2005 meeting. However, if the date of the Company's 2006 Annual Meeting changes by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials. All stockholder proposals must also meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in our proxy statement for our 2006 annual meeting of stockholders.

        In addition, our certificate of incorporation provides that in order for nominations or other business to be properly brought before an annual meeting by a stockholder, whether or not the business is included in the proxy statement and proxy card for that meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary. To be timely, a stockholder's notice must be delivered not less than 75 days and not more than 90 days prior to the first anniversary of the preceding year's annual meeting. If, however, the date of the 2006 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, to be timely, notice by the stockholder must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our certificate of incorporation also requires that such notice contain certain additional information. Copies of the certificate of incorporation can be obtained without charge from our Corporate Secretary.

OTHER MATTERS

Other Business at the Special Meeting

        As of the date of this proxy statement, the Board of Directors is not aware of any other business to be presented at the special meeting. If other matters do properly come before the special meeting, or any adjournments or postponements thereof, that Water Pik does not know, a reasonable time before the mailing of this proxy statement, will be presented at the special meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their discretion. If Water Pik becomes aware, a reasonable time before the mailing of this proxy statement, of any other business to be presented at the special meeting, the persons named in the proxy will not exercise their discretionary authority to vote on such matters.

Delivery of this Proxy Statement

        The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, known as "householding," potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with customers who are our stockholders will be "householding" our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Water Pik Technologies, Inc., Attention: Investor Relations, 23 Corporate Plaza, Suite 246, Newport Beach, California 92660, or by telephone at (949) 719-3700 or by email at corpinfo@waterpik.com.

        Once a stockholder has received notice from his or her broker that the broker will be "householding" communications to the stockholder's address, "householding" will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in "householding" and would prefer to receive separate copies of the proxy statement, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of the proxy statement at his or her address and would like to request "householding" of communications should contact his or her broker or, if shares are registered in the stockholder's name, our Investor Relations, at the address or telephone number provided above.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

        Water Pik files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.

        You may read and copy any reports, statements or other information filed by Water Pik at the Securities and Exchange Commission public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Water Pik's filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission located at: http://www.sec.gov.

        Our public filings are also available free of charge on our web site at http://www.waterpik.com. You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Water Pik Technologies, Inc.
23 Corporate Plaza, Suite 246
Newport Beach, California 92660
Attention: Corporate Secretary
(949) 719-3700

        If you would like to request documents, please do so by March 22, 2006 in order to receive them before the special meeting.

        This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

        No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated February 21, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

        This proxy statement contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in contracts and other documents, including the merger agreement, that are attached or filed as annexes to this proxy or are incorporated by reference into this document. These representations and warranties were made only for the purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important limitations and qualifications agreed to by the contracting parties (including Water Pik, Coast Acquisition Corporation and Merger Co), and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties contained in this proxy statement or the actual representations and warranties contained in such contracts and other documents, including the merger agreement, as statements of factual information.

Annex A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
COAST ACQUISITION CORPORATION,
COAST MERGER CORPORATION,
AND
WATER PIK TECHNOLOGIES, INC.

DATED AS OF JANUARY 6, 2006

A-i

2.22	Disclaimer of Other Representations and Warranties	A-21
2.23	Labor and Employment Matters	A-21
2.24	Insurance	A-21
2.25	Asset Sufficiency	A-22
2.26	Customers	A-22
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	A-22
3.1	Organization; Standing and Power; Charter Documents; Subsidiaries	A-22
3.2	Authority; Non-Contravention; Necessary Consents	A-23
3.3	Brokers' and Finders' Fees	A-23
3.4	Disclosure	A-23
3.5	Board Approval	A-24
3.6	Financing	A-24
3.7	Section 203 of the Delaware Law	A-24
3.8	No Reliance	A-24
3.9	Guarantee	A-24
ARTICLE IV	CONDUCT PRIOR TO THE EFFECTIVE TIME	A-24
4.1	Conduct of Business of the Company	A-24
ARTICLE V	AGREEMENTS	A-27
5.1	Proxy Statement	A-27
5.2	Meetings of Stockholders; Board Recommendation	A-28
5.3	Acquisition Proposals	A-28
5.4	Confidentiality; Access to Information	A-31
5.5	Public Disclosure	A-32
5.6	Regulatory Filings; Commercially Reasonable Efforts	A-32
5.7	Notification of Certain Matters	A-34
5.8	Indemnification	A-34
5.9	Compliance with Section 409A; Continuation of Deferred Compensation Programs	A-35
5.10	Section 16 Matters	A-36
5.11	Financing	A-36
5.12	Merger Sub Compliance	A-37
5.13	Resignations	A-37
5.14	Company Purchase Plan	A-37
5.15	Company Performance Share Plan	A-37

A-ii

ARTICLE VI	CONDITIONS TO THE MERGER	A-38
6.1	Conditions to the Obligations of Each Party to Effect the Merger	A-38
6.2	Additional Conditions to the Obligations of Parent and Merger Sub	A-38
6.3	Additional Conditions to the Obligations of the Company	A-39
ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER	A-39
7.1	Termination	A-39
7.2	Notice of Termination; Effect of Termination	A-41
7.3	Fees	A-41
7.4	Amendment	A-42
7.5	Extension; Waiver	A-43
ARTICLE VIII	GENERAL PROVISIONS	A-43
8.1	Non-Survival of Representations and Warranties	A-43
8.2	Notices	A-43
8.3	Interpretation; Knowledge	A-44
8.4	Counterparts	A-45
8.5	Entire Agreement; Third-Party Beneficiaries	A-45
8.6	Severability	A-45
8.7	Other Remedies; Specific Performance	A-45
8.8	Governing Law; Jurisdiction	A-45
8.9	Rules of Construction	A-46
8.10	Assignment	A-46
8.11	Waiver of Jury Trial	A-46

A-iii

INDEX OF DEFINED TERMS

Agreement	Intro paragraph
Alternative Transaction	Section 7.3(b)(i)
Antitrust Authorities	Section 5.6(e)(ii)
Antitrust Laws	Section 5.6(e)(i)
Certificate of Merger	Section 1.2
Certificates	Section 1.7(c)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 1.6(d)
Company	Intro paragraph
Company Adverse Recommendation Change	Section 5.3(c)
Company Balance Sheet	Section 2.4(b)
Company Charter Documents	Section 2.1(b)
Company Common Stock	Section 1.6(a)
Company Disclosure Letter	ARTICLE II
Company Financials	Section 2.4(b)
Company Intellectual Property	Section 2.8(a)
Company Material Contract	Section 2.14(a)
Company Options	Section 2.2(b)
Company Permits	Section 2.9(b)
Company Plan	Section 2.12(a)
Company Preferred Stock	Section 2.2(a)
Company Purchase Plan	Section 2.2(b)
Company Rights	Section 2.2(a)
Company Rights Agreement	Section 2.2(a)
Company SEC Reports	Section 2.4(a)
Company Stock Plans	Section 2.2(b)
Company Termination Fee	Section 7.3(b)
Competing Transaction	Section 5.3(f)(i)
Competing Transaction Proposal	Section 5.3(a)
Confidentiality Agreement	Section 5.4(a)
Contract	Section 2.2(d)
Costs	Section 5.8(c)
Debt Financing	Section 3.6
Debt Financing Letter	Section 3.6
Deferred Compensation Plans	Section 5.9
Deferred Stock Units	Section 2.2(a)
Delaware Law	Section 1.1
Dissenting Shares	Section 1.8(a)
DOJ	Section 5.6(a)
Effective Time	Section 1.2
End Date	Section 7.1(b)
Environmental Claims	Section 2.13
Environmental Laws	Section 2.13
ERISA	Section 2.12(a)
ERISA Affiliate	Section 2.12(d)
Equity Financing	Section 3.6
Equity Financing Letter	Section 3.6

A-iv

Exchange Act	Section 2.3(c)
Exchange Agent	Section 1.7(a)
Exchange Fund	Section 1.7(b)
Expenses	Section 7.3(b)
Financing	Section 3.6
Financing Letters	Section 3.6
FTC	Section 5.6(a)
Fully Diluted Shares	Section 2.2(b)
GAAP	Section 2.4(b)
Governmental Entity	Section 2.3(c)
Guarantees	Section 3.9
Hazardous Material	Section 2.13(a)
Hazardous Materials Activities	Section 2.13(b)
HSR Act	Section 2.3(c)
Include	Section 8.3(a)
Includes	Section 8.3(a)
Including	Section 8.3(a)
Indemnified Parties	Section 5.8(a)
Intellectual Property	Section 2.8(a)
International Plan	Section 2.12(h)
Improvements	Section 2.20(c)
IRS	Section 2.12(b)
Knowledge	Section 8.3(b)
Leased Real Property	Section 2.20(b)
Legal Requirements	Section 2.2(d)
Liens	Section 2.1(c)
Material Adverse Effect	Section 8.3(c)
Merger	Section 1.1
Merger Consideration	Section 1.6(a)
Merger Sub	Intro paragraph
Merger Sub Charter Documents	Section 3.1(b)
Merger Sub Common Stock	Section 1.6(c)
Necessary Consents	Section 2.3(c)
Option Merger Consideration	Section 1.6(d)
Owned Real Property	Section 2.20(a)
Parent	Intro paragraph
Parent Board Approval	Section 3.5
Parent Charter Documents	Section 3.1(b)
Parent Disclosure Letter	ARTICLE III
Parent Termination Fee	Section 7.3(b)
Permits	Section 2.9(b)
Permitted Liens	Section 2.20(a)
Person	Section 8.3(d)
Preferred Shares	Section 2.2(b)
Proxy Statement	Section 5.1
Real Property	Section 2.20(b)
Real Property Leases	Section 2.20(b)
Recommendation	Section 5.2(b)
Release	Section 2.13
Restricted Stock	Section 2.2(b)
SEC	Section 2.3(c)

A-v

Section 409A	Section 5.9
Securities Act	Section 2.4(a)
Series A Preferred	Section 2.2(a)
Stockholders' Meeting	Section 5.2(a)
Subsidiary	Section 2.1(a)
Subsidiary Charter Documents	Section 2.1(b)
Superior Proposal	Section 5.3(f)(ii)
Surviving Corporation	Section 1.1
Tax	Section 2.7(a)
Taxes	Section 2.7(a)
Tax Returns	Section 2.7(a)
the business of	Section 8.3(a)
Title Materials	Section 2.20(a)
Triggering Event	Section 7.1(h)
Unavailable Debt Portion	Section 7.3(b)
Voting Debt	Section 2.2(c)

A-vi

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of January 6, 2006, by and among Coast Acquisition Corporation, a Delaware corporation ("Parent"), Coast Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub") and Water Pik Technologies, Inc., a Delaware corporation (the "Company").

RECITALS

        A.     The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders to consummate the Merger (as defined in Section 1.1), on the terms and subject to the conditions set forth in this Agreement.

        B.    The respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

        1.1    The Merger.    At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), Merger Sub shall be merged with and into the Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2    Effective Time; Closing.    Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger") (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on the Closing Date (as defined below). The closing of the Merger (the "Closing") shall take place at the offices of O'Melveny & Myers LLP, 610 Newport Center Drive, 17th Floor, Newport Beach, California, at a time and date to be specified by the parties, which shall be no later than the later of (a) the second business day after the satisfaction or waiver of the conditions set forth in Article VI and (b) April 26, 2006, or at such other time, date and location as the parties hereto agree in writing (the date on which the closing actually occurs, the "Closing Date").

        1.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law.

        1.4    Certificate of Incorporation and Bylaws.    At the Effective Time, the Certificate of Incorporation of the Company shall be amended to read in its entirety as set forth in Exhibit A. At the Effective Time, the Bylaws of the Company shall be amended to read in their entirety as set forth in Exhibit B.

        1.5    Directors and Officers.    The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, until their respective successors are duly appointed.

        1.6    Effect on Capital Stock.    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

          (a)    Company Common Stock.    Each share of the Common Stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares) will be canceled and extinguished and automatically converted into the right to receive $27.75 per share in cash (the "Merger Consideration").

          (b)    Cancellation of Treasury and Parent Owned Stock.    Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c)    Capital Stock of Merger Sub.    Each share of common stock, par value $.01, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (d)    Employee Stock Options; Restricted Stock; Deferred Stock Units.

               (i)  Except as provided for in Section 1.6(d)(ii), each Company Option (as defined in Section 2.2(b)) which is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holder thereof, be converted into and shall become a right to receive an amount in cash, without interest, with respect to each share subject thereto, equal to the excess, if any, of the Merger Consideration over the per share exercise or purchase price of such Company Option (such amount being hereinafter referred to as the "Option Merger Consideration") and each Company Option shall be canceled at the Effective Time. The payment of the Option Merger Consideration to the holder of a Company Option shall be reduced by any income or employment tax withholding required under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local or foreign Tax (as defined in Section 2.6) law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Option. The Company Stock Plans (as defined in Section 2.2 (b)) shall terminate at the Effective Time.

              (ii)  Notwithstanding the provisions of Section 1.6(d)(i) that provide for the cancellation of the unexercised Company Options, Parent, in its sole discretion, may permit the holders of certain Company Options to elect, after the date hereof and before the Closing Date and on a form and in a manner reasonably acceptable to each of Parent and the Company, to exchange their outstanding Company Options and receive substituted options to purchase common stock of Parent. Parent intends that the exchange and substitution of the Company Options for new options shall be effected in a manner, including but not limited to adjustments to the exercise price of the new options, that satisfies the requirements of Section 409A of the Code and the requirements of Treasury Regulation Section 1.424-1 to the extent that such requirements can be satisfied in light of the intended terms of the new options; provided, however, that none of the Parent, Merger Sub or the Company shall have any liability to the optionee or any other person in the event that such requirements are not satisfied.

             (iii)  Each Deferred Stock Unit (as defined in Section 2.2(b) hereof) which is outstanding immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holder thereof, be converted into and shall become a right to receive an amount in cash equal to the Merger Consideration. Each Performance Share (as defined in Section 2.2(b) hereof) which the Company has, subject to certain specified criteria being satisfied, agreed to issue but not yet issued immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holder thereof, be converted into and shall become a right to receive an amount in cash equal to the Merger Consideration. Each share of Company Common Stock that is subject to restrictions on ownership or transferability shall vest in full and become fully transferable and free of restrictions not later than immediately prior to the Effective Time. To the extent any holder of an award referenced in this Section 1.6(d)(iii) has made a deferred payment election prior to the date hereof in accordance with the terms of the applicable Company Plan with respect to any such award, any payment with respect to that award shall be made in accordance with the terms of such deferred payment election. The Company agrees to take any and all commercially reasonable actions necessary (including any action reasonably requested in writing by Parent) to effectuate the transactions contemplated by this Section 1.6(d).

          (e)    Adjustments to the Merger Consideration.    The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time, so that recipients of the Merger Consideration receive the same economic effect as contemplated by this Agreement prior to such event.

        1.7    Surrender of Certificates.

          (a)    Exchange Agent.    Prior to the Effective Time, Parent shall select a bank or trust company reasonably satisfactory to the Company to act as the exchange agent (the "Exchange Agent") in the Merger. Prior to the Effective Time, Parent shall enter into an agreement with Exchange Agent, which shall be reasonably satisfactory to the Company.

          (b)    Parent to Provide Cash.    At the Effective Time, Parent shall deposit, or shall cause the Surviving Corporation to deposit, with the Exchange Agent for exchange in accordance with this Article I, cash payable to the stockholders of the Company pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock. Any funds deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

          (c)    Exchange Procedures.    Promptly after the Effective Time (and in no event later than five (5) business days following the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive cash pursuant to Section 1.6(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to which the holder of such Certificate is entitled pursuant to Section 1.6(a) (without limiting the effect of Section 1.7(e)). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive promptly (and in no event later than five (5) business days after receipt thereof) in exchange therefor the Merger Consideration to which the holder of such certificate is entitled pursuant to Section 1.6(a) (less any withholding amount with respect to the shares of Company Common Stock formerly held by such holder as provided by Section 1.7(e)), and the Certificates so surrendered shall forthwith be canceled. No interest shall accrue or be paid on the amounts payable pursuant to this Article I upon surrender of the Certificates.

          (d)    Transfers of Ownership.    If the payment of the amounts payable pursuant to Section 1.6(a) is to be made to a person other than the person in whose name the surrendered Certificate formerly evidencing shares of Company Common Stock are registered, it will be a condition of payment that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons (as defined in Section 8.3(d)) requesting such payment will have paid to Parent or any agent designated by it any transfer or other Taxes (as defined in Section 2.6) required by reason of the payment of the amount specified in Section 1.6(a) to a Person other than the registered holder of the Certificates surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

          (e)    Required Withholding.    Each of the Exchange Agent and the Parent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement (as defined in Section 2.2(d)). To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

          (f)    No Liability.    Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g)    Investment of Exchange Fund.    The Exchange Agent shall invest the Exchange Fund as directed by Parent on a daily basis; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion; provided further that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article I or otherwise impair the rights of such stockholders hereunder. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall promptly be paid to the Surviving Corporation.

          (h)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Certificates twelve (12) months after the Effective Time shall, at the request of Parent, be delivered to the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to the Surviving Corporation look only to the Surviving Corporation (subject to abandoned property, escheat and similar laws) for payment of their claim for the Merger Consideration, without interest, to which such holders may be entitled pursuant to Section 1.6(a).

          (i)    No Further Ownership Rights in Company Common Stock.    From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock. From and after the Effective Time, the holders of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration, as provided in this Article I, subject to Section 1.8 and applicable law in the case of Dissenting Shares. All cash paid upon surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares previously represented by such Certificates.

          (j)    Lost, Stolen or Destroyed Certificates.    In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration to which the holder thereof is entitled pursuant to this Article I; provided, however, that Parent or the Surviving Corporation may, in their discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as they may reasonably direct as indemnity against any claim that may be made against Parent, the Company, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          (k)    Applicability to Dissenting Shares.    The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of the Exchange Agent under this Section 1.7 shall commence only on the date of such loss of status.

        1.8    Dissenting Shares.

          (a)    Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock for which the holder thereof has demanded an appraisal of their value in accordance with, and has complied in all respects with, Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive cash in accordance with Section 1.6(a), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of Delaware Law.

          (b)    Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such appraisal rights, then, as of the occurrence of such event, such holder's shares shall no longer be deemed to be "Dissenting Shares" and such shares shall automatically be converted into and represent only the right to receive the applicable cash payment provided in Section 1.6(a), without interest, upon surrender of the certificate formerly representing such shares in accordance with Section 1.7.

          (c)    The Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Company Common Stock and the withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent (which consent may not be unreasonably withheld, delayed or conditioned), offer to make or make any payment with respect to any demands for appraisal of the shares Company Common Stock or offer to settle or settle any such demands.

        1.9    Further Action.    At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as otherwise set forth in writing in appropriately corresponding sections of the disclosure letter supplied by the Company to Parent dated as of the date hereof (the "Company Disclosure Letter") (it being understood that any matter set forth in the Company Disclosure Letter shall also be deemed disclosed with respect to any other section of this Article II to which the matter relates, so long as the applicability of such matter to such other section is readily apparent) or in any Company SEC Reports (as defined in Section 2.4) filed and publicly available prior to the date of this Agreement (other than forward looking statements set forth in the "risk factors" and "management's discussion and analysis of financial condition and results of operations" portions of the Company's SEC Reports), the Company represents and warrants to Parent and Merger Sub as follows:

        2.1    Organization; Standing and Power; Charter Documents; Subsidiaries.

          (a)    Organization; Standing and Power.    The Company and each of its Subsidiaries (as defined below) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure of any Subsidiary to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(c)) on the Company, has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, "Subsidiary," when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (b)    Charter Documents.    The Company has delivered or made available to Parent: (i) a true and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended to date (collectively, the "Company Charter Documents") and (ii) the certificate of incorporation and bylaws, or like organizational documents, each as amended to date (collectively, "Subsidiary Charter Documents") of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have a Material Adverse Effect on the Company.

          (c)    Subsidiaries.    Section 2.1(c) of the Company Disclosure Letter sets forth a true and complete list of the authorized and outstanding capital stock, name, jurisdiction of organization, and record, and, to the Knowledge of the Company, beneficial owner of the equity interests of each Subsidiary of the Company. All the outstanding shares of capital stock of, each such Subsidiary have been validly issued and are fully paid and non-assessable and free and clear of all pledges, claims, liens, charges, preemptive rights, mortgages, encumbrances, options and security interests of any kind or nature whatsoever (collectively, "Liens"), including any right of first refusal or any other restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or ownership interests, except for restrictions imposed by applicable securities laws or as set forth on Section 2.1(c) of the Company Disclosure Letter. Except for the Subsidiaries listed in Section 2.1(c) of the Company Disclosure Letter, the Company does not own any shares of capital stock or any other equity interest in any corporation or any other Person.

        2.2    Capital Structure.

          (a)    Capital Stock.    The authorized capital stock of the Company at the close of business on the date hereof consists of: (i) 50,000,000 shares of Company Common Stock, par value $0.01 per share; and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"), 500,000 of which have been designated as Series A Junior Participating Preferred Stock ("Series A Preferred"), all of which are reserved for issuance upon exercise of preferred stock purchase rights (the "Company Rights") issuable pursuant to the preferred stock rights agreement, dated as of November 12, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., as amended, (the "Company Rights Agreement"), none of which are issued and outstanding. As of January 5, 2006: (i) 12,290,738 shares of Company Common Stock were issued and outstanding, (ii) 708,738 shares of Company Common Stock were issued and held by the Company in its treasury, and (iii) no shares of Company Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and non-assessable and not issued in violation of or subject to any preemptive rights.

          (b)    Stock Options, Deferred Stock Units and Performance Shares.    As of January 5, 2006: (i) 1,756,742 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company's Broad-Based Stock Option Plan, the Company's 1999 Incentive Plan, and the Company's 1999 Non-Employee Director Stock Compensation Plan (together, such plans are referred to as the "Company Stock Plans" and such outstanding options are referred to as the "Company Options"); (ii) 153,690 deferred stock units ("Deferred Stock Units"), each such Deferred Stock Unit representing one share of Common Stock, are outstanding under the 1999 Incentive Plan, (iii) 174,605 performance shares("Performance Shares"), each Performance Share entitling the holder to one share of the Company's Common Stock, subject to certain specified criteria being satisfied, required to be issued by the Company under the 1999 Incentive Plan, (iv) 89,059 shares of Company Common Stock are available for future issuance under the Company Stock Plans, and (v) 84,558 shares of Company Common Stock are reserved for future issuance under the Company's Employee Stock Purchase Plan, as amended (the "Company Purchase Plan"). As of the Effective Time, the aggregate number of Fully-Diluted Shares will not exceed 14,375,775. As used herein, "Fully-Diluted Shares" as of any time shall mean (i) shares of Company Common Stock that are issued and outstanding as of such time (other than shares that are held by the Company in its treasury as of such time) including, without limitation, Restricted Stock, that are issued and outstanding as of such time, (ii) any stock appreciation, phantom stock, profit participation or other similar rights that are based upon the fair market value of the Company Common Stock, including, without limitation, any Deferred Stock Units, that are outstanding as of such time, and (iii) shares of Company Common Stock issuable upon the exercise or conversion of, the exchange for, or otherwise pursuant to the terms of, any securities, options, warrants, calls, rights, commitments, Contracts, arrangements or undertakings of any kind (in each case, whether contingent or otherwise) to which the Company or any of its Subsidiaries are a Party, including, without limitation, Company Options, that are outstanding as of such time. All shares of Company Common Stock subject to issuance under the Company Stock Plans and the Company Purchase Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Section 2.2(b) of the Company Disclosure Letter sets forth a list as of January 5, 2006, of all issued Company Options, Performance Shares, Deferred Stock Units and shares of Company Common Stock that are subject to repurchase rights, vesting or similar restrictions ("Restricted Stock"), and, for each such Company Option, Performance Share, Deferred Stock Unit or share of Restricted Stock listed, the name of the holder, the number of underlying shares of Common Stock subject to the award, the date of grant, the quantity vested, the exercise price and whether the award is an "incentive stock option" as defined in Section 422 of the Code or subject to Section 409A of the Code. Since January 5, 2006 the Company has not (i) issued any Company Options, Performance Shares, Deferred Stock Units or Restricted Stock and (ii) the Company has not issued any shares of Company Common Stock other than upon the exercise of any Company Options outstanding as of January 5, 2006.

          (c)    Voting Debt.    No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote ("Voting Debt") of the Company is issued or outstanding as of the date hereof.

          (d)    Other Securities.    Except as otherwise set forth in this Section 2.2, there are no securities, options, warrants, calls, rights, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or redeem, repurchase, acquire or pay for or cause to be issued, delivered or sold, or redeemed, repurchased, acquired or paid for additional shares of capital stock, Voting Debt, equity interests or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, Contract, arrangement or undertaking. All outstanding shares of Company Common Stock, all outstanding Company Options, all outstanding Deferred Stock Units, all outstanding Performance Shares and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements (as defined below), (ii) all requirements set forth in applicable material Contracts and (iii) Company Charter Documents or Subsidiary Charter Documents. There are no voting trusts or other Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries. For purposes of this Agreement: (x) "Legal Requirements" shall mean any federal, state, local, municipal, foreign or other law (including any Antitrust Law (as defined below)), statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling, judgment or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity; and (y) "Contract" shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, indenture, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

        2.3    Authority; Non-Contravention; Necessary Consents.

          (a)    Authority.    The Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and, subject to the receipt of stockholder approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the adoption of this Agreement by the Company's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law). This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles.

          (b)    Non-Contravention.    The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not: (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents, (ii) subject to obtaining the adoption of this Agreement by the Company's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) except as set forth in Section 2.3(b) of the Company Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require consent under or result in the creation of a Lien on any of the material properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract, other than, with respect to (ii) and (iii), any such breach, default, impairment, termination, amendment, acceleration or cancellation that would not reasonably be expected to have a Material Adverse Effect on the Company.

          (c)    Necessary Consents.    No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral entity, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each, a "Governmental Entity") is required to be obtained or made by the Company in connection with the execution, performance and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and its Subsidiaries and/or Parent are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or any foreign laws regulating competition, antitrust, investment or exchange controls, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country, (iv) the filing with the Securities and Exchange Commission (the "SEC") of the Proxy Statement (as defined in Section 5.1) and such reports under the Securities and Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, and (v) any consents, approvals, orders, authorizations, registration, declaration or filing as may be required by the rules and regulations of The New York Stock Exchange, Inc. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) and (ii) are referred to collectively herein as the "Necessary Consents."

        2.4    SEC Filings; Financial Statements.

          (a)    SEC Filings.    The Company has timely filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2003. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof), as amended, are referred to herein as the "Company SEC Reports." Except as set forth on Section 2.4(a) of the Company Disclosure Letter, as of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), or the Exchange Act, as the case may be, applicable to such Company SEC Reports and (ii) did not at the time they were filed and became effective, or, in the case of proxy statements, on the mailing date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed Company SEC Report. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b)    Financial Statements.    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor forms under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of Company's operations, cash flows and changes in stockholders equity for the periods indicated. The balance sheet of the Company contained in the Company SEC Reports as of September 30, 2005 is hereinafter referred to as the "Company Balance Sheet."

          (c)    Internal Control Over Financial Reporting.    In all material respects, the Company is in compliance with and has complied with (since the effective date applicable to the Company) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act. The Company's principal executive officer and its principal financial officer have (x) established and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and Rule 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting (as defined in rules 13a-15(f) and Rule 15d-15(f) of the Exchange Act) and sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and the rules and regulations under the Exchange Act, and (y) disclosed to the Company's auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15(d)-15(e) under the Exchange Act). To the Company's Knowledge, such disclosure controls and procedures are designed under the supervision of the Company's principal executive officer and its principal financial officer to ensure that material information relating to the Company and its Subsidiaries required to be included in the Company's periodic reports under the Exchange Act is made known to the Company's principal executive officer and its principal financial officer by others within the Company or any of its Subsidiaries.

        2.5    No Undisclosed Liabilities.    Except (a) as set forth on Section 2.5 of the Company Disclosure Letter, (b) as reflected or reserved against in the Company's consolidated balance sheets (or the notes thereto) included in the Company SEC Reports, and (c) liabilities and obligations arising in the ordinary course of business after September 30, 2005 or incurred pursuant to this Agreement, neither the Company, nor any Subsidiary of the Company, has any liabilities or obligations of any nature, whether or not reported, contingent or otherwise of a type that would be required to be reflected in the Company's consolidated balance sheet prepared in accordance with GAAP and the Company's past practice to the extent in accordance with GAAP (including any such liability that would be required to be disclosed in the notes thereto) and that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC) or any transactions involving unconsolidated affiliates of the Company.

        2.6    Absence of Certain Changes or Events.    Since the date of the Company Balance Sheet (a) there has not been any Material Adverse Effect on the Company, (b) and through the date hereof, the Company and its Subsidiaries have conducted in all material respects their respective businesses only in the ordinary course of business, except for the negotiation and execution of this Agreement and (c) through the date hereof, there has not been: (i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company's capital stock or any options, warrants, calls or rights to acquire any such shares or other securities, (ii) any split, combination or reclassification of any of the Company's or any of its Subsidiaries' capital stock, or (iii) any action by the Company or its Subsidiaries which would, if taken after the date hereof but prior to the Closing Date, require the consent of Parent pursuant to Section 4.1(b) hereof.

        2.7    Taxes.    Except as set forth on Section 2.7 of the Company Disclosure Letter:

          (a)    For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes," shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes imposed by any Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other Person and including any liability for taxes of a predecessor entity. The Company and each of its Subsidiaries have filed all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes ("Tax Returns") required to be filed by any of them and all such Tax Returns are true and correct in all material respects. The Company and each of its Subsidiaries have timely paid, or have adequately reserved (in accordance with GAAP) for the payment of, all material Taxes required to be paid (whether or not shown on any Tax Returns), and the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements.

          (b)    The Company and its Subsidiaries have each withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Tax authority proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable laws.

          (c)    No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any Subsidiary (or, to the Knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and are Taxes for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no liens for a material amount of any Taxes, other than liens for current Taxes and assessments not yet past due or which are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP, on the assets of the Company or any Subsidiary.

          (d)    (i) There are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of a material amount of Taxes of the Company or any Subsidiary with respect to which the Company or a Subsidiary has been notified in writing and (ii) neither the Company nor any Subsidiary has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

          (e)    Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a material payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial lending agreements).

          (f)     Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service with respect to a "listed transaction" pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

          (g)    Neither the Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise.

          (h)   Neither the Company nor any Subsidiary has distributed the stock of another company in a transaction that was purported or intended to be governed by section 355 or section 361 of the Code.

        2.8    Intellectual Property.

          (a)    No Infringement.    Except as set forth on Section 2.8(a) of the Company Disclosure Letter, the products, services and operations of the Company do not infringe or misappropriate the Intellectual Property (as defined below) of any third party where such infringement or misappropriation would reasonably be expected to have a Material Adverse Effect on the Company. "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all patentable inventions, invention disclosures, improvements, trade secrets, proprietary information and know how, (iii) all copyrights, copyrights registrations and applications therefor, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all mask works and any registrations and applications therefor throughout the world, and (vi) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world. "Company Intellectual Property" shall mean all Intellectual Property owned by the Company and/or exclusively licensed to the Company.

          (b)    No Impairment.    Except as set forth on Section 2.8(b) of the Company Disclosure Letter, the Merger (including the assignment by operation of law of any Contract to the Surviving Corporation) will not result in: (i) Parent or any Subsidiary of Parent (other than the Company and its Subsidiaries, but only to the extent existing prior to the Merger) being bound by any material non-compete or other material restriction on the operation of any business of Parent or its Subsidiaries, (ii) Parent or any Subsidiary of Parent (other than the Company and its Subsidiaries, but only to the extent existing prior to the Merger) granting any rights or licenses to any material Intellectual Property of Parent or any Subsidiary of Parent to any third party (including a covenant not to sue with respect to any material Intellectual Property of Parent or any Subsidiary of Parent), (iii) the termination or breach of any Contract by which the Company holds a license to Intellectual Property of, or licenses Intellectual Property to, a third party, which termination or breach would reasonably be expected to have a Material Adverse Effect on either the Surviving Corporation or

  Parent, or (iv) the termination or forfeiture of any Company Intellectual Property, which termination or forfeiture would reasonably be expected to have a Material Adverse Effect on the Company.

          (c)    Schedule.    Section 2.8(c) of the Company Disclosure Letter sets forth, as of the date hereof, a list of all material, registered Company Intellectual Property and all applications therefor. All registered Company Intellectual Property listed in Section 2.8(c) of the Company Disclosure Letter is valid and enforceable, except for those items designated in such Section as "Abandoned," "Cancelled," or "Sold," none of which is material to the business of the Company and its Subsidiaries as currently conducted.

          (d)    Ownership and Maintenance.    Except as set forth on Section 2.8(d) of the Company Disclosure Letter, the Company owns, or possesses licenses or other valid rights to use, all Intellectual Property which is required or necessary to the conduct of the business of the Company, except where the lack thereof would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, except as set forth on Section 2.8(d) of the Company Disclosure Letter, no Person is infringing upon or violating any Company Intellectual Property, except where any such infringement would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has taken reasonable steps to maintain the confidentiality of its trade secrets.

          (e)    Privacy.    The Company does not use or collect any of the information it collects from its web site visitors or other parties in an unlawful manner, or in a manner that violates the Company's privacy policy or the privacy rights of its customers. The Merger will not violate the Company's privacy policy or the privacy rights of its customers.

        2.9    Compliance; Permits.

          (a)    Compliance.    Since January 1, 2003, except as set forth on Section 2.9(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries has complied with and is currently in compliance with, each Legal Requirement applicable to it (except for non-compliance that would not reasonably be expected to have a Material Adverse Effect on the Company, either individually or in the aggregate with all other non-compliance). Except as set forth on Section 2.9(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice that such entity is in violation of any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except, in each case, for uncured violations that would not reasonably be expected to have a Material Adverse Effect on the Company, individually or in the aggregate. Except as set forth on Section 2.9(a) of the Company Disclosure Letter, no material investigation or review by any Governmental Entity is pending or, to the Knowledge of the Company, has been threatened in a writing delivered to the Company or any of its Subsidiaries, against the Company or any of its Subsidiaries. There is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have a Material Adverse Effect on the Company.

          (b)    Permits.    Except as set forth on Section 2.9(b) of the Company Disclosure Letter, the Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, authorizations, franchises, variances, exemptions, orders and approvals from Governmental Entities ("Permits") that are required for the operation of the business of the Company and its Subsidiaries, as currently conducted, the failure to hold which would reasonably be expected to have a Material Adverse Effect on the Company, other than environmental Permits, the sole representations and warranties as to such environmental Permits are stated in Section 2.13(c) of this Agreement (collectively, "Company Permits"). As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its

  Subsidiaries have received no written notice that such entity is not in compliance in all material respects with the terms of the applicable Company Permits.

        2.10    Litigation.    Except as set forth on Section 2.10 of the Company Disclosure Letter, there are no claims, suits, actions, investigations, arbitrations or proceedings pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their properties, except as would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any Governmental Entity that has had or would reasonably be expected to have a Material Adverse Effect on the Company. Section 2.10 of the Company Disclosure Letter sets forth a list of all Legal Proceedings to which the Company or any of its Subsidiaries is subject, involving monetary claims against the Company or any of its Subsidiaries for more than $50,000 individually, and any requests for injunctive relief.

        2.11    Brokers' and Finders' Fees.    Except for fees payable to J.P. Morgan Securities Inc. and Houlihan Lokey Howard & Zukin, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. The Company has on or prior to the date hereof provided to Seller true and correct copies of the engagement letters and all other agreements in effect as of the date hereof by and between the Company and each of J.P. Morgan Securities, Inc. and Houlihan Lokey Howard & Zukin or their respective affiliates. Except for (i) such fees payable to J.P. Morgan Securities Inc. and Houlihan Lokey Howard & Zukin pursuant to the agreements described in the preceding sentence, (ii) fees payable to the Company's legal advisors and (iii) other incidental out-of-pocket expenses incurred in connection with the negotiation and execution of this Agreement, the preparation and mailing of the Proxy Statement and the transactions contemplated hereby, the Company has no obligation to any third party advisors with respect to any material out-of-pocket fees and expenses in connection with the transactions contemplated hereby.

        2.12    Employee Benefit Plans.

          (a)    Except as set forth on Section 2.12(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries maintains, contributes to, is required to contribute to, is a party to, or otherwise has or may in the future have any liability (contingent or otherwise) with respect to (1) any "employee welfare benefit plan," as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (2) any "employee pension benefit plan," as defined in Section 3(2) of ERISA, (3) any plan or agreement providing for stock options, stock appreciation rights or other forms of equity-based compensation, (4) any other plan or agreement involving direct or indirect compensation other than workers' compensation, unemployment compensation and other government programs, under which the Company or any of its Subsidiaries has or is reasonably expected to have any present or future material liability (directly or indirectly), or (5) any employment, severance or other similar contract, arrangement or policy providing for insurance coverage, non-statutory workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, other forms of incentive compensation or post-retirement insurance, compensation or benefits, under which the Company or any of its Subsidiaries has or is reasonably expected to have any present or future material liability (directly or indirectly). Each plan or agreement required to be set forth on Section 2.12(a) of the Company Disclosure Letter pursuant to the foregoing is referred to herein as a "Company Plan." Except as set forth on Section 2.12(a) of the Company Disclosure Letter, neither the Company nor any Subsidiary has any plan or commitment to establish any new material Company Plan or to materially modify any Company Plan.

          (b)    The Company has delivered or made available to Parent the following documents with respect to each Company Plan: (1) correct and complete copies of all documents embodying such Company Plan, including (without limitation) all amendments thereto, and all related trust documents, (2) a written description of any Company Plan that is not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (4) the most recent Internal Revenue Service ("IRS") determination letter, if any, (5) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (6) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts, if any, and (7) the most recently prepared financial statement in connection with each such Company Plan.

          (c)    Each Company Plan has been maintained and administered in material compliance with its terms and in material compliance with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including (without limitation) ERISA and the Code, in each case which are applicable to such Company Plan. All material contributions, reserves or premium payments required to be made or accrued through the date hereof to the Company Plans have been timely made or accrued. Except as set forth in Section 2.12(c) of the Company Disclosure Letter, no Company Plan provides post-termination welfare benefits, and neither the Company nor any Subsidiary has any obligation to provide any post-termination welfare benefits other than (i) health care continuation as required by Part 6 of Title I of ERISA or Section 4980B of the Code or any similar statute, (ii) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code or (iii) disability benefits that only cover claims incurred prior to a participant's termination of employment and have been fully provided for by insurance under a Company Plan that constitutes an "employee welfare benefit plan" within the meaning of Section (3)(1) of ERISA.

          (d)    Except as set forth on Section 2.12(d) of the Company Disclosure Letter, none of the Company or any Subsidiary or any other Person or entity that, together with the Company or any Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each an "ERISA Affiliate"), has now or at any time within the past five years (and in the case of any such other Person or entity, only during the period within the past five years that such other Person or entity was an ERISA Affiliate) contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary or any ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

          (e)    Neither the Company nor any of its Subsidiaries is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. The Company and its Subsidiaries have complied in all material respects with the applicable health care continuation requirements in Section 4980B of the Code and in ERISA. No material "Prohibited Transaction," within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan.

          (f)     Except as set forth on Section 2.12(f)(i) of the Company Disclosure Letter, no Company Plan exists that would reasonably be expected to result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits, including any loan forgiveness, to any current or former employee, director or consultant of the Company or any Subsidiary as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event). Except as set forth on Section 2.12(f)(ii) of the Company Disclosure Letter, no payment or other benefit that has been or may be made to any current or former employee or independent contractor of the Company or any Subsidiary under any contract, plan or arrangement with the Company or any Subsidiary would reasonably be expected to be characterized as an "excess parachute payment," as such term is defined in Section 280G of Code.

          (g)    No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the Knowledge of the Company, threatened against or with respect to any Company Plan, or the assets or any fiduciary thereof (in that Person's capacity as a fiduciary of such Company Plan). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the Department of Labor or any other Governmental Entity with respect to any Company Plan.

          (h)   Section 2.12(h) of the Company Disclosure Letter sets forth each Company Plan that primarily covers employees who reside outside of the United States (each an "International Plan"). With respect to each International Plan: (i) the fair market value of the assets of each funded International Plan, the liability of each insurer for any International Plan funded through insurance or the book reserve established for any International Plan, together with any accrued contributions, is sufficient, in all material respects, to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used and consistent with applicable law to determine employer contributions to such International Plan and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations; (ii) each International Plan required to be registered has been registered and has been maintained, in all material respects, in good standing with applicable regulatory authorities; and (iii) no International Plan is a registered pension plan for purposes of applicable Canadian law.

        2.13    Environmental Matters.

          (a)    Hazardous Material.    Except as set forth on Section 2.13(a) of the Company Disclosure Letter, no underground storage tanks and no substance that has been designated by any Governmental Entity or by applicable Environmental Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, airborne mold, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "Hazardous Material"), are present (a) in a manner which would reasonably be expected to result in material liability pursuant to any applicable Environmental Law in, on or under any property currently owned, operated, occupied or leased by the Company or any of its Subsidiaries as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the Knowledge of the Company, as a result of any actions of any third party; or (b) except as would not reasonably be expected to result in a Material Adverse Effect on the Company, in, on or under any property previously owned, operated, occupied or leased by the Company or any of its Subsidiaries as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the Knowledge of the Company, with respect to the period of the Company's or Subsidiary's ownership, operation, occupancy or lease of such property, as applicable, as a result of any actions of any third party.

          (b)    Hazardous Materials Activities.    Except as set forth on Section 2.13(b) of the Company Disclosure Letter: (i) neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in a manner which would reasonably be expected to result in material liability pursuant to any applicable Environmental Law in effect on or before the Closing Date; (ii) neither the Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials

  Activities") in a manner which would reasonably be expected to result in material liability pursuant to any Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written request for information, has been notified in writing, or otherwise has any Knowledge, that it may be a "potentially responsible party", related to any property on the Superfund National Priorities List, or any state equivalent list, and which has not been fully resolved or settled with no material obligations outstanding, or for which the Company or any of its Subsidiaries is not a de minimis party; (iv) neither the Company nor any Subsidiary has entered into a Contract to assume, guarantee or indemnify a third party for a specific Environmental Claim except, for Environmental Claims that would not reasonably be expected to result in a Material Adverse Effect; and (v) neither the Company nor any Subsidiary has any responsibility or liability under applicable Environmental Laws for any cleanup or remediation related to any Hazardous Materials which would reasonably be expected to result in a Material Adverse Effect on the Company.

          (c)    Environmental Permits.    Except as set forth on Section 2.13(c) of the Company Disclosure Letter, each of the Company and its Subsidiaries has obtained, maintained and complied in all material respects with all material Permits necessary under any applicable Environmental Law for them to own, lease or operate their respective assets as currently held and to carry on their respective businesses as presently conducted, and such Permits are in full force and effect and not subject to appeal. As of the date hereof, no suspension or cancellation of any of the material environmental Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries have received no written notice that such entity is not in compliance in all material respects with the terms of the applicable material environmental Permits.

          (d)    Environmental Claims.    There are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against the Company or any Subsidiary.

          (e)    Environmental Law.    Except as set forth on Section 2.13(e) of the Company Disclosure Letter, and except as would not reasonably be expected to result in a Material Adverse Effect on the Company, the respective businesses of each of the Company and its Subsidiaries are, and have been, since January 1, 2003, conducted in compliance with applicable Environmental Laws.

          (f)     As used in this Agreement:

            "Environmental Claim" means any and all administrative, regulatory or judicial claims, litigation, suits, proceedings, complaints, investigations or other actions, judgments, orders, summons, citations, written demands, written directives, Liens or written notices of noncompliance or violation, in any such case, by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of investigations, remediation or governmental response, natural resources damages, property damages, personal injuries, penalties, contribution, indemnification or injunctive relief) arising out of, based on or resulting from (i) the presence or Release of, or exposure of persons to, any Hazardous Materials, (ii) the failure to comply with any Environmental Law or (iii) liabilities or obligations arising under any Environmental Law;

            "Environmental Laws" means all applicable national, federal, state, local, provincial and municipal (whether domestic or foreign), Laws, judgments or Permits issued, promulgated or entered into by any or with any Governmental Entity, relating to Release, treatment, storage or other disposal of or exposure of persons to Hazardous Materials, protection of the environment, or occupational safety and health; and

            "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

        2.14    Contracts.

          (a)    Material Contracts.    For purposes of this Agreement, "Company Material Contract" shall mean:

               (i)  any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

              (ii)  any Contract containing any covenant expressly restricting the right of the Company or its Subsidiaries to engage in any material line of business or compete with any Person in any material line of business or restricting the Company's or its Subsidiaries' geographic scope of business;

             (iii)  any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would reasonably be expected to have a Material Adverse Effect on the Company;

             (iv)  indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and Contracts relating to or evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries (excluding any equipment leases involving aggregate annual payments of less than $100,000 per lease) or guarantees of the Company with respect to borrowed money of any Person other than the Company or its Subsidiaries;

              (v)  any legal entity in the nature of a partnership, limited liability company or joint venture, or a material strategic alliance;

             (vi)  any Contract which could prohibit or materially delay the consummation of the transactions contemplated by this Agreement;

            (vii)  any Contract that involves the purchase or lease of personal or real property, with any supplier or for the furnishing of services to the Company or any of its Subsidiaries with payments greater than $250,000 per year, other than purchase orders in the ordinary course of business and other than contracts or agreements that are terminable by the Company within 90 days or less;

           (viii)  any Contract with any stockholder who owns or controls 10% or more of the Company's voting stock, other than, in each case, a "material contract" or other Contract set forth on Section 2.12(a) of the Company Disclosure Letter;

             (ix)  any Contract (other than Company Plans) relating to employee compensation or employment services, involving annual payments to the employee in excess of $100,000, or relating to consulting services, involving annual payments to the consultant in excess of $250,000;

              (x)  any Contract granting a right of first refusal with respect to any material asset of the Company or its Subsidiaries;

             (xi)  any Contract, other than purchase orders in the ordinary course of business, with any customers, distributors and outside sales representatives involving sales of more than $300,000 per year or $750,000 in the aggregate;

            (xii)  any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), since January 1, 2002, of assets (constituting a business or line of business), capital stock or other equity interests of any person for aggregate consideration under such Contract in excess of $2,500,000 individually;

           (xiii)  any Contract requiring capital expenditures after the date hereof in an amount in excess of $250,000; and

           (xiv)  any material Contract or other material arrangement entered into outside the ordinary course of business and not disclosed elsewhere in this Section 2.14 or expressly contemplated by this Agreement.

          (b)    Schedule.    Section 2.14(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound by as of the date hereof.

          (c)    No Breach.    Except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company, either individually or in the aggregate, all Company Material Contracts are in full force and effect and each is a legal, valid and binding obligation of the Company or its Subsidiaries (as applicable), and to the Knowledge of the Company are legal, valid and binding obligations of each other party thereto, and are, to the Knowledge of the Company, enforceable by the Company or its Subsidiaries (as applicable) in accordance with its terms. Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a breach of or default under the provisions of, any Company Material Contract, except in each case for those violations, breaches and defaults which would not reasonably be expected to have a Material Adverse Effect on the Company, either individually or in the aggregate. To the Knowledge of the Company, no other party to any Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect

        2.15    Disclosure.    The Proxy Statement (as defined in Section 5.1) shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the stockholders of the Company and at the time of the Stockholders' Meeting (as defined in Section 5.2(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or Merger Sub supplied by Parent, Merger Sub or any of their respective representatives for inclusion or incorporation by reference in the Proxy Statement.

        2.16    Board Approval.    The Board of Directors of the Company has (i) at a meeting duly called and held on or prior to the date hereof determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and are in the best interest of the Company and its stockholders and declared this Agreement to be advisable, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, which approval (assuming the accuracy of Section 3.7 hereof) constitutes prior approval under Section 203(a)(1) of the Delaware Law such that the Merger, this Agreement and the other transactions contemplated hereby, are not and shall not be subject to any restriction on "business combinations" pursuant to Section 203 of the Delaware Law, (iii) resolved to make the Recommendation (as defined in Section 5.2(b)), subject to the right of the Board of Directors of the Company to withhold, withdraw, amend, change or modify the Recommendation in accordance with Section 5.3(c), and (iv) directed that this Agreement be submitted to the stockholders of the Company for adoption thereby.

        2.17    Fairness Opinion.    The Company's Board of Directors has received an opinion from J.P. Morgan Securities Inc., dated as of January 5, 2005, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of outstanding shares of Company Common Stock. The Company's Board of Directors has also received an opinion from Houlihan Lokey Howard & Zukin, dated as of January 5, 2005, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of outstanding shares of Company Common Stock.

        2.18    Rights Plan.    The Company has amended the Company Rights Agreement to render it inapplicable to the execution or delivery of this Agreement, the consummation of the Merger pursuant to this Agreement or the consummation of any other transactions contemplated hereby and a copy of the amendment to such Company Rights Agreement has been provided to Parent.

        2.19    Vote Required.    The only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

        2.20    Real Estate.

          (a)    Ownership of Premises.    Section 2.20(a) of the Company Disclosure Letter is a true, correct and complete list of all properties owned by the Company or any of its Subsidiaries (the "Owned Real Property"). Prior to the date hereof, the Company has delivered to Purchaser true and correct copies of the current or most recent title report, title policy and survey currently in the possession of the Company with respect to any of the Owned Real Property (together "Title Materials").

               (i)  Except as set forth in Section 2.20(a) of the Company Disclosure Letter, for each item of Owned Real Property listed on Section 2.20(a) of the Company Disclosure Letter, title to the parcel is free and clear of all Liens, except for (A) Taxes and general and special assessments not in default and payable without penalty and interest, (B) charges, defects, easements, covenants and other encumbrances or restrictions that do not materially impair the current use, occupancy, value or marketability of the property, (C) statutory Liens incidental to the ordinary course of business including, without limitation, landlords', mechanics', carriers', workers' and similar Liens, (D) Liens for taxes, assessments or other governmental charges not yet due and payable, (E) matters shown in the Title Materials, (F) applicable zoning, entitlement and other land use and environmental regulations, and (G) Liens securing debt as disclosed in the Company Financials (together "Permitted Liens");

              (ii)  there are no pending or, to the Knowledge of the Company, threatened expropriation or condemnation proceedings, lawsuits or administrative or other actions relating to the Owned Real Property that would materially and adversely affect the current use, occupancy, value or marketability thereof; and

             (iii)  none of the Owned Real Property is leased or licensed to any other person or entity.

          (b)    Leased Properties.    Section 2.20(b) of the Company Disclosure Letter is a true, correct and complete schedule of all leases, subleases, licenses and other agreements (collectively, the "Real Property Leases") under which the Company and its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property other than the Owned Real Property (the land, buildings and other improvements covered by the Real Property Leases being herein called the "Leased Real Property" and, together with the Owned Real Property, the "Real Property"). The Company has heretofore delivered to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements). Neither the Company nor any of its Subsidiaries has received any written notice of any material uncured default by the Company as tenant under any of the Real Property Leases, and to the best of the Company's Knowledge there is no material uncured default by the landlord thereunder, except in each case as would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any communications from any lessor of the Leased Real Property notifying the Company of any intention of any such lessor to terminate or fail to renew its current lease with the Company or any of its Subsidiaries or to materially increase the rent or other amount charged to the Company or any of its Subsidiaries thereunder or under any related Contract. The Company or one of its Subsidiaries holds the leasehold estate under and interest in each Real Property Lease free and clear of all Liens, other than for Liens for taxes not yet due and payable. None of the Leased Real Property is subleased or sublicensed to any other person or entity.

        (c)    Real Property.

               (i)  The Real Property is all of the real property used in the business of the Company and its Subsidiaries as currently conducted.

              (ii)  The Company or one of its Subsidiaries has obtained all Licenses from any Governmental Entity having jurisdiction over any of the Real Property required for the ownership, occupancy and use of any of the Real Property by the Company and its Subsidiaries in their business as currently conducted. To the Knowledge of the Company, and except as disclosed in the Title Materials, no Improvement, or the operation or maintenance thereof, violates any restrictive covenant, or encroaches on any property owned or leased by any other Person, which would impair, in any material respect, the continued use of such Real Property by the Company for the use currently being made thereof. "Improvements" means any buildings, facilities, other structures and improvements, building systems and fixtures located on or under any real property owned or leased by the Company or any of its Subsidiaries.

             (iii)  The Real Property and the Improvements are sufficiently supplied with utilities and other services as necessary, in all material respects, for the operation of such Real Property and Improvements as currently operated including adequate water, storm and sanitary sewer, gas, electric, cable and telephone facilities.

        2.21    Transactions With Affiliates.    Other than rights to receive Merger Consideration and Option Merger Consideration, no material relationship, direct or indirect, exists between or among the Company or any Subsidiary of the Company, on the one hand, and any director, officer or affiliate of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K of the SEC in the Company SEC Reports, which is not described therein.

        2.22    Disclaimer of Other Representations and Warranties.    Except as expressly set forth in this Article 2, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to the Company or its Subsidiaries, their respective businesses or financial condition or any of their assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

        2.23    Labor and Employment Matters.    Neither the Company nor any Subsidiary is, or at any time during the past three (3) years has been, a party to any collective bargaining agreement or other labor union agreements applicable to Persons employed by the Company or any Subsidiary, nor, to the Knowledge of the Company, are there any such employees represented by a works council or a labor organization or activities or proceedings of any labor union to organize any such employees. There is no pending or threatened, and there has not been in the past two (2) years any work stoppage, slowdown or labor strike against the Company or any Subsidiary. Except as set forth on Section 2.23 of the Company Disclosure Letter, the Company and its Subsidiaries (a) have no direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee and (b) are, and in the past three (3) years have been, in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification and wages and hours in each case with respect to their current and former employees.

        2.24    Insurance.    Section 2.24 of the Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Subsidiary. With respect to each such insurance policy, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect: (i) the policy is legally valid, binding and enforceable in accordance with its terms and is in full force and effect and all premiums due and payable thereon have been paid; (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination of the policy; (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) no notice of cancellation or termination has been received other than in connection with ordinary renewals.

        2.25    Asset Sufficiency.    Except as set forth on Section 2.25 of the Company Disclosure Letter, the Company or one of its Subsidiaries owns or has a valid leasehold interest, license, or other right to use all of its property (real or personal, tangible or intangible) currently used to operate its business in substantially the same manner as currently conducted, in each case free and clear of all Liens other than Permitted Liens.

        2.26    Customers.    Section 2.26(a) of the Company Disclosure Letter sets forth a complete and accurate list of the Company's and its Subsidiaries' (i) ten (10) largest customers for the twelve (12) months preceding the date of the Company Balance Sheet in the Company's Personal Health Care business segment, based on sales, showing the approximate aggregate total sales in dollars by the Company or its Subsidiaries to such customer during such time frame; and (ii) ten (10) largest customers for the twelve (12) months preceding the date of the Company Balance Sheet in the Company's Pool Products business segment, based on sales, showing the approximate aggregate total sales in dollars by the Company or its Subsidiaries to such customer during such time frame. As of the date hereof, except as disclosed in Section 2.26(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral communication from any customer set forth on Section 2.26(a) of the Company Disclosure Letter of any material product quality issues or any intention or threat to terminate or materially reduce purchases from the Company or its Subsidiaries, or to fail to renew any Company Material Contract.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company, except as otherwise set forth in writing in appropriately corresponding sections of the disclosure letter supplied by Parent and Merger Sub to the Company dated as of the date hereof (the "Parent Disclosure Letter"), as follows:

        3.1    Organization; Standing and Power; Charter Documents; Subsidiaries.

          (a)    Organization; Standing and Power.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on Parent.

          (b)    Charter Documents.    Parent has delivered or made available to the Company (i) a true and correct copy of the Certificate of Incorporation and Bylaws of Parent, each as amended to date (collectively, the "Parent Charter Documents") and of the Certificate of Incorporation and Bylaws of Merger Sub (collectively, the "Merger Sub Charter Documents"). Such Parent Charter Documents and Merger Sub Charter Documents are in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents and Merger Sub is not in violation of any of the provisions of the Merger Sub Charter Documents.

          (c)    Merger Sub.    All the outstanding shares of capital stock of, or other equity interests in Merger Sub have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by Parent, free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws.

        3.2    Authority; Non-Contravention; Necessary Consents.

          (a)    Authority.    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, subject only, with respect to the Merger, to the filing of the Certificate of Merger pursuant to Delaware Law and to the adoption of this Agreement by Parent as sole stockholder of Merger Sub immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles.

          (b)    Non-Contravention.    The execution and delivery of this Agreement by Parent and Merger Sub does not, and performance of this Agreement by Parent and Merger Sub will not: (i) conflict with or violate the Parent Charter Documents or the Merger Sub Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require consent under or result in the creation of a material Lien on any of the material properties or assets of Parent or Merger Sub pursuant to, any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected, other than, with respect to (ii) and (iii), any such breach, default, impairment, termination, amendment, acceleration or cancellation that would not reasonably be expected to have a Material Adverse Effect on Parent.

          (c)    Necessary Consents.    No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or Merger Sub or materially adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby.

        3.3    Brokers' and Finders' Fees.    Except for fees payable to Lazard Ltd, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        3.4    Disclosure.    None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

        3.5    Board Approval.    The Board of Directors of Parent has, by resolutions duly adopted by at a meeting of the Parent's Directors duly called and held and not subsequently rescinded or modified in any way (the "Parent Board Approval"), duly approved this Agreement.

        3.6    Financing.    Attached hereto as Exhibit C and Exhibit D are true and correct copies of (i) the commitment letter dated January 6, 2006, by and among Parent, Merger Sub and ING Capital LLC, pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to provide or cause to be provided debt financing of up to $290,000,000 in connection with the Merger (the "Debt Financing Letter" and the financing contemplated thereby, the "Debt Financing"), and (ii) the commitment letters, dated January 6, 2006, by and among Parent, Merger Sub, Carlyle Europe Partners II L.P., CEP II Participations, SARL and Zodiac S.A., pursuant to which Carlyle Europe Partners II L.P., CEP II Participations, SARL and Zodiac S.A. have agreed to provide or cause to be provided equity financing of up to $157,000,000 (the "Equity Financing Letter" and the financing contemplated thereby, the "Equity Financing" and together with the Debt Financing the "Financing"). Each of the Debt Financing Letter and the Equity Financing Letter, (collectively, the "Financing Letters") in the form so delivered, is, as of the date hereof, in full force and effect and is a legal, valid and binding obligation of Merger Sub and to the Knowledge of the Parent, the other parties thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Merger Sub under any term or condition of the Financing Letters other than to the extent that any term or condition requires any action by, or otherwise relates to, the Company or any of its Subsidiaries. Assuming the accuracy of the Company's representations contained herein, as of the date hereof, Merger Sub has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Letters. Merger Sub has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid on or before the date of this Agreement. Subject to its terms and conditions, the Financing, when funded in accordance with the Financing Letters, will provide Merger Sub with acquisition financing at the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses.

        3.7    Section 203 of the Delaware Law.    None of Parent, Merger Sub or any of their "affiliates" or "associates" is, or has been within the last three years, an "interested stockholder" of the Company as those terms are defined in Section 203 of the Delaware Law.

        3.8    No Reliance.    Parent acknowledges that none of the Company, its Subsidiaries, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its Subsidiaries, their respective businesses or financial condition or any of their assets, liabilities or operations or other matters that is not included in this Agreement or the Company Disclosure Letter. Without limiting the generality of the foregoing, none of the Company, its Subsidiaries, nor any other Person has made a representation or warranty to Parent with respect to (a) any projections, estimates or budgets for the businesses of the Company or its Subsidiaries, or (b) any material, documents or information relating to the Company or its Subsidiaries made available to Parent or its counsel, accountants or advisors in any data room or otherwise, except as expressly covered by a representation or warranty set forth in Article 2, or a covenant set forth in Article 4.

        3.9    Guarantee.    Concurrently with the execution of this Agreement, Parent has delivered to the Company the guarantees (the "Guarantees") of Carlyle Europe Partners II L.P. and Zodiac S.A.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1    Conduct of Business of the Company.

          (a)    Ordinary Course.    During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (except (i) as contemplated by this Agreement, (ii) as disclosed in Section 4.1 of the Company Disclosure Letter, or (iii) to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned)), carry on the business of the Company and its Subsidiaries in all material respects, in the ordinary course of business consistent with past practices, and the Company for itself and on behalf of its Subsidiaries agrees to use its commercially reasonable efforts to preserve intact their business organizations and preserve for the Company and its Subsidiaries the goodwill of its customers, suppliers, employees (taken as a whole) and other persons having business relationships with the Company and its Subsidiaries.

          (b)    Required Consent.    In addition, without limiting the generality of Section 4.1(a), except as contemplated by this Agreement, and except as provided in Section 4.1 of the Company Disclosure Letter, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit its Subsidiaries to do any of the following:

               (i)  Enter into any new line of business material to it and its Subsidiaries taken as a whole;

              (ii)  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

             (iii)  Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries;

             (iv)  Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock (including, without limitation shares of Company Common Stock that are held in treasury, and shares of Company Common Stock reserved for issuance under any Company Stock Plan, except as provided below), Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, Deferred Stock Units, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock (and associated Company Rights) upon the exercise of Company Options, to participants in the Company Purchase Plan in accordance with Section 5.14, in respect of Deferred Stock Units, in accordance with their respective present terms; or (B) issuances of Company Common Stock (and associated Company Rights) to the holders of Performance Shares outstanding as of the date hereof, subject to certain specified criteria being satisfied;

              (v)  Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents of its Subsidiaries;

             (vi)  Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material to its business;

            (vii)  Enter into any joint ventures, strategic partnerships or alliances that are material to any of its divisions or business units;

           (viii)  Except as set forth on Section 4.1 of the Company Disclosure Letter, sell, lease, license, mortgage or otherwise encumber or dispose of any properties or assets which are material to its business, except for sales of inventory in the ordinary course of business,

             (ix)  Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) loans or investments by it or a Subsidiary of it to or in it or any wholly-owned Subsidiary of it, and (B) ordinary course extensions of credit related to the sale of goods;

              (x)  Except as required by GAAP or the SEC as concurred in by its independent auditors, make any material change in its methods or principles of accounting since the date of the Company Balance Sheet;

             (xi)  (i) Except as required by Law or the Treasury Regulations promulgated under the Code, make any change (or file any such change) in any method of Tax accounting for a material amount of Taxes or (ii) make, change or rescind any material Tax election, settle or compromise any material Tax liability, file any amended Tax Return involving a material amount of additional Taxes (except as required by Law), enter into any closing agreement relating to a material amount of Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), other than, in each case, in the ordinary course of business and consistent with past practice;

            (xii)  Except as required by Legal Requirements, this Agreement or Contracts currently binding on the Company or its Subsidiaries, adopt or amend any Company Plan, Company Stock Option Plan or the Company Purchase Plan (except that nothing herein shall prohibit the Company from terminating the Company Purchase Plan at any time prior to the Closing), or enter into any new, or amend any existing employment, severance, consulting, salary continuation or other similar Contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business with employees who are terminable "at will" without payment of severance other than severance payable pursuant to the Company's severance practices as in effect as of the date hereof and described in Section 4.1 of the Company Disclosure Letter), pay any special bonus or special remuneration (cash, equity or otherwise) to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except (x) payment of bonuses or increases in salaries or wage rates or fringe benefits to employees in the ordinary course of business or (y) payments made to Company employees pursuant to Company retention plans in amounts not to exceed the amounts set forth in Section 4.1 of the Company Disclosure Letter;

           (xiii)  Enter into any Contract the effect of which would be to grant to a third party any right of license to any material Intellectual Property owned by Parent or any of its Subsidiaries;

           (xiv)  Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under its revolving credit facility in the normal course of business, or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company and other than travel and entertainment advances to employees in the ordinary course of business;

            (xv)  Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

           (xvi)  Engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's or its Subsidiaries' affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404;

          (xvii)  Modify, amend, terminate or waive any materials rights under any Company Material Contract in any material respect other than the amendment, expiration or renewal of any Company Material Contract in the ordinary course of business;

         (xviii)  Enter into any Company Material Contract, other than in the ordinary course of business;

           (xix)  Settle, compromise, waive, satisfy or institute any material litigation, suit, proceeding, arbitration or claim (other than claims which do not involve payment of any amount in excess of $50,000 individually or $250,000 in the aggregate);

            (xx)  Write up, write down or write off the book value of any of the Company's or its subsidiaries' material assets, other than (A) in the ordinary course of business and consistent with past practice or (B) as may be required by GAAP;

           (xxi)  Incur, authorize or commit to any capital expenditures in excess of the sum of the amounts included for the first three fiscal quarters in Appendices 2.6-1, 2.6-2 and 2.6-3 of the Company Disclosure Letter;

          (xxii)  Pay or fail to pay any accounts payable that are material individually or in the aggregate or collect or settle any material accounts receivable that are material individually or in the aggregate other than in the ordinary course of business; or

         (xxiii)  Agree in writing or otherwise to take any of the actions described in (i) through (xxii) above.

          (c)    Compliance with Section 409A.    Notwithstanding anything contained in this Section 4.1 to the contrary, the Company may, and may cause each of its Subsidiaries to, without the consent of Parent, amend or modify any "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) of the Company or any of its Subsidiaries to the extent required or deemed advisable by the Company or applicable Subsidiary to comply with Section 409A of the Code and/or any regulations or guidance promulgated thereunder; provided that no such amendment or modification shall result in additional material liability (beyond the benefits otherwise due).

          (d)    Certain Capital Expenditures.    The Company agrees to use commercially reasonable efforts to make the capital expenditures set forth in Section 4.1(d) of the Company Disclosure Letter at the time or times as provided therein.

ARTICLE V
AGREEMENTS

        5.1    Proxy Statement.    Promptly after execution and delivery of this Agreement, the Company shall prepare and shall file with the SEC as soon as is reasonably practicable a preliminary Proxy Statement, together with a form of proxy, with respect to the Stockholders' Meeting at which the stockholders of the Company will be asked to vote upon the adoption of this Agreement and shall use commercially reasonable efforts to have the Proxy Statement and form of proxy cleared by the SEC as promptly as practicable, and promptly thereafter shall mail the definitive Proxy Statement and form of proxy to stockholders of the Company. The term "Proxy Statement" shall mean such proxy or information statement and all amendments or supplements thereto, if any, similarly filed and mailed. Parent will provide the Company with any information with respect to Parent, Merger Sub, Parent's business or the Financings or any alternative financing arrangement that may be required in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 5.1. The Company will provide Parent and its counsel with a reasonable opportunity to review and comment on the Proxy

Statement prior to its filing and will incorporate such comments that the Company determines are reasonable. The Company will respond to, and provide Parent and its counsel with a reasonable opportunity to participate in the response of the Company to, any comments from the SEC and will notify Parent promptly upon the receipt of any comments from the SEC in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to stockholders of the Company such amendment or supplement. Each of Parent and the Company shall cooperate and the Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and on any amendment or supplement to the Proxy Statement prior to filing such with the SEC. Parent will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its Subsidiaries, to comply with applicable law after the mailing thereof to the stockholders of the Company. The Proxy Statement shall comply as to form in all material respects with all applicable requirements of federal securities laws.

        5.2    Meetings of Stockholders; Board Recommendation.

          (a)    Meeting of Stockholders.    Promptly after the execution of this Agreement, the Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call, hold and convene a meeting of its stockholders to consider the adoption of this Agreement (the "Stockholders' Meeting") as soon as practicable after the date hereof. Except in any case where the Recommendation has been withdrawn in accordance with Sections 5.3(c), 5.3(d) or 5.3(e)(ii), the Company will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Delaware Law to obtain such approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone its Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on this Agreement or, if as of the time for which the Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders' Meeting.

          (b)    Board Recommendation.    Except to the extent expressly permitted by Sections 5.3(c), 5.3(d) or 5.3(e)(ii): (i) the Board of Directors of the Company shall recommend that its stockholders vote in favor of the adoption of this Agreement (the "Recommendation"), at the Stockholders' Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's stockholders vote in favor of adoption of this Agreement at the Stockholders' Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Recommendation.

        5.3    Acquisition Proposals.

          (a)    No Solicitation of Transactions.    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, except as otherwise permitted hereby, the Company will not, nor shall it authorize or permit any of its officers and directors to, and it will use its commercially reasonable efforts to cause its agents, affiliates, employees and advisors not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including, but not limited to, by way of furnishing nonpublic information) any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or is reasonably expected to lead to, any Competing Transaction (as defined below),

  (ii) enter into or maintain or continue negotiations with any person in furtherance of such inquiries or to obtain a Competing Transaction, (iii) agree to any Competing Transaction or (iv) endorse any Competing Transaction or any agreement or understanding relating to a Competing Transaction or (v) take any action to exempt any person from the restrictions on business combinations contained in Section 203 of Delaware Law; provided, however, that notwithstanding anything to the contrary contained herein, prior to the adoption of this Agreement by the Company's stockholders, nothing in this Section 5.3 shall in any respect prohibit the Board of Directors of the Company or the officers, directors, agents, affiliates, employees or advisors of the Company or its Subsidiaries from furnishing or disclosing information to, or engaging in discussions or negotiations with, any person or entity that makes an unsolicited bona fide written proposal to acquire the Company pursuant to a Competing Transaction (a "Competing Transaction Proposal"), if the Board of Directors of the Company acting in good faith determines after consultation with the Company's financial and legal advisors that such proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below), and that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations under applicable law. The Company will not modify, waive, amend or release any standstill, confidentiality or similar agreement entered into prior to the date hereof or any standstill or confidentiality agreement entered into by the Company or any of its Subsidiaries between the date hereof and Effective Time, and the Company will enforce the provisions of any such standstill and confidentiality agreement unless, in the case of any standstill agreement, (x) the Company has complied with this Section 5.3(a), (y) the party to such standstill agreement, on an unsolicited basis, submits or modifies a Competing Proposal such that it constitutes or is reasonably likely to result in a Superior Proposal, and (z) the Company thereafter complies with Section 5.3(b).

          (b)    Notification of Unsolicited Acquisition Proposals.    The Company shall promptly (within 24 hours) notify Parent after receipt by the Company (or any of its officers, directors, employees, agents or advisors or other representatives) of any Competing Transaction Proposal or any request for nonpublic information or inquiry which it reasonably believes could be expected to lead to a Competing Transaction Proposal and shall provide to Parent, orally and in writing, the terms and conditions of any such Competing Transaction Proposal, or such request or inquiry and the identity of the person making the same, and a copy of all written materials provided to the Company or its Subsidiaries in connection with any such Competing Transaction Proposal or inquiry. The Company shall notify Parent (within 24 hours) orally and in writing of any material modifications to the financial or other material terms of such Competing Transaction Proposal or inquiry and shall provide to Parent, within the same timeframe, a copy of all written materials subsequently provided to or by the Company or any Subsidiary in connection with any such Competing Transaction Proposal. Prior to the Company furnishing information with respect to the Company, as permitted by Section 5.3(a), to any person making such a Competing Transaction Proposal, the Company shall enter into a confidentiality agreement with such person the terms of which with respect to the protection of confidential information are substantially equivalent to or more protective of the Company than the Confidentiality Agreement (as defined below), provided that all such information (to the extent such information has not been provided to Parent) is provided or made available to Parent at such time such information is made available to such person. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

          (c)    Changes of Recommendation.    Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent), once made, its recommendation in favor of this Agreement or the transactions contemplated hereby or approve or recommend a Competing Transaction Proposal (any action described in this subsection being referred to as a ("Company Adverse Recommendation Change")) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any subsidiary thereof to execute, or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement or other business combination or acquisition agreement, joint venture agreement or other agreement constituting or relating to a Competing Transaction Proposal (other than a confidentiality agreement related thereto). Notwithstanding anything to the contrary contained herein, the Board of Directors of the Company may, prior to the adoption of this Agreement by the Company's stockholders, make a Company Adverse Recommendation Change in connection with a bona fide written Superior Proposal made (or in the case of any proposal with respect to a Competing Transaction made prior to the date hereof, modified) that did not result from a breach of Section 5.3 hereof if the Board of Directors determines in good faith (after consulting with its outside legal counsel) that the failure of the Board of Directors to effect a Company Adverse Recommendation Change is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable law; provided, that no Company Adverse Recommendation Change may be made in connection with a Superior Proposal until the third business day following Parent's receipt from the Company of (x) a notice that the Board of Directors of the Company has determined that such Competing Transaction Proposal constitutes a Superior Proposal and that it intends to make a Company Adverse Recommendation Change and (y) the terms and conditions of any offer or proposal in respect to the Superior Proposal. In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors shall take into account any changes to the terms of this Agreement or the Merger proposed by Parent (in response to a notice) in determining whether such proposal shall constitute a Superior Proposal.

          (d)    Notwithstanding Section 5.3(a), the Board of Directors of the Company may, prior the adoption of this Agreement by the Company's stockholders but only in response to a Competing Transaction Proposal, terminate this Agreement to enter into an agreement with respect to such Competing Transaction Proposal, but only if:

               (i)  such Competing Transaction Proposal did not result from a breach by the Company or any of its Subsidiaries of this Section 5.3;

              (ii)  the Board of Directors of the Company shall have first provided prior written notice to Parent that it is prepared to terminate this Agreement to enter into an agreement with respect to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, the identity of the party making such Superior Proposal and any other material terms and conditions thereof;

             (iii)  Parent does not make, during the three business days following Parent's receipt from the Company of a notice that the Board of Directors of the Company has determined that such Competing Transaction Proposal constitutes a Superior Proposal and that it intends to make a Company Adverse Recommendation Change (it being understood and agreed that any change to the financial or other material terms of such Superior Proposal shall require a new notice to Parent and a new three day business period), a binding, written proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor, causes the Competing Transaction Proposal that constituted a Superior Proposal to no longer constitute a Superior Proposal and which, by its terms, may be accepted at any time within such three business day period (or such subsequent three business day period, as the case may be); and

             (iv)  in the event of any termination of this Agreement by the Company pursuant to this paragraph, the Company pays the termination fee under Section 7.3 concurrently with and as a condition of such termination.

  The Company agrees that, during the period of three business days prior to terminating this Agreement to enter into an agreement with respect to a Superior Proposal (and any subsequent three business day period pursuant to the parenthetical in clause (iii) above), the Board of Directors of the Company shall consider and negotiate in good faith any revisions to the terms of the transaction contemplated by this Agreement that are proposed by Parent.

          (e)    Compliance with Tender Offer Rules.    Notwithstanding the foregoing, (i) the Board of Directors of the Company shall be permitted to disclose to the stockholders of the Company a position with respect to a Competing Transaction Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act and (ii) the Board of Directors of the Company may withdraw, modify or amend the recommendation of the Merger and this Agreement by the Board of Directors of the Company or disclose any other information to the stockholders of the Company at any time if, in each case, it determines, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable law.

          (f)    Certain Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

               (i)  "Competing Transaction" means any proposal or offer from any Person relating to any (a) direct or indirect acquisition or purchase of a business that constitutes a majority of the net revenues or assets of the Company, (b) direct or indirect acquisition or purchase of a majority of the Common Stock, (c) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning a majority of the Common Stock, or (d) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case other than the transactions contemplated by this Agreement; and

              (ii)  "Superior Proposal" means any unsolicited, bona fide written Competing Transaction Proposal made by a third person on terms that the Board of Directors of the Company determines in good faith, after consultation with a nationally recognized investment bank and counsel, taking into consideration such financial, legal, regulatory and other factors as they deem relevant, to be more favorable to the holders of the Company Common Stock than those contemplated by this Agreement.

        5.4    Confidentiality; Access to Information.

          (a)    Confidentiality.    The parties acknowledge that the Company and Parent have previously executed a non-disclosure agreement dated February 3, 2005 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and Parent will hold, and will cause its directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

          (b)    Access to Information.    The Company will afford Parent and Parent's accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as Parent or its representatives may reasonably request, and, during such period, upon request by Parent, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent a copy of any report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws; provided, however, that the Company may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information. The Company shall furnish to Parent, at the earliest time they are available, but in no event more than 20 days after the end of the relevant period, such monthly and quarterly financial statements and data as are routinely prepared by the Company.

        5.5    Public Disclosure.    Neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the other transactions contemplated hereby without the prior written consent of the other party, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange in which circumstance commercially reasonable efforts to consult with the other party will still be required to the extent practicable.

        5.6    Regulatory Filings; Commercially Reasonable Efforts.

          (a)    Regulatory Filings.    Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the other transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") as required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction where such filings are required by applicable law or regulation, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent, Merger Sub and the Company shall comply as promptly as practicable with any request for additional information, documents or other materials received by such party hereto or any of its Subsidiaries or affiliates from any Governmental Entity. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements. Parent shall be responsible for the payment of all filing fees under the HSR Act and any other Antitrust Laws (as defined below) and each party shall bear its own expenses incurred in connection with obtaining the approval of any Antitrust Authority (as defined below), including legal fees, expert witness and consultant costs, document vendor fees and other expenses, in substantially complying with any formal or informal request for additional information or documentary material from any Antitrust Authority, and in connection with any litigation or administrative proceeding arising under or with respect to any Antitrust Laws.

          (b)    Exchange of Information.    Parent, Merger Sub and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and a mutually acceptable joint defense agreement, each of the Company and Parent shall consult with outside counsel to the other prior to taking a position with respect to any such filing, shall permit outside counsel to the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement, the Merger or the other transactions contemplated hereby (including under any Antitrust Laws or other fair trade Legal Requirement), coordinate with outside counsel to the other in preparing and exchanging such information and promptly provide outside counsel to the other with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party to any Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply outside counsel to the other with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

          (c)    Notification.    Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of any comments from any officials of any Governmental Entity regarding this Agreement, the Merger or the other transactions contemplated hereby, including any filings made pursuant hereto and information provided to comply with any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

          (d)    Commercially Reasonable Efforts.    Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents, (iv) the resolving of such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law, (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (vi) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on this Agreement and the transactions contemplated hereby. In connection with and without limiting the foregoing, in the context of this Section 5.6, "commercially reasonable efforts" shall include the following:

               (i)  Parent and the Company shall timely comply with all restrictions and conditions, if any, specified or imposed by any Antitrust Authority with respect to Antitrust Laws as a requirement for granting any necessary clearance or terminating any applicable waiting period, including agreeing to hold separate, divest, license or cause a third party to purchase, assets and/or businesses of Parent, the Company or any of its Subsidiaries, it being understood that Parent shall be permitted to negotiate in good faith with the Antitrust Authorities;

              (ii)  in the event any Antitrust Authority initiates a proceeding before any Governmental Entity seeking to restrain, enjoin or prohibit the sale of the Company Common Stock, Parent and the Company shall use their best efforts to prevent the entry of any order restraining, enjoining or prohibiting the sale of the Company Common Stock, including by retaining all appropriate expert witnesses and consultants. The Company shall be permitted to participate in all aspects of the defense of such proceedings and Parent shall use its best efforts to prevail in the litigation. Parent shall be responsible for the payment of its own expenses, including legal fees and expenses, in seeking to prevent the entry of any such order; and

             (iii)  Neither Parent nor the Company shall agree with any Antitrust Authority to delay the Closing, and neither the Parent nor the Company shall agree to provide advance notice of the Closing, to any Antitrust Authority, in each case, without the consent of the other party.

          (e)    Certain Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

               (i)  "Antitrust Laws" means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, in each case as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

              (ii)  "Antitrust Authorities" means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other domestic or foreign Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

        5.7    Notification of Certain Matters.    The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate or any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that, (A) in the case of the Company, the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied or (B) in the case of Parent or Merger Sub, the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to any of the parties sending or receiving such notice. 43

        5.8    Indemnification.

          (a)    Indemnity.    From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification, advancement and exculpation provisions in favor of the current or former directors or officers of the Company or any of its Subsidiaries (the "Indemnified Parties") under the Certificate of Incorporation or Bylaws of the Company and any agreement between an Indemnified Party and the Company or a Subsidiary of the Company as in effect as of the date hereof that is listed in Section 5.8(a) of the Company Disclosure Letter. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner.

          (b)    Insurance.    For a period of six (6) years after the Effective Time, Parent will, and will cause the Surviving Corporation to, maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company covering those persons (but only those persons) who are currently covered by such policies; provided, however, that in no event will Parent or the Surviving Corporation be required to pay an annual premium on such insurance policy that is greater than 200% of the annual premium currently payable by the Company for such coverage and provided, further, that notwithstanding the foregoing, in the event such coverage is no longer available (or is only available for an amount in excess of 200% of the annual premium currently paid by the Company for such coverage), Parent and the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount. Parent and the Surviving Corporation shall, however, if requested to do so in writing by the Company, concurrent with the Effective Time, satisfy their obligations under the first sentence of this Section 5.8(b) by purchasing a "tail" policy under the Company's existing directors' and officers' insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those persons (but only those persons) who are currently covered by the Company's directors' and officers' insurance policy in effect as of the date hereof, and (iii) contains terms and conditions (including coverage amounts) which are no less advantageous that those contained in the terms and conditions of the Company directors' and officers' insurance policies in effect as of the date hereof.

          (c)    From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee or agent of the Company or any of its subsidiaries; (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law; (iii) the Worker Adjustment and Retraining Notification Act or similar state or foreign provision as a result of a termination of employment or a layoff with respect to any employee of the Company that occurs after the Closing Date; or (iv) the Company's participation in the arrangement of the Financing contemplated by Section 5.11(b). Each Indemnified Party will be entitled to payment of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent and the Surviving Corporation, jointly and severally, within ten business days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are paid provides an undertaking, to the extent required by Delaware Law, to repay such amounts if it is ultimately determined that such person is not entitled to indemnification.

          (d)    Third-Party Beneficiaries.    This Section 5.8 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and its successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honors the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.8.

        5.9    Compliance with Section 409A; Continuation of Deferred Compensation Programs.    From and after the Effective Time, Parent will, and will cause the Surviving Corporation and each of its Subsidiaries to, amend and administer the Company's Deferred Compensation Plan and any related rabbi trust, as well as shares deferred pursuant to the Company's 1999 Incentive Plan as Amended (such deferred shares and the Company's Deferred Compensation Plan together referred to as the "Deferred Compensation Plans"), in accordance with their respective terms and in material compliance with Section 409A of the Code and any regulations or guidance promulgated thereunder (together, "Section 409A"). In the event the terms of the Deferred Compensation Plans (or related rabbi trust) are not in material compliance with Section 409A, the Parent shall use commercially reasonable efforts to, and will use commercially reasonable efforts to cause the Surviving Corporation and each of its Subsidiaries to, timely amend such terms (or trust, as applicable) so as to comply in all material respects with Section 409A (it being intended that any such amendment shall preserve, as near as reasonably possible within the limitations of Section 409A, the original intended terms of such Deferred Compensation Plan or related trust and any applicable participant elections thereunder). Without limiting the foregoing, Parent will use commercially reasonable efforts to, and will use commercially reasonable efforts to cause the Surviving Corporation and each of its Subsidiaries to: (1) not terminate any Deferred Compensation Plan earlier than December 31, 2010 (and, even then, any such termination shall be in compliance with Section 409A) and not terminate or withdraw funds from any rabbi trust related to any Deferred Compensation Plan until all benefits obligations under that plan have been satisfied (such limitations shall not limit distributions to general creditors of Parent, the Surviving Corporation or any of their Subsidiaries, as provided in any such rabbi trust related to such Deferred Compensation Plan), (2) continue to offer substantially the same participant investment (or deemed investment, as the case may be) choices under such plan as exist immediately prior to the Effective Time (other than common stock or any other securities of the Company or its Subsidiaries to the extent permitted thereunder), and (3) continue to fund and invest the rabbi trust related to the Deferred Compensation Plan in substantially the same manner (without limiting the generality of this clause, any such rabbi trust will be funded on an ongoing basis such that the fair market value of the assets of such trust are substantially equal to the accrued and unpaid benefit obligations under the related Deferred Compensation Plan). Nothing in this Section 5.9 shall limit the Parent's, the Surviving Corporation's or any of their Subsidiaries' right to cease making employer contributions to any Deferred Compensation Plan or, for periods beginning after calendar year 2006, terminate the ability of participants in any Deferred Compensation Plan to make deferral contributions.

        5.10    Section 16 Matters.    Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        5.11    Financing.

          (a)    Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Financing Letters, including using commercially reasonable efforts to (i) maintain in effect the Financing Letters, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing set forth therein, (iii) enter into definitive agreements with respect thereto on or before the Closing Date on the terms and conditions contemplated by the Financing Letters or on other terms as Parent determines reasonably and in good faith are not materially less beneficial to Merger Sub, including with respect to conditionality, and (iv) consummate the Financing at or prior to Closing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Letters, Parent shall use its commercially reasonable efforts to arrange to obtain alternative debt financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms Parent determines reasonably and in good faith are not materially less beneficial to Merger Sub as promptly as practicable following the occurrence of such event. At the Company's request, Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Financing and shall give the Company prompt notice of any material adverse change with respect to the Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two (2) business days, if at any time prior to the Closing Date (i) any Financing Letter shall expire or be terminated for any reason or (ii) any financing source that is a party to any Financing Letter notifies Parent or Merger Sub that such source no longer intends to either provide or underwrite financing to Merger Sub on the material terms set forth therein.

          (b)    The Company agrees to provide, and shall cause its Subsidiaries and its and their Representatives to provide, such reasonable cooperation (including with respect to timeliness) in connection with the arrangement and marketing by Parent of the debt financing contemplated and/or described in the Financing Letters as may be reasonably requested by Parent, including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act, (iii) assisting Parent and its financing sources in the preparation of (A) offering documents for any of such debt financing and (B) materials for rating agency presentations, (iv) cooperating with the marketing efforts of Parent and its financing sources for any of such debt financing, (v) facilitating the pledging of collateral, (vi) using commercially reasonable efforts to obtain accountants' comfort letters and consents, legal opinions, surveys and title insurance as reasonably requested by Parent, and (vii) executing and delivering such credit or loan agreements, securities purchase agreements, indentures and other collateral or similar documents requested by Parent; provided, that in the case of the foregoing clause (vii), the Company and its Subsidiaries shall not be obligated to incur any indebtedness under any such agreement or instruments until the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation.

        5.12    Merger Sub Compliance.    Parent shall cause Merger Sub to comply with all of Merger Sub's obligations under or relating to this Agreement. Merger Sub has not engaged in and shall not engage in any business which is not in connection with the Merger or other transactions contemplated hereby or with its due organization.

        5.13    Resignations.    The Company shall use its commercially reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company and any of its Subsidiaries designated by Parent to the Company in writing at least ten business days prior to Closing.

        5.14    Company Purchase Plan.    On and after the date hereof, no future offering periods will be commenced under the Company Purchase Plan. The Company shall terminate the Stock Acquisition and Retention Program under the Company Purchase Plan on the date of this Agreement; provided that such termination shall not affect the Company's obligations as to the operation of such program prior to such termination. The Company shall terminate the Company Purchase Plan immediately prior to the Effective Time; provided that such termination shall not affect the Company's obligations as to the operation of such plan prior to such termination. With respect to matters described in this Section 5.14, any material notices or other communication materials provided to the Company Purchase Plan's participants shall be subject to prior review and approval of Parent.

        5.15    Company Performance Share Plan.    Following the Closing, Parent shall fulfill and honor in all respects the cash payment obligations of the Company under the Company's Performance Share Plan in accordance with the terms of such plan.

ARTICLE VI
CONDITIONS TO THE MERGER

        6.1    Conditions to the Obligations of Each Party to Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a)    Stockholder Approval.    This Agreement shall have been adopted by the requisite vote under Delaware Law, by the stockholders of the Company.

          (b)    No Order.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Section 5.6.

          (c)    HSR Act.    All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

          (d)    Necessary Consents.    All Necessary Consents required to execute, deliver and perform this Agreement and to consummate the Merger shall have been obtained or made.

        6.2    Additional Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent.

          (a)    Representations and Warranties.    The representations and warranties of the Company contained in Article II of the Agreement (which for purposes of this Section 6.2(a) shall be read as though none of them contained any Material Adverse Effect or materiality qualifier) shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          (b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with the covenants, obligations and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

          (c)    Officer's Certificate.    The Company shall have delivered to each of Parent and Merger Sub a certificate, dated the date of the Closing, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b).

          (d)    No Injunctions or Restraints.    No litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

          (e)    Appraisal Rights.    The holders of not more than 10 percent (10%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time that are entitled to appraisal of their shares under Section 262 of the DGCL shall have properly demanded, and not withdrawn, demands for the appraisal of shares that are eligible for appraisal under Section 262 of the DGCL.

          (f)    No Material Adverse Effect.    Since the date of this Agreement, no event, condition, change, or development, or worsening of any existing event, condition, change or development, shall have occurred that, individually or in combination with any other event, condition, change, development or worsening thereof, has had or would reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.

          (g)    FIRPTA Affidavit.    Prior to the Closing on the Closing Date, the Company shall cause to be delivered to Parent an executed affidavit, in accordance with Treasury Regulation Section 1.897-2(h)(2), certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code and sets forth the Company's name, address and taxpayer identification number.

        6.3    Additional Conditions to the Obligations of the Company.    The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub contained in Article III (which for purposes of this Section 6.3(a) shall be read as though none of them contained any Material Adverse Effect or materiality qualifier) of the Agreement shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

          (b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied in all material respects with the covenants, obligations and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

          (c)    Officer's Certificate.    Parent and Merger Sub shall have delivered to the Company certificates, dated the date of the Closing, signed by an officer of each of Merger Sub and Parent, certifying as to the satisfaction of the conditions specified in Sections 6.3(a) and 6.3(b).

          (d)    Solvency Opinion.    The Company shall have received a letter from an appraisal firm, engaged by Parent and reasonably acceptable to the Company, on which the Board of Directors of the Company shall be entitled to rely indicating that immediately after the Effective Time, and after giving effect to the Merger and the Financing contemplated by this Agreement and any other transactions contemplated in connection with the Merger, the Surviving Corporation (i) will not be insolvent and will have assets sufficient to pay its debts, and (ii) will not have unreasonably small capital with which to engage in its business.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

        7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the adoption of this Agreement by the stockholders of the Company or Merger Sub:

          (a)    by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

          (b)    by either Parent or the Company, if the Merger shall not have been consummated on or before June 30, 2006 (which date shall be extended to September 30, 2006, in the event that all waiting periods (and any extension thereof) under the HSR Act relating to the Merger shall not have expired or been terminated on or prior to June 30, 2006) (the "End Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Merger to occur on or before the End Date, and such action or failure to act constitutes a material breach of this Agreement;

          (c)    by either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling enjoining or otherwise prohibiting the transaction contemplated by this Agreement and such order, decree or ruling shall have become final and non-appealable (unless such order, decree, or ruling has been withdrawn, reversed, or otherwise made inapplicable);

          (d)    by Parent (at any time prior to the adoption of this Agreement by the required vote of the stockholders of the Company) if a Triggering Event (as defined below in this Section 7.1) with respect to the Company shall have occurred;

          (e)    by the Company by written notice to Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue or inaccurate, which untruths, inaccuracies or breach would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b); provided that if such untruth or inaccuracy in Parent's or Merger Sub's representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub prior to the End Date through the exercise of commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(e) prior to such End Date, provided that Parent continues to exercise commercially reasonable efforts to cure such untruthfulness, inaccuracy or breach through the End Date (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (e) if it shall have materially breached this Agreement or if such untruthfulness, inaccuracy or breach by Parent or Merger Sub is cured prior to the End Date);

          (f)     by Parent by written notice to the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, which untruths, inaccuracies or breach would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) provided that if such untruth or inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(f) prior to the End Date, provided that the Company continues to exercise commercially reasonable efforts to cure such untruthfulness, inaccuracy or breach through the End Date (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such untruthfulness, inaccuracy or breach by the Company is cured prior to the End Date);

          (g)    by the Company pursuant to and in accordance with Section 5.3(d); and

          (h)   by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement.

        For the purposes of this Agreement, a "Triggering Event," with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent the Recommendation, (ii) it shall have failed to include the Recommendation in the Proxy Statement, or (iii) its Board of Directors or any committee thereof shall have approved or recommended any Competing Transaction Proposal.

        7.2    Notice of Termination; Effect of Termination.    Except as otherwise set forth in Section 7.1(g), any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve the Company from liability for any breach of this Agreement prior to the termination thereof. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

        7.3    Fees.

          (a)    General.    Except as set forth in Section 5.6, 5.11 and this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

          (b)    Payments.

            (i)    Payment of Company Termination Fee.    In the event that this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.1(b) (and (a) at the time of such termination a vote to obtain the approval of the Company's stockholders has not been held, (b) prior to such termination a Competing Transaction Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally, or any Person shall have publicly announced an intention to make a Competing Transaction Proposal, which in each case has not been withdrawn, (c) the failure to hold such vote is not the result of a breach of this Agreement by Parent, and (d) within twelve (12) months from the termination of this Agreement, the Company shall have entered into a definitive agreement with respect to a Competing Transaction Proposal (which need not be the same Competing Transaction proposal described in clause (b)) or consummated such transaction (an "Alternative Transaction")), or (B) by Parent or the Company pursuant to Section 7.1(h) and, prior to the Stockholders' Meeting, a Competing Transaction Proposal shall have been made known to the Company and announced or disclosed to the Company's stockholders or shall have been made directly to its stockholders generally, or any Person shall have publicly announced an intention to make a Competing Transaction Proposal, which in each case has not been withdrawn and within twelve (12) months from the termination of this Agreement, the Company shall have entered into a definitive agreement with respect to an Alternative Transaction, or (C) by Parent pursuant to Section 7.1(d), or (D) by the Company pursuant to Section 7.1(g), the Company shall promptly, but in no event later than (i) two (2) business days after the consummation of the Alternative Transaction, (ii) two business days after the time of termination in the case of termination pursuant to 7.1(d), or (iii) concurrently with the termination of this Agreement pursuant to Section 7.1(g), pay Parent a fee equal to $10,000,000 (the "Company Termination Fee") in immediately available funds.

            (ii)    Payment of Parent Termination Fees.    If the Company terminates this Agreement pursuant to Section 7.1(e), and as of such date of termination all conditions to closing set forth in Sections 6.1 and 6.2 of the Merger Agreement have been satisfied or validly waived by Parent and Merger Sub, Parent shall pay to the Company a fee of $5,000,000 (the "Parent Termination Fee") in immediately available funds no later than two business days after such termination by the Company; provided, however, that if as of the date of such termination pursuant to Section 7.1(e) Parent or Merger Sub has received the full amount of the proceeds of the Term Loan Facilities (as defined in the Debt Financing Letter) and any portion of the Revolving Credit Facility (as defined in the Debt Financing Letter) available to be drawn at the Closing in accordance with the terms of the Debt Financing Letter (and, subject to the terms of the Debt Financing Letter, the lenders shall have made available the portion of the revolving credit facility that is not permitted to be drawn down at the Closing pursuant to the terms of the Debt Financing Letters (the "Unavailable Debt Portion") or the proceeds of alternative debt financing as contemplated by Section 5.11 or the lenders shall be prepared to provide such proceeds and to make available the Unavailable Debt Portion, conditioned solely on the consummation of the Merger and the consummation of the Equity Financing), then the Parent Termination Fee shall be $10,000,000.

            (iii)    Payment of Expenses.    If this Agreement is terminated by Parent or the Company pursuant to Section 7.1(h), then the Company shall pay to Parent, on the second business day following the date of such termination, $2,000,000 in immediately available funds in respect of Expenses incurred by Parent (without requiring documentation thereof); provided that if the Company is subsequently obligated to pay a Termination Fee pursuant to Section 7.3(b)(i)(B), such amount shall be credited against the Termination Fee. "Expenses" means all reasonable out-of-pocket fees and expenses incurred by Parent and Merger Sub (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to Parent and its affiliates) in connection with this Agreement and the transactions contemplated hereby. Upon the written request of the Company, Parent shall provide the Company with written documentation evidencing Parent's Expenses of $2,000,000.

            (iv)    Interest and Costs; Other Remedies.    Each of Parent and the Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and the Company would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to Section 7.3(b)(i) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in Section 7.3(b)(i), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 7.3(b)(i), at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, the Company's right to receive payment of (i) the Parent Termination Fee pursuant to this Section 7.3 or the Guarantees and (ii) any fees or expenses as provided in the Guarantees shall be the exclusive remedy of the Company against Parent, Merger Sub, the Guarantors or any their respective stockholders, partners, members, affiliates, directors, officers or agents for the loss suffered as a result of breach of this Agreement by Parent or Merger Sub or the failure of the Merger to be consummated upon termination of this Agreement, and upon payment of the Parent Termination Fee in accordance with this Section 7.3 or the Guarantees and any fees or expenses as provided in the Guarantees, none of Merger Sub, the Guarantors or Parent, or any of their respective stockholders, partners, members, affiliates, directors, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

        7.4    Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Merger Sub, provided, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

        7.5    Extension; Waiver.    At any time prior to the Effective Time, whether before or (subject to the provisions set forth in Section 7.4) after stockholder approval hereof, either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII
GENERAL PROVISIONS

        8.1    Non-Survival of Representations and Warranties.    The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants or agreements that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

        8.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (a)    if to Parent or Merger Sub, to:

      Carlyle Europe Partners II, L.P. 112, avenue Kléber
      75016 Paris
      France
      Facsimile: +33 1 53 70 35 30
      Attention: Franck Falezan

      with a copy to:

      Latham & Watkins LLP
      555 Eleventh Street
      Suite 1000
      Washington 20004 1304
      Attention: David Dantzic
      Facsimile No.: (202) 637-2201

          (b)    if to the Company, to:

      Water Pik Technologies, Inc.
      23 Corporate Plaza, Suite 246
      Newport Beach, CA 92660
      Attention: Richard D. Tipton
      Facsimile No.: (949) 719-6472

      with a copy to:

      O'Melveny & Myers LLP
      610 Newport Center Drive
      17th Floor
      Newport Beach, California 92660
      Attention: Gary Singer
      Facsimile No.: (949) 823-6994

        8.3    Interpretation; Knowledge.

          (a)    When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words "include," "includes" and "including," when used herein, shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole.

          (b)    For purposes of this Agreement, the term "Knowledge" means, with respect to a party hereto, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer, General Counsel, Vice President and General Manager of Pool Products, Executive Vice President of Sales, Marketing and Business Development, or Vice President—Corporate Controller has actual knowledge of such matter.

          (c)    For purposes of this Agreement, the term "Material Adverse Effect" means, with respect to any entity, any event, circumstance, development, change or effect that has had a material adverse effect on the business, condition (financial or otherwise) or results of operations of such entity and its Subsidiaries, taken as a whole; provided that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, development, change or effect resulting primarily from any of the following shall constitute, a Material Adverse Effect: (i) the announcement of the execution of this Agreement, or the pendency of the consummation of the Merger (including, without limitation, changes as a result of such announcement resulting from (x) actions by customers or competitors, (y) loss of personnel or customers, or (z) delay or cancellation of orders for services or products), (ii) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which the Company and its Subsidiaries conduct their business (other than changes resulting from acts of terrorism or war), so long as such conditions do not adversely affect the Company or its Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (iii) any change in any applicable Law, rule or regulation or GAAP or interpretation thereof after the date hereof, (iv) any failure by the Company to meet any published or internally prepared estimates of revenues or earnings (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise included in clauses (i)-(iii) of this definition), (v) a decline in the price of the Company Common Stock on the NYSE (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise included in clauses (i)-(iii) of this definition), or (vi) the execution and performance of or compliance with this Agreement.

          (d)    For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

        8.4    Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        8.5    Entire Agreement; Third-Party Beneficiaries.    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Parent Disclosure Letter and the Guarantees (i) constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.8 and Section 5.9.

        8.6    Severability.    In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.7    Other Remedies; Specific Performance.

          (a)    Other Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

          (b)    Specific Performance.    It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.8    Governing Law; Jurisdiction.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each party hereby (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery, with respect to all actions and proceedings arising out of or relating to this Agreement and the transaction contemplated hereby, (b) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such court and agrees not to commence an action or proceeding relating to this Agreement or the transactions contemplated hereby except in such court, (c) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum, (d) consents to service of process upon him, her or it by mailing or delivering such service to the address set forth in Section 8.2 hereof, and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        8.9    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        8.10    Assignment.    No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, that Parent or Merger Sub may assign all or any of their rights and obligations hereunder to a subsidiary corporation, or to a lender or financial institution as collateral for indebtedness; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        8.11    Waiver of Jury Trial.    EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

COAST ACQUISITION CORPORATION
By:	/s/ FRANCK FALEZAN Name: Franck Falezan Title: President
COAST MERGER CORPORATION
By:	/s/ FRANCK FALEZAN Name: Franck Falezan Title: President
WATER PIK TECHNOLOGIES, INC.
By:	/s/ MICHAEL P. HOOPIS Name: Michael P. Hoopis Title: Chief Executive Officer

A-S-1

Annex B

[J.P. MORGAN SECURITIES INC. LETTERHEAD]

January 6, 2006

The Board of Directors
Water Pik Technologies, Inc.
23 Corporate Plaza
Suite 246
Newport Beach, CA

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the "Company Common Stock"), of Water Pik Technologies, Inc. (the "Company") of the consideration to be received by such holders in the proposed merger (the "Merger") of the Company with a wholly-owned subsidiary of Coast Acquisition Corporation (the "Merger Partner"). Pursuant to the Agreement and Plan of Merger (the "Agreement"), among the Company, the Merger Partner and Coast Merger Corporation, the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Company or the Merger Partner or any direct or indirect subsidiary of the Company or the Merger Partner, and any Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $27.75 per share in cash.

        In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. At your direction, we contacted a number of third parties to solicit indications of interest in a possible transaction with the Company and held discussions with certain of these parties prior to the date hereof.

        In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness, in all material respects, of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger, that the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have relied as to all legal matters relevant to rendering our opinion upon the advice of our counsel.

We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.

        We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated.    In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. From time to time, we and our affiliates have in the past provided certain financial advisory and other investment and commercial banking services to the Company and certain of the Merger Partner's affiliates, including the private investment firms whose affiliates are stockholders or affiliates of the Merger Partner, and their respective portfolio companies or other affiliates, for customary compensation, including acting as the administrative agent under the Company's Amended and Restated Credit Agreement. We and certain of our affiliates and certain of our and their respective employees and certain private investment funds affiliated or associated with us have invested in private equity funds managed or advised by the private investment firms whose affiliates are stockholders of affiliates of the Merger Partner. In addition, in conjunction with the transactions contemplated by the Agreement, we may also be acting as a financing agent for which we would receive a fee. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

        This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES INC. J.P. MORGAN SECURITIES INC.

B-2

Annex C

[HOULIHAN LOKEY HOWARD & ZUKIN LETTERHEAD]

January 6, 2006

The Board of Directors of Water Pik Technologies, Inc.
23 Corporate Plaza
Suite 246
Newport Beach, CA 92660

Dear Members of the Board of Directors:

        We understand that Water Pik Technologies, Inc., a publicly traded Delaware corporation (the "Company"), is contemplating a transaction in which its outstanding equity securities would be acquired by a wholly owned merger subsidiary of an entity, formed by The Carlyle Group, a private equity firm and Zodiac SA, a French conglomerate, for $27.75 in cash per common share (or common share-equivalent). We further understand that the merger would be consummated by merging the merger sub with and into the Company pursuant to which the Company will be the surviving corporation. Such transaction is referred to herein as the "Transaction."

        You have requested that Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") provide an opinion (the "Opinion") to the Board of Directors of the Company as to whether, as of the date hereof, the consideration to be received by the public common stockholders of the Company in the Transaction is fair to them from a financial point of view.

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

          1.     spoken with certain members of the senior management of the Company regarding the operations, financial condition, future prospects and projected operations and performance of the Company and regarding the Transaction, and spoken with representatives of the Company's independent investment bankers regarding the Company, the Transaction, and related matters;

          2.     visited the Company's headquarters located in Newport Beach, California;

          3.     reviewed the Company's SEC filings on Form 10-K for the fiscal years ended December 31, 2003 and September 30, 2005, and on Forms 10-K and 10-K/A (Transition Reports) for the transition period from January 1, 2004 to September 30, 2004;

          4.     reviewed internally prepared financial statements for the two months ended November 30, 2005, which the Company's management has identified as being the most current financial statements available, for each of the Company's individual segments;

          5.     reviewed forecasts and projections prepared by the Company's management with respect to the Company and its individual segments, for the fiscal years ending September 30, 2006 through 2010;

          6.     reviewed a draft of the Agreement and Plan of Merger dated January 5, 2006;

          7.     reviewed the Confidential Descriptive Memorandum prepared by JP Morgan;

          8.     reviewed the Management Presentation dated March 2005 and Business Performance Update dated November 2005, both prepared by Company management, and certain other financial schedules prepared by Company management;

          9.     reviewed the historical market prices and trading volume for the Company's publicly traded securities and those of certain publicly traded companies which we deemed relevant;

          10.   reviewed certain other publicly available financial data for certain companies that we deemed relevant and publicly available transaction prices and premiums paid in change of control transactions that we deemed relevant; and

          11.   conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness, in all material respects, of all data, material and other information (including, without limitation, the financial forecasts and projections) furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, we have relied upon and assumed, without independent verification, that the financial forecasts and projections have been prepared on bases reflecting the Company's good faith estimates and judgments of the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. In addition, we have assumed that the Company will perform, in all material respects, in accordance with such forecasts and projections for all periods specified therein. Changes to such forecasts or projections could affect the opinion rendered herein. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us materially incomplete or misleading. We have also assumed that the Company is not party to any material pending transaction, including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off (other than the Transaction).

        We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 6 above and all other related documents and instruments that are referred to therein are true and correct (subject to the qualifications stated therein), (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof and (d) the Transaction will be consummated in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We have also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in an adverse effect on the Company or the expected benefits of the Transaction and that the Transaction will be consummated in a manner that complies in all respects with the applicable federal, state and local statutes, rules and regulations. In addition, we have relied upon and assumed, without independent verification, that the final forms of the draft agreements identified above will not differ in any material respect from such draft agreements.

        Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (whether contingent, derivative, off-balance-sheet or otherwise) of the Company, nor were we provided with any such appraisal or evaluation. Furthermore, we have not been engaged to prepare, and have not prepared, a valuation of the Company and our opinion should not be construed as such. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters.

        We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors with respect to alternatives

C-2

to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

        This Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This opinion may, however, be reproduced in full in any proxy or information statement mailed to stockholders of the Company. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to the Transaction.

        We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage, (v) the tax or legal consequences of the Transaction to either the Company, its security holders, or any other party, (vi) the solvency or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice, or (vii) the fairness of any portion or aspect of the Transaction to any one class of the Company's security holders vis-à-vis any other class of the Company's security holders. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assumptions of the management of the Company, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company.

        Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be received by the common stockholders of the Company in the Transaction is fair to them from a financial point of view.

/s/ HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC. HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

C-3

Annex D

THE GENERAL CORPORATION LAW
OF
THE STATE OF DELAWARE

        SECTION 262    APPRAISAL RIGHTS.—(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g)) of this title, § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)    Appraisal rights shall be perfected as follows:

          (1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)    If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)     Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder's appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)     The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
WATER PIK TECHNOLOGIES, INC.
23 Corporate Plaza, Suite 246, Newport Beach, California 92660
Proxy for Special Meeting of Stockholders on April 5, 2006

        The undersigned hereby appoints Michael P. Hoopis and Richard D. Tipton, and each or either of them as proxies, each with power to appoint his substitute. Further, the undersigned hereby authorizes any of the proxies to represent and to vote, as designated on the reverse side of this proxy card, all shares of the Common Stock, par value $.01 per share (the "Common Stock"), of Water Pik Technologies, Inc., which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on April 5, 2006, commencing at 9:00 a.m., Pacific Daylight Time, at Gateway Plaza, 170 Newport Center Drive, Suite 100, Newport Beach, California 92660, or at any adjournment or postponement thereof, on the matters as indicated on the reverse side of this card and in your discretion on any other matters that may come before the Special Meeitng and as to which discretionary authority is permitted by applicable law.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS IN ITEM 1 AND ITEM 2.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Water Pik Technologies, Inc. account online.

Access your Water Pik Technologies, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Water Pik Technologies, Inc., now makes it easy and convenient to get current information on your stockholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS.

Please mark here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR	AGAINST	ABSTAIN
ITEM 1.	Adoption of the Agreement and Plan of Merger, dated as of January 6, 2006, among the Company, Coast Acquisition Corporation and Coast Merger Corporation.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 2.	Adjournment of the meeting to a later date (a) to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Agreement and Plan of Merger or (b) that the Company believes is reasonably likely to be closer in time to the likely closing date of the merger.	☐	☐	☐

Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/ISD where step-by-step instructions will prompt you through enrollment.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

Submit a proxy by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone proxy submission is available through 11:59 PM Eastern Time the day prior to special meeting day.

Your Internet or telephone proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/pik		Telephone 1-866-540-5760		Mail
Use the Internet to submit your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch tone telephone to submit your proxy. Have your proxy card in hand when you call, and follow the instructions.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you submit your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Company's Annual Report on Form 10-K and Proxy
Statement on the Internet at www.waterpik.com

PROXY

WATER PIK TECHNOLOGIES, INC.
SPECIAL MEETING OF STOCKHOLDERS ON APRIL 5, 2006

CONFIDENTIAL VOTING INSTRUCTIONS TO FIDELITY MANAGEMENT TRUST COMPANY, TRUSTEE
FOR THE WATER PIK TECHNOLOGIES, INC. RETIREMENT PLAN

        Receipt of proxy material for the above Special Meeting is acknowledged. I instruct you to vote (in person or by proxy) all shares of Common Stock of Water Pik Technologies, Inc. (the "Company") held by you for my account under the Company's Retirement Plan at the Company's Special Meeting of Stockholders to be held on April 5, 2006 at 9:00 a.m., Pacific Daylight Time, at Gateway Plaza, 170 Newport Center Drive, Suite 100, Newport Beach, California 92660, and at all adjournments thereof, on the matters as indicated on the reverse side of this card and in your discretion on any other matters that may come before the Special Meeting and as to which discretionary authority is permitted by applicable law. If this card is signed and returned, but no choice is specified, I instruct you to vote this proxy FOR the adoption of the Agreement and Plan of Merger, dated as of January 6, 2006, among the Company, Coast Acquisition Corporation and Coast Merger Corporation and FOR adjournment of the meeting, if necessary to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Agreement and Plan of Merger, and upon such other business as may come before the Special Meeting.

PLEASE MARK, DATE AND SIGN THESE INSTRUCTIONS AND RETURN THEM
PROMPTLY, EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

^    FOLD AND DETACH HERE    ^

SPECIAL MEETING OF STOCKHOLDERS
APRIL 5, 2006

Dear Fellow Employee:

        As a reminder, your vote and your investment in Water Pik Technologies, Inc. are very important. Please complete and return your Confidential Instruction Card to the Company's Retirement Plan Trustee for tabulation by no later than Friday, March 31, 2006 to ensure that your vote is counted.

Mike Hoopis
President and Chief Executive Officer

Please mark here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR	AGAINST	ABSTAIN
ITEM 1.	Adoption of the Agreement and Plan of Merger, dated as of January 6, 2006, among the Company, Coast Acquisition Corporation and Coast Merger Corporation.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
ITEM 2.	Adjournment of the meeting to a later date (a) to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Agreement and Plan of Merger or (b) that the Company believes is reasonably likely to be closer in time to the likely closing date of the merger.	☐	☐	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

^    FOLD AND DETACH HERE    ^

Provide voting instructions by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

You may provide voting instructions by internet and telephone through 11:59 PM Eastern Time the day prior to special meeting day.

Your Internet or telephone voting instructions authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/pik-b		Telephone 1-866-540-5760		Mail
Use the Internet to provide voting instructions. Have your proxy card in hand when you access the web site.	OR	Use any touch tone telephone to provide voting instructions. Have your proxy card in hand when you call, and follow the instructions.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you provide voting instructions by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Company's Annual Report on Form 10-K
and Proxy Statement on the Internet at www.waterpik.com

QuickLinks

PROPOSED CASH MERGER—YOUR VOTE IS VERY IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
THE PARTIES TO THE MERGER
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
THE SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
APPRAISAL RIGHTS
MARKET PRICE OF THE COMPANY'S COMMON STOCK
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)
FUTURE STOCKHOLDER PROPOSALS
OTHER MATTERS
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION
  Annex A
  Annex B
  Annex C
  Annex D